                                                                     EXHIBIT (D)

                     THE MANHATTAN LIFE INSURANCE COMPANY
                              1876 WAYCROSS ROAD
                            CINCINNATI, OHIO 45240

                                                         December 26, 1996

Dear Shareholder:

  On behalf of the Board of Directors, I cordially invite you to attend a Special Meeting of Shareholders (the "Special Meeting") of The Manhattan Life Insurance Company (the "Company"), to take place on January 28, 1997, at 10:00 a.m., local time, at the Home Office of the Company, 111 West 57th Street, New York,New York 10019.

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve (i) an amendment (the "Amendment") of Section 3 of the Company's Amended Charter providing for a reduction in the authorized guarantee capital of the Company from 5,000,000 guarantee capital shares, $2.00 par value per share (the "Capital Stock"), to 11 guarantee capital shares, $835,406 par value per share (the "New Capital Stock"), (ii) a 303,784 to one reverse stock split of the Capital Stock, whereby each shareholder that surrenders 303,784 shares of Capital Stock and contributes cash in the amount of $227,838 (all of which cash amount will be contributed to the guarantee capital of the Company), will receive in exchange one share of New Capital Stock, and (iii) a cash payment in the amount of $7.50 per share (the "Cash Consideration") of the currently outstanding Capital Stock in lieu of the issuance of any resulting fractional shares of New Capital Stock to shareholders who, after the reverse stock split, own fractional shares of New Capital Stock (items (i), (ii) and (iii) will be considered one proposal and will be collectively referred to herein as the "Reverse Stock Split").

  The text of the proposed Amendment is set forth in Annex A to the accompanying Proxy Statement. If the proposed Reverse Stock Split is approved, it is anticipated that (i) The Union Central Life Insurance Company ("UCLIC"), an Ohio domiciled mutual life insurance company and the holder of approximately 72.8% of the Capital Stock, will become the sole holder of the New Capital Stock, (ii) all shareholders other than UCLIC will cease to be shareholders of the Company or to have any equity interest in the Company and such shareholders will receive the Cash Consideration for each share of Capital Stock of which they are the owner, (iii) all shareholders other than UCLIC will be unable to participate in any future appreciation of the Capital Stock, and (iv) all shareholders other than UCLIC will be unable to share in any future earnings or growth of the Company. In addition, if the proposed Reverse Stock Split is approved, the Company will no longer file any reports with the Securities and Exchange Commission and the Capital Stock will be delisted from the Nasdaq National Market System.

  A Special Committee of the Company's independent directors (the "Special Committee") was authorized by the Board of Directors of the Company to evaluate the Reverse Stock Split and to negotiate the terms and conditions of the Reverse Stock Split. BT Securities Corporation, the Special Committee's financial advisor, has rendered its opinion to the effect that, as of the date of such opinion, the Cash Consideration to be received by the shareholders of the Company other than UCLIC in the Reverse Stock Split is fair to such shareholders from a financial point of view. SHAREHOLDERS ARE URGED TO READ IN ITS ENTIRETY THE OPINION OF BT SECURITIES CORPORATION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED IN CONNECTION WITH SUCH OPINION AND IS ATTACHED TO THE ACCOMPANYING PROXY STATEMENT AS ANNEX B.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS FULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED REVERSE STOCK SPLIT AND HAS UNANIMOUSLY DETERMINED, BASED UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE AND OTHER FACTORS, THAT THE REVERSE STOCK SPLIT IS FAIR TO THE SHAREHOLDERS. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED REVERSE STOCK SPLIT.

  Pursuant to the New York Insurance Law (the "NYIL"), the affirmative vote of at least two-thirds of the outstanding shares of Capital Stock will be required to approve the Reverse Stock Split. UCLIC, which owns approximately 72.8% of the outstanding shares of Capital Stock, has advised the Company that it intends to vote its shares of Capital Stock in favor of the Reverse Stock Split. Since UCLIC holds in the aggregate more than two-thirds of the Capital Stock outstanding on the record date for the shareholder vote on the Reverse Stock Split, it will have sufficient voting power to approve the Reverse Stock Split without the approval of any other shareholders of the Company.

  If the proposed Reverse Stock Split is approved, shareholders of the Company who dissent from the Reverse Stock Split may comply with the requirements of
Section 1206(a)(4) of the NYIL or Section 806(b)(6) of the New York Business Corporation Law (the "NYBCL"), if applicable, and Section 623 of the NYBCL to obtain payment of the "fair value" of their shares. See "Special Factors-- Rights of Dissenting Shareholders" in the accompanying Proxy Statement for a description of the rights of dissenting shareholders and a discussion of the procedures that must be followed by shareholders to become dissenting shareholders. A copy of Section 1206(a)(4) of the NYIL and Sections 806(b)(6) and 623 of the NYBCL is attached as Annex C to the accompanying Proxy Statement.

  You should read carefully the Notice of Special Meeting of Shareholders, Proxy Statement and Proxy Card that are enclosed with this letter for important information concerning the Reverse Stock Split. It is important that your shares be represented at this Special Meeting. Whether or not you are able to attend, please sign and date the accompanying Proxy Card and return it in the enclosed prepaid envelope as soon as possible. If you attend the Special Meeting, you may vote your shares in person, even if you have previously submitted a Proxy Card. Upon consummation of the Reverse Stock Split, if approved, a Letter of Transmittal will be mailed to all holders of Capital Stock for use in surrendering their stock certificates. Please do not send in your stock certificates until you receive your Letter of Transmittal.

  Your continued support of and interest in the Company is greatly appreciated.

                                          Sincerely,

                                          /s/ Daniel J. Fischer

                                          Daniel J. Fischer
                                          President, Chief Executive
                                          Officer and General Counsel

                     THE MANHATTAN LIFE INSURANCE COMPANY
                              1876 WAYCROSS ROAD
                            CINCINNATI, OHIO 45240

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON JANUARY 28 , 1997

To the Shareholders:

  A Special Meeting of Shareholders (the "Special Meeting") of The Manhattan Life Insurance Company (the "Company") will take place at the Home Office of the Company, 111 West 57th Street, New York, New York on January 28, 1997 at 10:00 a.m., local time, for the purpose of considering and voting upon the following:

    1. A proposal to approve (i) an amendment (the "Amendment") of Section 3 of the Company's Amended Charter providing for a reduction in the authorized guarantee capital of the Company from 5,000,000 guarantee capital shares, $2.00 par value per share (the "Capital Stock"), to 11 guarantee capital shares, $835,406 par value per share (the "New Capital Stock"), (ii) a 303,784 to one reverse stock split of the Capital Stock, whereby each shareholder that surrenders 303,784 shares of Capital Stock and contributes cash in the amount of $227,838 (all of which cash amount will be contributed to the guarantee capital of the Company), will receive in exchange one share of New Capital Stock, and (iii) a cash payment of $7.50 per share (the "Cash Consideration") of the currently outstanding Capital Stock held in lieu of the issuance of any resulting fractional shares of New Capital Stock to shareholders who, after the reverse stock split, own fractional shares of New Capital Stock (items (i), (ii) and (iii) will be considered one proposal and will be collectively referred to herein as the "Reverse Stock Split"), all as described more fully in the accompanying Proxy Statement; and

    2. Such other business as may properly be brought before the Special Meeting or any adjournments or postponements thereof.

  Pursuant to the New York Insurance Law (the "NYIL"), the affirmative vote of at least two-thirds of the outstanding shares of Capital Stock will be required to approve the Reverse Stock Split. Only holders of shares of Capital Stock of record at the close of business on December 18, 1996, are entitled to vote in person or by proxy at the Special Meeting or any adjournment or postponement of the meeting. The Union Central Life Insurance Company ("UCLIC"), an Ohio domiciled mutual life insurance company which owns approximately 72.8% of the outstanding shares of Capital Stock, has advised the Company that it intends to vote its shares of Capital Stock in favor of the Reverse Stock Split. Since UCLIC holds in the aggregate more than two-thirds of the Capital Stock outstanding on the record date for the shareholder vote on the Reverse Stock Split, it will have sufficient voting power to approve the Reverse Stock Split without the approval of any other shareholders of the Company.

  The text of the proposed Amendment is set forth in Annex A to the accompanying Proxy Statement. If the proposed Reverse Stock Split is approved, it is anticipated that (i) UCLIC will become the sole holder of the New Capital Stock, (ii) all shareholders other than UCLIC will cease to be shareholders of the Company or to have any equity interest in the Company and such shareholders will receive the Cash Consideration for each share of Capital Stock of which they are the owner, (iii) all shareholders other than UCLIC will be unable to participate in any future appreciation of the Capital Stock, and (iv) all shareholders other than UCLIC will be unable to share in any future earnings or growth of the Company. In addition, if the proposed Reverse Stock Split is approved, the Company will no longer file any reports with the Securities and Exchange Commission and the Capital Stock will be delisted from the Nasdaq National Market System.

  If the proposed Reverse Stock Split is approved, shareholders of the Company who dissent from the proposed Reverse Stock Split may comply with the requirements of Section 1206(a)(4) of the NYIL or Section 806(b)(6) of the New York Business Corporation Law (the "NYBCL"), if applicable, and Section 623 of the

NYBCL to obtain payment of the "fair value" of their shares. See "Special Factors--Rights of Dissenting Shareholders" in the accompanying Proxy Statement for a description of the rights of dissenting shareholders and a discussion of the procedures that must be followed by shareholders to become dissenting shareholders. A copy of Section 1206(a)(4) of the NYIL and Sections 806(b)(6) and 623 of the NYBCL is attached as Annex C to the accompanying Proxy Statement.

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF CAPITAL STOCK YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE WITHOUT DELAY. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING MAY VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING AND ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

                                   By Order of the Board of Directors,

                                   /s/ David F. Westerbeck

                                   David F. Westerbeck
                                   Secretary

December 26, 1996

       PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                PROXY STATEMENT

                     THE MANHATTAN LIFE INSURANCE COMPANY
                              1876 WAYCROSS ROAD
                            CINCINNATI, OHIO 45240

                               ----------------
                        SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON JANUARY 28, 1997

                               ----------------

  This Proxy Statement is being furnished to the shareholders of The Manhattan Life Insurance Company, a New York guarantee capital life insurance company (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at a special meeting of the shareholders to take place at 10:00 a.m., local time, on January 28, 1997, at the Company's Home Office, 111 West 57th Street,New York, New York 10019, and any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement and the attached Notice of Special Meeting of Shareholders and the Proxy Card are first being mailed to shareholders on or about December 30, 1996.

  At the Special Meeting, each holder of guarantee capital shares, $2.00 par value per share, of the Company (the "Capital Stock") on December 18, 1996 will be asked to consider and vote upon a proposal to approve (i) an amendment (the "Amendment") of Section 3 of the Company's Amended Charter providing for a reduction in the authorized guarantee capital of the Company from 5,000,000 shares of Capital Stock to 11 guarantee capital shares, $835,406 par value per share (the "New Capital Stock"), (ii) a 303,784 to one reverse stock split of the Capital Stock, whereby each shareholder that surrenders 303,784 shares of Capital Stock and contributes cash in the amount of $227,838 (all of which cash amount will be contributed to the guarantee capital of the Company), will receive in exchange one share of New Capital Stock, and (iii) a cash payment of $7.50 per share (the "Cash Consideration") of the currently outstanding Capital Stock in lieu of the issuance of any resulting fractional shares of New Capital Stock to shareholders who, after the reverse stock split, own fractional shares of New Capital Stock (items (i), (ii) and (iii) will be considered one proposal and will be collectively referred to herein as the "Reverse Stock Split").

  Pursuant to the New York Insurance Law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Capital Stock entitled to vote thereon is required to approve the Reverse Stock Split. The Union Central Life Insurance Company ("UCLIC"), an Ohio domiciled mutual life insurance company which owns approximately 72.8% of the outstanding shares of Capital Stock, has advised the Company that it intends to vote its shares in favor of the Reverse Stock Split. Since UCLIC holds in the aggregate more than two-thirds of the Capital Stock outstanding on the record date for the shareholder vote on the Reverse Stock Split, it will have sufficient voting power to approve the Reverse Stock Split without the approval of any other shareholders of the Company.

  The text of the proposed Amendment is set forth in Annex A to the accompanying Proxy Statement. If the proposed Reverse Stock Split is approved, it is anticipated that (i) UCLIC will be the sole holder of the New Capital Stock, (ii) all shareholders other than UCLIC will cease to be shareholders of the Company or to have any equity interest in the Company and such shareholders will receive the Cash Consideration for each share of Capital Stock of which they are the owner, (iii) all shareholders other than UCLIC will be unable to participate in any future appreciation of the Capital Stock, and (iv) all shareholders other than UCLIC will be unable to share in any future earnings or growth of the Company. In addition, if the proposed Reverse Stock Split is approved, the Company will no longer file any reports with the Securities and Exchange Commission and the Capital Stock will be delisted from the Nasdaq National Market System.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON.

                               ----------------

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ----------------

          The date of this Proxy Statement is December 26, 1996.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
  The Special Meeting.....................................................   1
  Purpose of the Special Meeting..........................................   1
  Record Date; Voting; Vote Required......................................   1
  Reasons for the Reverse Stock Split.....................................   2
  Recommendation of the Special Committee and the Board; Fairness of the
   Reverse Stock Split....................................................   2
  Opinion of the Financial Advisor........................................   2
  Certain Effects of and Conduct of the Company's Business After the
   Reverse Stock Split....................................................   3
  Interests of Certain Persons in the Reverse Stock Split.................   3
  Certain Federal Income Tax Consequences.................................   3
  Rights of Dissenting Shareholders.......................................   4
  Exchange of Certificates and Payment for Fractional Shares of New
   Capital Stock..........................................................   4
  Regulatory Approval.....................................................   4
  Financing and Expenses of the Reverse Stock Split.......................   5
  Selected Historical Financial Data of the Company.......................   5
GENERAL...................................................................   6
  Purpose of the Special Meeting..........................................   6
  Record Date; Voting; Vote Required......................................   6
  Amendment of Charter to Effect a Reverse Stock Split....................   7
SPECIAL FACTORS...........................................................   7
  Background of the Reverse Stock Split...................................   7
  Reasons for the Reverse Stock Split.....................................  12
  Recommendation of the Special Committee and the Board; Fairness of the
   Reverse Stock Split....................................................  13
  Opinion of the Financial Advisor........................................  18
  Certain Effects of and Conduct of the Company's Business After the
   Reverse Stock Split....................................................  23
  Interests of Certain Persons in the Reverse Stock Split.................  25
  Certain Federal Income Tax Consequences.................................  26
  Certain Financial Projections...........................................  27
  Rights of Dissenting Shareholders.......................................  32
  Exchange of Certificates and Payment for Fractional Shares of New
   Capital Stock..........................................................  35
  Financing and Expenses of the Reverse Stock Split.......................  35
CERTAIN INFORMATION CONCERNING THE COMPANY AND UCLIC......................  36
REGULATORY APPROVAL.......................................................  36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS...........................  36
SECURITY OWNERSHIP OF MANAGEMENT..........................................  37
MANAGEMENT OF THE COMPANY.................................................  38
MANAGEMENT OF UCLIC.......................................................  40
SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY.........................  42
TRANSACTIONS WITH PRINCIPAL SHAREHOLDER...................................  42
MARKET PRICES FOR THE CAPITAL STOCK.......................................  43
DIVIDENDS.................................................................  43
INDEPENDENT PUBLIC ACCOUNTANTS............................................  44
FINANCIAL INFORMATION.....................................................  44
ADDITIONAL INFORMATION....................................................  45
INDEX TO FINANCIAL INFORMATION OF THE COMPANY............................. F-1
Annex A Form of Proposed Amendment to Amended Charter of The Manhattan
        Life Insurance Company............................................ A-1
Annex B Opinion of BT Securities Corporation.............................. B-1
Annex C Section 1206(a)(4) of the New York Insurance Law and Sections
        806(b)(6) and 623 of the New York Business Corporation Law........ C-1

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description of the matters covered in this Proxy Statement and is subject to, and qualified in its entirety by reference to, the more detailed information contained elsewhere in this Proxy Statement, including the Annexes hereto and the documents incorporated by reference herein. SHAREHOLDERS ARE URGED TO CAREFULLY READ THIS PROXY STATEMENT AND THE ANNEXES HERETO IN THEIR ENTIRETY.

THE SPECIAL MEETING

  A special meeting of shareholders of The Manhattan Life Insurance Company, a New York guarantee capital life insurance company (the "Company"), and any adjournment or postponement of such meeting (the "Special Meeting"), will take place at 10:00 a.m., local time, on January 28, 1997, at the Home Office of the Company, 111 West 57th Street, New York, New York 10019.

PURPOSE OF THE SPECIAL MEETING

  At the Special Meeting, each holder of guarantee capital shares, $2.00 par value per share, of the Company (the "Capital Stock") on the Record Date (defined below) will be asked to consider and vote upon a proposal to approve
(i) an amendment (the "Amendment") of Section 3 of the Company's Amended Charter (the "Charter") providing for a reduction in the authorized guarantee capital of the Company from 5,000,000 shares of Capital Stock to 11 guarantee capital shares, $835,406 par value per share (the "New Capital Stock"), (ii) a 303,784 to one reverse stock split of the Capital Stock, whereby each shareholder that surrenders 303,784 shares of Capital Stock and contributes cash in the amount of $227,838 (all of which cash amount will be contributed to the guarantee capital of the Company), will receive in exchange one share of New Capital Stock, and (iii) a cash payment of $7.50 per share (the "Cash Consideration") of the currently outstanding Capital Stock in lieu of the issuance of any resulting fractional shares of New Capital Stock to shareholders who, after the reverse stock split, own fractional shares of New Capital Stock (items (i), (ii) and (iii) will be considered one proposal and will be collectively referred to herein as the "Reverse Stock Split"). See "General--Amendment of Charter to Effect a Reverse Stock Split."

RECORD DATE; VOTING; VOTE REQUIRED

  The close of business on December 18, 1996 (the "Record Date") has been fixed as the record date for determining holders of shares of Capital Stock entitled to vote at the Special Meeting. As of the Record Date, 3,341,624 shares of Capital Stock were issued and outstanding and held of record by approximately 2,000 holders. Each shareholder is entitled to 0.215 of a vote at the Special Meeting for each share of Capital Stock held. Such percentage vote is determined, in accordance with the Charter, by dividing 720,000 votes--the total of which may be cast by the holders of the Capital Stock--by 3,341,624, the number of shares of Capital Stock outstanding on the Record Date.

  Pursuant to the New York Insurance Law (the "NYIL"), the affirmative vote of the holders of at least two-thirds of the outstanding shares of Capital Stock entitled to vote thereon is required to approve the Reverse Stock Split. Abstentions are not counted for purposes of determining whether the holders of at least two-thirds of the outstanding shares of Capital Stock present in person or by proxy at the Special Meeting voted in favor of the Reverse Stock Split under the New York Business Corporation Law (the "NYBCL"). As of the Record Date, The Union Central Life Insurance Company ("UCLIC"), an Ohio domiciled mutual life insurance company, owned 2,433,345 shares of Capital Stock, or approximately 72.8% of the outstanding shares of Capital Stock. UCLIC has advised the Board of Directors of the Company (the "Board") that it intends to vote in favor of the Reverse Stock Split. Since UCLIC holds more than two-thirds of the Capital Stock outstanding on the Record

Date, UCLIC will have sufficient voting power to approve the Reverse Stock Split at the Special Meeting without the approval of any other shareholders of the Company. See "General--Record Date; Voting; Vote Required" and "Security Ownership of Certain Beneficial Owners."

REASONS FOR THE REVERSE STOCK SPLIT

  The principal purpose of the Reverse Stock Split is to allow the Company to present itself to the rating agencies as a strategic subsidiary of UCLIC and not as a stand alone company. As a strategic subsidiary of UCLIC, the Company should be able to maintain or improve its current rating of "A- (Excellent)" with A.M. Best Company Inc. ("A.M. Best"), as well as obtain favorable ratings from the other major rating organizations (i.e., Standard & Poor's Corporation, Moody's Investors Service, Inc. and Duff & Phelps Credit Rating Co.). Acquiring all of the shares of Capital Stock would also provide UCLIC with significant benefits, including the opportunity to pursue the regulatory approval required for the redomestication of the Company to Ohio, the mutualization of the Company and the merging of the Company into UCLIC. This would align the policyholder interests of UCLIC with those of the policyholders of the Company, and enable UCLIC to manage the Company's business on a mutual company basis. There are no assurances, however, that such redomestication, mutualization and merger of the Company would be approved by the New York Insurance Department (the "NYID") after the Reverse Stock Split is effected, or that if approved by the NYID, such transactions would occur. In addition, UCLIC is unwilling to further integrate its operations with those of the Company without owning 100% of the outstanding shares of Capital Stock because UCLIC does not want to share the return on its investment in the Company with the other shareholders of the Company. UCLIC is also concerned that further integrating its operations with those of the Company would make it vulnerable to minority shareholder lawsuits alleging self-dealing as a result of intercompany transactions or marketing arrangements. Furthermore, the Reverse Stock Split would make the Company a privately held company thereby eliminating the costs related to its registration with the Securities and Exchange Commission (the "SEC") and listing with the Nasdaq National Market System ("Nasdaq"), including the expenses associated with servicing numerous shareholder accounts and the reporting and accounting functions required by the SEC and Nasdaq. See "Special Factors--Background of the Reverse Stock Split" and "Special Factors--Reasons for the Reverse Stock Split."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE REVERSE STOCK SPLIT

  The Board has determined, based upon its evaluation and the recommendation of a Special Committee of four independent directors created by the Board (the "Special Committee") who are not employees of the Company, and the presentation to the Board by the financial advisor to the Special Committee of its financial analysis of the proposed Reverse Stock Split, that the Reverse Stock Split is fair to the shareholders of the Company. Accordingly, the Board has unanimously approved the Reverse Stock Split and recommends that the shareholders vote FOR the Reverse Stock Split. In making its recommendation to the Board, the Special Committee considered a number of factors, including the opinion of its financial advisor, information regarding the financial condition, results of operations and future prospects of the Company, recent market prices and trading volumes for the Capital Stock, and the fact that the proposed Reverse Stock Split as set forth in the Plan (defined below) is subject to the approval or acceptance by the NYID. See "Special Factors--Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split" and "Special Factors--Opinion of the Financial Advisor."

OPINION OF THE FINANCIAL ADVISOR

  Bankers Trust Company was retained by the Company to act as financial advisor to the Special Committee in connection with the proposed reverse stock split. Bankers Trust Company, in connection with an internal reorganization of Bankers Trust Company, subsequently assigned its agreement to act as financial advisor, with the Company's consent, to BT Securities Corporation, an affiliate of Bankers Trust Company (Bankers Trust Company, during the period prior to such assignment, and BT Securities Corporation, during the period subsequent to such assignment, are referred to herein as "BT"). BT has delivered its opinion to the Special Committee to the effect that, as of the date of such opinion, the Cash Consideration to be received by the shareholders of the Company other than UCLIC in the Reverse Stock Split is fair to such shareholders from a financial point of view. The full text of the written opinion of BT, which sets forth the assumptions made, procedures followed and matters considered in connection with the opinion, is attached as Annex B hereto and is incorporated herein by reference in its entirety. Shareholders are urged to read such opinion in its entirety. See "Special Factors--Opinion of the Financial Advisor."

CERTAIN EFFECTS OF AND CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE STOCK SPLIT

  Upon the effectiveness of the Reverse Stock Split, it is anticipated that (i) UCLIC will be the sole shareholder of the Company and all other shareholders of the Company will no longer have any continuing interest as shareholders of the Company, (ii) the shareholders of the Company other than UCLIC will not be able to participate in any future appreciation of the Capital Stock, and (iii) the shareholders of the Company other than UCLIC will not be able to share in any future earnings or growth of the Company. In addition, upon the effectiveness of the Reverse Stock Split, (a) no market will exist for the shares of Capital Stock, (b) the Company will apply for termination of the registration of its shares of Capital Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will no longer be obligated to file reports under the Exchange Act, and (c) the Capital Stock will be delisted from the Nasdaq. UCLIC has proposed the redomestication of the Company to Ohio, the mutualization of the Company and the merging of the Company into UCLIC after the Reverse Stock Split is effected, and has entered into preliminary discussions with the NYID regarding such proposal. There are no assurances, however, that such redomestication, mutualization and merger of the Company would be approved by the NYID after the Reverse Stock Split is effected, or that if approved by the NYID, such transactions would occur. See "Special Factors--Reasons for the Reverse Stock Split" and "Special Factors--Certain Effects of and Conduct of the Company's Business After the Reverse Stock Split." In the event that the Company is not redomesticated to Ohio, mutualized and merged into UCLIC after the Reverse Stock Split is effected, the Company plans to initiate negotiations with the NYID to revise the terms of the Commitment Letter (defined below under the caption "Special Factors--Reasons for the Reverse Stock Split") which contribute significantly to the excessive operating expenses incurred by the Company and prevent the Company and UCLIC from operating synergistically. In addition, the Company anticipates that it would implement certain cost reduction strategies that would result in significant savings to the Company. See "Special Factors--Certain Effects of and Conduct of the Company's Business After the Reverse Stock Split" and "Special Factors--Reasons for the Reverse Stock Split."

INTERESTS OF CERTAIN PERSONS IN THE REVERSE STOCK SPLIT

  UCLIC owns approximately 72.8% of the outstanding shares of Capital Stock and therefore has the ability to control the Company through the election of a majority of the Board. UCLIC's nominees currently constitute a majority of the Board. All of the nominees of UCLIC on the Board were present and voted at the meeting of the Board at which the Reverse Stock Split was unanimously approved. UCLIC holds a sufficient number of shares of Capital Stock to approve the Reverse Stock Split and has advised the Company that it intends to vote its shares of Capital Stock in favor of the Reverse Stock Split. See "Special Factors--Interests of Certain Persons in the Reverse Stock Split."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The receipt of cash by a shareholder pursuant to the Reverse Stock Split will be a taxable transaction for federal income tax purposes. Depending upon the particular circumstances of each shareholder, the receipt of cash will be treated either as received in exchange for Capital Stock or as a dividend to the extent of the shareholder's ratable share of the Company's undistributed earnings and profits. The receipt of New Capital Stock in exchange for presently outstanding Capital Stock will not result in recognition of gain or loss to the shareholder. See "Special Factors--Certain Federal Income Tax Consequences."

  EACH HOLDER OF CAPITAL STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE REVERSE STOCK SPLIT (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE, AND LOCAL INCOME AND OTHER TAX LAWS).

RIGHTS OF DISSENTING SHAREHOLDERS

  If the proposed Reverse Stock Split is approved, a shareholder who complies with Section 1206(a)(4) of the NYIL and Section 623 of the NYBCL, may dissent from the proposed Reverse Stock Split and, in lieu of the payment of the Cash Consideration, obtain payment of the "fair value" of such shareholder's shares as determined under Section 623 of the NYBCL. In addition, Section 806(b)(6) of the NYBCL provides appraisal rights to shareholders who dissent from the proposed Reverse Stock Split; provided, that the Reverse Stock Split adversely affects certain specified rights of such dissenting shareholders as set forth therein. A shareholder who wishes to assert such appraisal rights must file with the Company a written objection to the proposed Reverse Stock Split before the vote of shareholders at the Special Meeting is taken and by otherwise complying with Section 1206(a)(4) of the NYIL or Section 806(b)(6) of the NYBCL, if applicable, and Section 623 of the NYBCL. In addition, a shareholder who wishes to assert such appraisal rights may not vote any of such shareholder's shares of Capital Stock for the Reverse Stock Split. A vote against the Reverse Stock Split does not constitute the required written objection under the NYBCL and a failure to vote against the Reverse Stock Split does not constitute a waiver of a shareholder's rights under the NYBCL. See "Special Factors--Rights of Dissenting Shareholders" for a statement of the rights of dissenting shareholders and a description of the procedures required to be followed to obtain the fair value of the shares of Capital Stock. A copy of Section 1206(a)(4) of the NYIL and Sections 806(b)(6) and 623 of the NYBCL are attached as Annex C hereto.

  THE PROVISIONS OF SECTION 1206(A)(4) OF THE NYIL AND SECTIONS 806(B)(6) AND 623 OF THE NYBCL ARE COMPLEX AND TECHNICAL IN NATURE. ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF THE RIGHTS SUMMARIZED HEREIN IN CONNECTION WITH THE REVERSE STOCK SPLIT IS URGED TO CONSULT HIS OR HER OWN COUNSEL. THE FAILURE BY A SHAREHOLDER TO COMPLY WITH THESE PROVISIONS WILL RESULT IN THE LOSS OF HIS OR HER RIGHTS AS A DISSENTING SHAREHOLDER.

EXCHANGE OF CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES OF NEW CAPITAL STOCK

  Pursuant to the Reverse Stock Split, if approved, all holders of Capital Stock will surrender their shares of Capital Stock to the Company in exchange for either shares of New Capital Stock or cash, as the case may be. Each holder of Capital Stock that surrenders to the Company stock certificate(s) representing 303,784 shares of Capital Stock and contributes cash in the amount of $227,838 (all of which cash amount will be contributed to the guarantee capital of the Company), will receive in exchange one share of New Capital Stock. Each holder of Capital Stock that surrenders less than a group of 303,784 shares of Capital Stock (including shares of Capital Stock remaining after a shareholder who owns in excess of 303,784 shares of Capital Stock surrenders a group of 303,784 shares of Capital Stock) will receive $7.50 per share of the currently outstanding Capital Stock in lieu of receiving fractional shares of New Capital Stock. Such exchange and/or payment will be made by the Company upon the physical surrender by shareholders of their certificates representing shares of Capital Stock pursuant to the transmittal instructions to be mailed by the Company to the shareholders. See "Special Factors--Exchange of Certificates and Payment for Fractional Shares of New Capital Stock."

REGULATORY APPROVAL

  On October 4, 1996, the Company filed the Plan for Acquisition of Minority Interests in The Manhattan Life Insurance Company (the "Plan") setting forth the terms of the proposed Reverse Stock Split. On December 10, 1996, the NYID approved the Plan, subject to the following conditions: (1) the Company shall mail this Proxy Statement to each shareholder of record on or before December 31, 1996; (ii) the Reverse Stock Split shall be effected by no later than February 28, 1997; and (iii) the Company's policyholders surplus shall not be adversely affected, in any way, by this transactions. See "Regulatory Approval."

FINANCING AND EXPENSES OF THE REVERSE STOCK SPLIT

  The Board estimates that the amount of funds required by the Company for the payment of the fractional share interests in the Reverse Stock Split will be approximately $6,835,140. The Company will pay for such fractional share interests using funds from its Guarantee Capital Reserve (as defined herein) and funds from the aggregate amount of capital guaranteed to the policyholders of the Company (the "Guarantee Capital"). Of the $6,835,140 that will be required to pay for such fractional share interests, $1,822,704 will be funded from the Guarantee Capital and $5,012,437 will be funded from the Guarantee Capital Reserve. At June 30, 1996, the Company had Guarantee Capital and a Guarantee Capital Reserve of approximately $6,683,000 and $15,526,000, respectively, determined on a statutory basis of accounting. UCLIC will contribute cash in the amount of $1,822,704 from its current funds to the Guarantee Capital to maintain its balance of $6,683,000 as required by the NYID and as set forth in the Plan. In addition, as part of the Plan, the Company will not make any distributions to its shareholders after the Reverse Stock Split is effected until the Guarantee Capital Reserve is restored to its balance at June 30, 1996 of $15,526,000. See "Special Factors--Certain Effects of and Conduct of the Company's Business After the Reverse Stock Split" and "Special Factors--Financing and Expenses of the Reverse Stock Split."

  UCLIC will pay all additional fees, expenses and other transaction costs to be incurred in connection with the Reverse Stock Split from its current funds. See "Special Factors--Financing and Expenses of the Reverse Stock Split."

SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

  The following table sets forth selected historical financial data of the Company and has been derived from the audited financial statements of the Company for each of the two fiscal years ended December 31, 1995 and 1994 and the unaudited financial statements for the nine months ended September 30, 1996 and 1995. See "Financial Information."

                            SELECTED FINANCIAL DATA
                           (GAAP BASIS OF ACCOUNTING)

                             NINE MONTHS
                                ENDED
                            SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                          ----------------- ---------------------------------------------
                            1996     1995     1995     1994     1993      1992     1991
                          -------- -------- -------- -------- --------  -------- --------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Insurance revenues......  $ 28,489 $ 30,108 $ 39,706 $ 38,539 $ 36,820  $ 35,800 $ 31,917
Summary of net income:
 Net income before
  cumulative effect of
  changes in accounting
  method................     1,413    1,337    1,446    1,891    1,454     1,729    1,390
 Cumulative effect of
  change in method of
  accounting for
  postretirement
  benefits other than
  pensions..............       --       --       --       --      (340)      --       --
 Cumulative effect of
  change in method of
  accounting for income
  taxes.................       --       --       --       --       --        --      (325)
                          -------- -------- -------- -------- --------  -------- --------
 Net income.............  $  1,413 $  1,337 $  1,446 $  1,891 $  1,114  $  1,729 $  1,065
                          ======== ======== ======== ======== ========  ======== ========
Summary of earnings per
 share of Capital
 Stock:*
 Net income before
  cumulative effect of
  changes in accounting
  method................  $   0.42 $   0.40 $   0.43 $   0.57 $   0.43  $   0.52 $   0.42
 Cumulative effect of
  change in method of
  accounting for
  postretirement
  benefits other than
  pensions..............       --       --       --       --     (0.10)      --       --
 Cumulative effect of
  change in method of
  accounting for income
  taxes.................       --       --       --       --       --        --     (0.10)
                          -------- -------- -------- -------- --------  -------- --------
 Net income.............  $   0.42 $   0.40 $   0.43 $   0.57 $   0.33  $   0.52 $   0.32
                          ======== ======== ======== ======== ========  ======== ========
Total assets............  $499,798 $502,985 $513,938 $475,281 $501,662  $488,684 $502,832
Shareholders' equity....  $ 31,460 $ 30,403 $ 31,308 $ 26,578 $ 27,642  $ 26,427 $ 25,243
Per share of Capital
 Stock:
 Book value.............  $   9.41 $   9.10 $   9.37 $   7.95 $   8.27  $   7.91 $   7.55
 Dividends paid per
  share of Capital
  Stock.................       --       --       --       --  $   0.18  $   0.17 $   0.98

-------
* Net income per share of Capital Stock is based on the weighted average number of shares outstanding for the periods indicated.

                                    GENERAL

PURPOSE OF THE SPECIAL MEETING

  At the Special Meeting, the shareholders will be asked to consider and vote upon a proposal to approve (i) an amendment (the "Amendment") of Section 3 of the Company's Amended Charter (the "Charter") providing for a reduction in the authorized guarantee capital of the Company from 5,000,000 guarantee capital shares, $2.00 par value per share (the "Capital Stock"), to 11 guarantee capital shares, $835,406 par value per share (the "New Capital Stock"), (ii) a 303,784 to one reverse stock split of the Capital Stock, whereby each shareholder that surrenders 303,784 shares of Capital Stock and contributes cash in the amount of $227,838 (all of which cash amount will be contributed to the Guarantee Capital), will receive in exchange one share of New Capital Stock, and (iii) a cash payment in the amount of $7.50 per share (the "Cash Consideration") of the currently outstanding Capital Stock in lieu of the issuance of any resulting fractional shares of New Capital Stock to shareholders who, after the reverse stock split, own fractional shares of New Capital Stock (items (i), (ii) and (iii) will be considered one proposal and will be collectively referred to herein as the "Reverse Stock Split").

  The Company does not know of any other matters pertaining or relating to the foregoing. However, in the event that any such matters do come up for consideration and vote, the proxies will vote the shares in their discretion, for or against such matters.

  The Reverse Stock Split is described in more detail in subsequent sections of this Proxy Statement.

RECORD DATE; VOTING; VOTE REQUIRED

  Under Section 8 of the Charter, each shareholder is entitled to cast 0.215 of a vote for each share of Capital Stock held. Such percentage vote is determined, in accordance with the Charter, by dividing 720,000 votes--the total of which may be cast by the holders of the Capital Stock--by 3,341,624, the number of shares of Capital Stock outstanding on the Record Date.

  Pursuant to the NYIL, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Capital Stock entitled to vote thereon is required to approve the Reverse Stock Split. Abstentions are not counted for purposes of determining whether the holders of at least two-thirds of the outstanding shares of Capital Stock present in person or by proxy at the Special Meeting voted in favor of the Reverse Stock Split under the NYBCL. As of the Record Date, the Company had issued and outstanding 3,341,624 shares of Capital Stock which were held by approximately 2,000 shareholders of record. UCLIC, the Company's principal shareholder, owned as of the Record Date, 2,433,345 shares of Capital Stock or approximately 72.8% of the outstanding shares of Capital Stock and has advised the Board that it intends to vote in favor of the Reverse Stock Split. Since UCLIC holds more than two-thirds of the Capital Stock outstanding on the Record Date, UCLIC will have sufficient voting power to approve the Reverse Stock Split at the Special Meeting without the approval of any other shareholders of the Company.

  Shares of Capital Stock represented by properly executed proxies received at or prior to the Special Meeting and which have not been revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, such proxies will be voted FOR the Reverse Stock Split. A shareholder who has given a proxy may revoke such proxy at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications should be addressed as follows: The Manhattan Life Insurance Company, 1876 Waycross Road, Cincinnati, Ohio 45240, Attention:
David F. Westerbeck, Secretary.

  If the Special Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

  The cost of solicitation of proxies will be paid by UCLIC. Such cost will include the reimbursement of banks, brokerage firms, nominees, fiduciaries, and custodians for the expenses of forwarding solicitation material to beneficial owners of shares of Capital Stock.

  The mailing address of the principal executive offices of the Company is 1876 Waycross Road, Cincinnati, Ohio 45240 and the mailing address of the Home Office of the Company is 111 West 57th Street, New York, New York 10019.

AMENDMENT OF CHARTER TO EFFECT A REVERSE STOCK SPLIT

  Pursuant to the terms of the Amendment, if approved, the authorized Guarantee Capital of the Company would be reduced from 5,000,000 shares of Capital Stock to 11 shares of New Capital Stock, each 303,784 shares of Capital Stock then issued, together with the payment of $227,838 in cash (all of which cash amount will be contributed to the Guarantee Capital), will be automatically converted into one share of New Capital Stock, and each share of Capital Stock owned by a shareholder whose share ownership would, as a result of the Reverse Stock Split, be reduced to less than one share of New Capital Stock (including shares of Capital Stock remaining after a shareholder who owns in excess of 303,784 shares of Capital Stock surrenders 303,784 shares of Capital Stock) will be automatically converted into the right to receive from the Company, in lieu of the issuance of any fractional shares of New Capital Stock, cash in the amount of $7.50 per share. The form of the Amendment is set forth in Annex A to this Proxy Statement.

  If the Reverse Stock Split is approved at the Special Meeting by the holders of at least two-thirds of the issued and outstanding shares of Capital Stock entitled to vote thereon, the Company will file the Amendment with the office of the superintendent of the NYID as soon as practicable following the Special Meeting. Under the NYIL, the Amendment will become effective on the date of filing (such date of filing being referred to as the "Effective Date"). Fifth Third Bank, Cincinnati, Ohio, has been appointed as transfer agent (the "Transfer Agent") to carry out the exchange of the certificates for New Capital Stock and/or cash.

                                SPECIAL FACTORS

BACKGROUND OF THE REVERSE STOCK SPLIT

  Since the early 1990s, the Company and UCLIC, its principal shareholder, increasingly recognized that (i) the Charter and Commitment Letter created certain operating, financial and marketing constraints that have hindered and would continue to hinder the Company's operations and prevented the Company and UCLIC from operating synergistically as discussed under the caption "Special Factors--Reasons for the Reverse Stock Split," (ii) the capital structure of the Company made it difficult to raise new capital because, among other things, the Charter provides that only one-eighth of the return on capital invested in the Company would inure to the benefit of shareholders,
(iii) the Company had not developed and would not likely develop in the foreseeable future any significant trading market for the Capital Stock, and
(iv) the Company had incurred and would continue to incur substantial costs as a result of its status as a public company under the Exchange Act.

  In January 1993, the Company and UCLIC determined that it was both appropriate and desirable to consider restructuring the capital structure of the Company and improving the Company's operations. The Company then discussed with UCLIC various alternatives for improving the long-term prospects of the Company, including the possibility of taking the Company private. These alternatives included a merger of the Company into UCLIC. Such alternative was rejected for the reasons discussed below. Another alternative discussed was a possible tender offer by UCLIC for all of the issued and outstanding shares of Capital Stock. This alternative, however, was rejected because there was no assurance that a tender offer by UCLIC would assure a sufficient response resulting in UCLIC owning 100% of the Capital Stock. For certain tax and other reasons, UCLIC was not willing to engage in a transaction whereby it would acquire more than 80% but less than 100% of the outstanding shares of Capital Stock. The Company also considered demutualizing the Company in order to gain access to the capital markets and to clarify the ownership interests of its shareholders, but rejected such alternative due to the high expense of executing this strategy (legal, actuarial, investment banking and other costs) relative to the size of the Company and the additional complexity involved in determining the economic value to be assigned to the policyholders of the Company.

  Executives of UCLIC met with the Superintendent, Chief Deputy and Chief of the Life Bureau of the NYID on February 5, 1993 to discuss the possibility of merging the Company into UCLIC. The NYID advised UCLIC that its current policy did not permit a merger of a New York domiciled life insurance company such as the Company, with and into a non-New York domiciled life insurance company. Thus, in order to effect such a merger, the NYID suggested that UCLIC redomesticate from Ohio to New York. UCLIC considered the NYID's suggestion and concluded that a merger under such conditions was inappropriate because
(i) it was unwilling to redomesticate to New York after existing for more than 137 years as an Ohio company, and (ii) the NYID's requirement to locate all of the merged company's insurance servicing functions in New York would adversely impact UCLIC's "One Company Marketing Strategy" (as defined below). See "Special Factors--Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split."

  The Company convened a special meeting of the Board on July 20, 1993 at which UCLIC advised the Company that UCLIC would propose at the next regular meeting of the Board in August a plan to take the Company private through a reverse stock split with UCLIC as the sole remaining shareholder. The Board also asked the outside directors to begin considering the formation of a "fairness committee" that would evaluate the fairness of UCLIC's proposal to the Company's shareholders other than UCLIC.

  On August 17, 1993, the advisors to the Company met with representatives of the NYID to discuss the proposed reverse stock split.

  At a meeting of the Board on August 18, 1993, UCLIC proposed a plan to acquire all of the outstanding Capital Stock through a reverse stock split, with a cash payment of $5.125 per share to be made to the Company's minority shareholders in lieu of the issuance of fractional shares resulting from the reverse stock split. As a result of the proposed reverse stock split, the Company would become a privately held guarantee capital life insurance company with the expectation that UCLIC would be the sole remaining shareholder. The Board authorized the formation of a special committee of four independent directors to evaluate the proposed reverse stock split and negotiate the terms and conditions of the proposed reverse stock split on behalf of the shareholders of the Company other than UCLIC, and to report to the Board with their recommendation. The Special Committee was also authorized by the Board to engage a financial advisor, legal counsel and any other advisors necessary to assist it in its consideration of the UCLIC proposal. The Company issued a press release on August 23, 1993 announcing UCLIC's proposed reverse stock split and the formation of the Special Committee.

  In September 1993, the Special Committee retained a legal advisor and BT to serve as its financial advisor.

  In October, November and December 1993, BT, at the direction of the Special Committee, conducted due diligence with respect to the Company. In addition to reviewing certain public and non-public information concerning the Company during this period, representatives of BT met with members of the senior management of the Company and UCLIC to discuss the Company's business, financial condition and prospects, and UCLIC'S plans for the Company.

  On November 19, 1993, K. Thomas Kemp, Executive Vice President of Fund American Companies ("Fund American"), indicated in a letter to Daniel Fischer, President and CEO of the Company, that Fund American would be interested in acquiring all of the outstanding shares of Capital Stock at a price substantially in excess of the $5.125 per share proposed by UCLIC in the reverse stock split transaction. Andrew Delaney, a holder of more than 5% of the outstanding shares of Capital Stock (see "Security Ownership of Certain Beneficial

Owners"), was at the time a member of the Board of Directors of Fund American and Chairman of the Audit Committee.

  On November 30, 1993, Daniel J. Fischer forwarded a copy of K. Thomas Kemp's November 19, 1993 letter to Laurence F. Whittemore, Chairman of the Special Committee. In a letter dated December 7, 1993, Mr. Whittemore, at the direction of the Special Committee after discussions with its legal and financial advisors, informed Mr. Fischer that the Special Committee wanted the Company to communicate with Mr. Kemp that the Company was prepared to fully explore, in as expeditious a manner as possible, Fund American's potential interest in acquiring all of the outstanding shares of Capital Stock.

  On December 20, 1993, K. Thomas Kemp, in a letter to Daniel J. Fischer, expressed Fund American's continued interest in purchasing all of the outstanding shares of Capital Stock, subject to satisfactory completion of due diligence matters, for a possible purchase price between $8 to $10 per share payable in cash.

  On January 6, 1994, representatives of Fund American, the Company, the Special Committee and its legal and financial advisors met to explore Fund American's interest in purchasing all of the outstanding shares of Capital Stock and the process that would be involved if Fund American were to pursue its proposal to purchase the Capital Stock.

  The Special Committee subsequently granted Fund American permission to discuss its proposal with UCLIC and advised Fund American that it expected Fund American to perform its due diligence and report back to the Special Committee with its determination of whether to pursue its proposal to acquire the Company's shares. The Special Committee advised UCLIC that it should actively pursue and consider the Fund American proposal.

  In a letter dated January 12, 1994, K. Thomas Kemp informed Larry Pike, President and CEO of UCLIC, of Fund American's offer to purchase, subject to the satisfactory completion of due diligence, all of the Capital Stock held by UCLIC for $8.50 per share, payable in cash. Mr. Kemp also indicated in such letter that in connection with any purchase by Fund American of UCLIC's shares of Capital Stock, Fund American would be prepared to purchase all of the remaining shares of Capital Stock held by the public for the same purchase price offered to UCLIC. On January 31, 1994, representatives of UCLIC met with Mr. Kemp to discuss Fund American's offer to purchase UCLIC's shares of Capital Stock.

  During February and March 1994, Fund American completed its due diligence review of the Company. By letter dated March 25, 1994, K. Thomas Kemp informed Larry Pike of Fund American's offer to purchase all of the shares of Capital Stock owned by UCLIC for $7.25 per share, payable in cash, subject to the negotiation of a satisfactory purchase agreement and obtaining the necessary regulatory approvals. Mr. Kemp stated in such letter that Fund American's previous offer of January 12, 1993 of $8.50 per share was replaced by the offer of $7.25 per share due to the disappointing 1993 fourth quarter results of the Company. Mr. Kemp also indicated in such letter that if UCLIC agreed to accept Fund American's offer, Fund American would be prepared to offer to purchase all of the remaining shares of Capital Stock held by the public at the same purchase price offered to UCLIC.

  By letter dated April 8, 1994, UCLIC declined the Fund American offer. UCLIC decided not to accept the Fund American offer primarily because it was not interested in selling its shares of Capital Stock and instead preferred to acquire all of the outstanding shares of Capital Stock pursuant to the proposed reverse stock split. UCLIC also decided not to accept Fund American's offer given the tax and accounting implications of such a sale of its shares of Capital Stock at the offered price. Shortly thereafter, Mr. Kemp orally informed the Company and UCLIC that Fund American would not further pursue its offer to purchase the Capital Stock of the Company.

  From early 1994 to mid-1994, representatives of the Company and its advisors participated in various discussions with the NYID regarding the proposed reverse stock split, including a determination by the NYID of its role in evaluating the fairness of the price to be paid to the shareholders of the Company other than UCLIC.

  On May 25, 1994, A.M. Best informed the Company by letter that the Company's rating was downgraded from "A (Excellent)" to "A-(Excellent)." A.M. Best also advised the Company that there could be a further downgrade of its rating if the buy-out of the remaining outstanding minority ownership interest in the Company is not completed by UCLIC.

  Representatives of the Company, UCLIC and BT met with the NYID on July 7, 1994 to discuss the proposed reverse stock split and the procedures for moving ahead on the transaction. The NYID informed the parties that the NYID would need to retain an advisor to assist the NYID in reviewing the proposed reverse stock split, including the fairness of the proposed price to be paid to the shareholders of the Company other than UCLIC.

  From July 1994 through early November 1994, the NYID interviewed and considered potential advisors to assist the NYID in reviewing the Company's proposed reverse stock split transaction. From late November 1994 through October 1995, the NYID and its advisors conducted a due diligence review of the Company.

  On November 8, 1995, representatives of the NYID met with Daniel J. Fischer, President and CEO of the Company, and informed him that the NYID was prepared to approve the proposed Plan with a price of $8.00 per share of Capital Stock.

  From December 1995 to June 1996, representatives of the Company and UCLIC participated in various discussions with the NYID regarding the proposed reverse stock split and the NYID's valuation of the Capital Stock.

  In May 1996, UCLIC received a letter dated May 16, 1996 from A.M. Best in connection with its annual rating review for UCLIC. A.M. Best noted that, in rating UCLIC, it considered the majority ownership which UCLIC maintained in the Company and the capital deficiencies which existed at the Company (on a risk adjusted basis) relative to its A.M. Best rating assignment of UCLIC.

  On June 27, 1996, advisors to the Company met with representatives of the NYID and requested that the NYID update its valuation of the Capital Stock based on the Company's operating results as of December 31, 1995.

  At a meeting on July 16, 1996, representatives of the NYID informed the advisors to the Company that, based on its updated review, the NYID was prepared to approve the proposed Plan with a price of $7.50 per share of Capital Stock.

  On July 31, 1996, representatives of BT met with representatives of UCLIC to update the financial due diligence previously performed by BT and to discuss the Company's request to the NYID to update the NYID's valuation of the Capital Stock based on the Company's operating results as of December 31, 1995 and the NYID's subsequent revised valuation of the Capital Stock.

  On August 5, 1996, Larry Pike, President and CEO of UCLIC, informed the Special Committee that UCLIC believed that the NYID's valuation overstated the value of the Capital Stock, and UCLIC continued to believe that its original proposal to the Company of $5.125 per share was fair to the minority shareholders of the Company. However, UCLIC advised the Special Committee that it was prepared to complete the Reverse Stock Split based on the NYID's valuation of the Capital Shares at $7.50 per share without further debate in the interest of completing the Reverse Stock Split in an expeditious manner and for the other reasons discussed under the caption "Special Factors-- Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split." In addition, UCLIC was concerned that further delays in completing the Reverse Stock Split could result in a threatened downgrade in the Company's A.M. Best rating, thus preventing the Company from effectively competing in its current markets.

  On August 8, 1996, Larry Pike sent a memorandum to the members of the Special Committee and the independent directors of the Company outlining various issues related to the proposed Reverse Stock Split, including the price per share to be paid to minority shareholders of the Company and UCLIC's plans for the Company following the completion of the Reverse Stock Split.

  Certain representatives of UCLIC, the legal advisor to UCLIC, BT and the legal advisor to the Special Committee met on August 20, 1996, to discuss various issues relating to the proposed Reverse Stock Split, including: the role of the Special Committee in evaluating the Reverse Stock Split; the basis and form of the fairness opinion to be given by BT; the role of the NYID in evaluating the Reverse Stock Split; the source of funds for paying cash to minority shareholders for fractional shares of New Capital Stock resulting from the Reverse Stock Split; and UCLIC's plans for the Company following the completion of the Reverse Stock Split, including the possibility of redomesticating the Company to Ohio, mutualizing it and then merging with UCLIC after the Reverse Stock Split is completed.

  On September 5, 1996, the Special Committee met with its financial and legal advisors to discuss, among other subjects, the status of BT's review and analysis of the Company and its preliminary views as to the fairness of the consideration to be received by the shareholders of the Company other than UCLIC in the Reverse Stock Split; the bases for and scope of the fairness opinion to be given by BT; the funding for the Reverse Stock Split; the role of the Special Committee in evaluating the proposed Reverse Stock Split; the duties and responsibilities of members of the Special Committee in respect of their approval of the fairness of the consideration to be received by the shareholders of the Company in the Reverse Stock Split; the applicable provisions of the NYIL and the role of the NYID in respect of the Reverse Stock Split; the possibility of a downgrade by A.M. Best of its rating of the Company; the uncertainties pertinent to the capital structure of the Company; the NYID Agreement (defined below under the caption "Dividends"); the recent operating performance of the Company; and information provided to the Special Committee by UCLIC with respect to its plans for the Company (including a potential redomestication to Ohio followed by a mutualization of the Company and subsequent merger with UCLIC).

  On September 6, 1996, Larry Pike discussed with the members of the Special Committee via telephone the proposed Reverse Stock Split, including the funding for the Reverse Stock Split. Following such telephone conversation, Larry Pike sent a letter to the members of the Special Committee on September 19, 1996, discussing in greater detail the source of funds for the payment in cash to minority shareholders of the Company for fractional share interests resulting from the Reverse Stock Split, including the nature of the Guarantee Capital Reserve and the Company's history with respect to the distribution of cash to its shareholders. The letter also discussed UCLIC's plan for conducting the Company after the proposed Reverse Stock Split is effected in the event that a potential redomestication of the Company to Ohio followed by a mutualization of the Company and merger into UCLIC did not occur.

  On September 12 and 13, 1996, BT met with members of the management of the Company and UCLIC to further update its earlier due diligence concerning the Company's business, financial condition and prospects and UCLIC's plans for the Company.

  The Special Committee met with its legal advisor and BT on September 24, 1996 to further discuss the proposed Reverse Stock Split. At this meeting, BT reviewed with the Special Committee the terms and background of the proposed Reverse Stock Split and gave a presentation as to its financial analysis of the proposed transaction. BT indicated that the $7.50 per share to be received in the proposed Reverse Stock Split was well within the implied reference value range derived from the various financial analyses performed by BT with the exception of reference values based on GAAP and statutory book value. BT said that the Company's unique capital structure made any valuation based on book value inherently unreliable and that BT therefore did not view as significant such indications of value in analyzing the fairness of the consideration to be received in the proposed Reverse Stock Split. Specifically, BT noted that restrictions contained in the Charter and the NYID Agreement (i) allocated to the shareholders of the Company only one-eighth of its distributable income, together with a portfolio rate of interest on such shareholder income accumulated in the Guarantee Capital Reserve (although GAAP shareholders' equity at June 30, 1996 accounted for nearly half of the total equity of the

Company), and (ii) imposed limitations on the amounts that could be paid to shareholders in the form of dividends or other distributions. At the conclusion of its presentation, BT indicated that it would be prepared to render its opinion as to the fairness from a financial point of view of the Cash Consideration to be received by the shareholders other than UCLIC in the Reverse Stock Split. Following a discussion of the proposed Reverse Stock Split, the Special Committee decided to adjourn in order to give members further opportunity to reflect on the matters discussed at such meeting. The Special Committee met on September 25, 1996 by telephone without its advisors to discuss such matters further.

  At a meeting on October 1, 1996, BT rendered to the Special Committee its oral opinion, which was subsequently confirmed by its written opinion dated as of October 1, 1996, to the effect that, as of such date, the Cash Consideration to be received by the shareholders of the Company other than UCLIC in the Reverse Stock Split was fair from a financial point of view. At such meeting, the Special Committee resolved to recommend to the Board that it adopt the Plan as fair from a financial point of view to the shareholders of the Company other than UCLIC, subject to approval or acceptance of the Plan by the NYID and the receipt by the Board of an opinion of counsel in connection with the Reverse Stock Split and the Plan.

  At a telephonic meeting on October 2, 1996, representatives of BT made a presentation to the full Board with respect to its financial analysis of the proposed Reverse Stock Split. Following such presentation and discussion, the full Board, based on the recommendation of the Special Committee and BT's presentation, and after reviewing all of the relevant factors, determined that the Reverse Stock Split is fair to the shareholders of the Company and unanimously voted to approve the Reverse Stock Split and the Plan. See "Special Factors --Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split" and "Special Factors--Opinion of the Financial Advisor."

  In reaching its conclusions, the Special Committee and the Board considered a number of factors, including, without limitation, the written opinion of BT and other factors described below under the caption "Special Factors-- Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split."

  On October 4, 1996, the Company filed the Plan with the NYID. On December 10, 1996, the NYID approved the Plan, subject to the following conditions: (i) the Company shall mail this Proxy Statement to each shareholder of record on or before December 31, 1996; (ii) the Reverse Stock Split shall be effected by no later than February 28, 1997; and (iii) the Company's policyholders surplus shall not be adversely affected, in any way, by this transaction.

REASONS FOR THE REVERSE STOCK SPLIT

  The principal purpose of the proposed Reverse Stock Split is to allow the Company to present itself to the rating agencies as a strategic subsidiary of UCLIC and not as a stand alone company. As a strategic subsidiary of UCLIC, the Company should be able to maintain or improve its current rating of "A- (Excellent)" with A.M. Best. The Company would also be in a position to obtain favorable ratings from other rating organizations (i.e., Standard & Poor's Corporation, Moody's Investors Service, Inc. and Duff & Phelps Credit Rating Co.) which together with an "A (Excellent)" rating from A.M. Best would allow the Company to better compete in its current markets. A.M. Best informed the Company by letter dated May 25, 1994, that the Company's rating was downgraded from "A (Excellent)" to "A- (Excellent)." A.M. Best also advised the Company that there could be a further downgrade of its rating if the buy-out of the remaining outstanding minority ownership interest in the Company is not completed by UCLIC. The Company believes that a further downgrade in its A.M. Best rating would make it very difficult for the Company to compete in its current markets.

  In addition, acquiring all of the Capital Stock would provide UCLIC with the opportunity to pursue the regulatory approval required for the redomestication of the Company to Ohio, the mutualization of the Company and the merging of the Company into UCLIC. This would align the policyholder interests of UCLIC with those of the policyholders of the Company, and enable UCLIC to manage the Company's business on a mutual company basis. The Company's policyholders would become policyholders of a larger mutual company with higher ratings and greater financial strength than the Company. It would also permit the elimination of certain operating, financial and marketing constraints created by the Charter and the commitment letter (the

"Commitment Letter") by and among UCLIC, the Company and the NYID which have hindered the Company's operations. The Charter prevents the Company from accessing the securities markets to raise additional capital. In addition, the Charter makes it impractical and uneconomical for UCLIC to invest additional capital in the Company since only one-eighth of the return on the capital invested in the Company would inure to the benefit of UCLIC. The Commitment Letter contributes significantly to the excessive operating expenses incurred by the Company which amounted to $18.1 million for 1995 and prevents the Company and UCLIC from operating synergistically. Specifically, the Commitment Letter requires, among other things, that all underwriting, policyholder services and claims functions be performed in the State of New York, and that the Company and UCLIC maintain separate staffs to perform marketing, certain actuarial and underwriting services functions. The Commitment Letter also prohibits dual licensing of agents and cross-selling of UCLIC and Company products in New York.

  In addition, UCLIC is unwilling to further integrate its operations with those of the Company without owning 100% of the outstanding shares of Capital Stock because UCLIC does not want to share the return on its investment in the Company with the other shareholders of the Company. UCLIC is also concerned that further integrating its operations with those of the Company would make it vulnerable to minority shareholder lawsuits alleging self-dealing as a result of intercompany transactions or marketing arrangements.

  The Reverse Stock Split would enable the Company to become a privately held company thereby eliminating the costs related to its registration with the SEC and listing on the Nasdaq, including the expenses associated with servicing numerous shareholder accounts and the reporting and accounting functions required by the SEC and Nasdaq. For the year ended December 31, 1995, the Company incurred costs associated with being a publicly held company of approximately $300,000.

  An ancillary benefit to the more than 2,000 minority shareholders of the Company owning fewer than 303,784 shares of Capital Stock would be a convenient, economical way to sell their shares of Capital Stock at greater than prevailing market prices without incurring brokerage commissions.

  Therefore, if the Reverse Stock Split is consummated and UCLIC owns 100% of the Capital Stock, the Company and UCLIC will benefit because of the following reasons, among others: (i) the likelihood of a further downgrade in the Company's current A.M. Best rating will be reduced and there will be a possibility of a ratings upgrade, (ii) UCLIC will have the opportunity to pursue the regulatory approval required for the redomestication of the Company to Ohio, the mutualization of the Company and the merging of the Company into UCLIC which would, among other things, align the policyholder interests of UCLIC with those of the policyholders of the Company and permit the elimination of certain operating, financial and marketing constraints created by the Charter and the Commitment Letter which have hindered the Company's operations and (iii) the substantial costs incurred by the Company each year as a result of its status as a public company will be eliminated.

  The Company and UCLIC structured the transaction as a Reverse Stock Split in order for the Company to become a privately held guarantee capital life insurance company with UCLIC as the sole shareholder in the most expeditious, efficient and least expensive manner. The Reverse Stock Split is also the only viable method for UCLIC to acquire 100% of the outstanding shares of Capital Stock. UCLIC is unwilling to engage in a transaction that would result in the acquisition by UCLIC of more than 80% but less than 100% of the outstanding shares of Capital Stock since adverse tax consequences to the Company would be triggered. The Company and UCLIC also concluded that the other possible alternatives would not permit the Company to become a privately owned guarantee capital life insurance company with UCLIC as the sole shareholder or the transaction costs to implement such other possible alternatives would be substantially greater than the transaction costs to implement the Reverse Stock Split. See "Special Factors--Background of the Reverse Stock Split."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE REVERSE STOCK SPLIT

  General. The Special Committee is composed of four of the six independent directors who are not employees of the Company, namely Laurence F. Whittemore who is the Chairman of the Special Committee,

James H. McIlhenny, Francis W. Murray III and Richard S. Przysinda. The Board had initially requested all of the independent directors to serve on the Special Committee, however, the schedules of two of the independent directors prevented them from devoting the time necessary to perform the work of the Special Committee. The remaining four independent directors were then requested by the Board to serve on the Special Committee and they agreed to do so. Mr. Whittemore has been an independent director of the Company since 1975 and for more than five years he has been a partner of Brown Brothers Harriman & Company, a Wall Street investment banking and brokerage firm. Mr. McIlhenny has been an independent director of the Company since 1989 and he is the retired President and Chief Executive Officer of the Council of Better Business Bureaus, Inc., a position he held for more than five years. Mr. Murray has been an independent director of the Company since 1973 and he is the retired Director of Bank of America's New York Private Banking operation, a position he held for more than five years. Mr. Przysinda has been an independent director of the Company since 1989 and he is the retired Vice Chairman of Monroe Litho Inc., a lithographic printing company. Mr. Przysinda also served for more than five years as President and Chief Executive Officer of Monroe Litho Inc.

  The Reverse Stock Split was not structured to require the approval of at least a majority of the unaffiliated shareholders of the Company. The Board and UCLIC concluded, despite not structuring the Reverse Stock Split in such manner, that the Reverse Stock Split is fair from a procedural point of view to the shareholders of the Company, other than UCLIC, because (i) a Special Committee of independent directors of the Company was appointed by the Board to evaluate the fairness of the consideration from a financial point of view to be received by the shareholders of the Company other than UCLIC in the Reverse Stock Split, (ii) the NYID has reviewed the Reverse Stock Split as set forth in the Plan and has approved the Plan, and determined that a price of $7.50 per share is fair to the shareholders of the Company, and (iii) the minority shareholders of the Company are afforded dissenters' rights under New York law.

  The Board was aware during the course of its deliberations that the anticipated effect of the Reverse Stock Split was that UCLIC would be the only remaining shareholder of the Company. It was also aware that the Reverse Stock Split presented potential or actual conflicts of interest between the Company and UCLIC since UCLIC has the ability to control the Board through the election of a majority of the Board. The Board concluded, despite such effect and potential or actual conflicts of interest, that the Reverse Stock Split is fair to the Company other than UCLIC. See "Special Factors--Interests of Certain Persons in the Reverse Stock Split."

  Fairness of the Reverse Stock Split and Recommendation of the Special Committee and the Board. On October 1, 1996, the Special Committee unanimously resolved to recommend to the Board that it adopt the Plan as fair from a financial point of view to the shareholders of the Company other than UCLIC, subject to the approval or acceptance of the Plan by the NYID and the receipt by the Board of an opinion of counsel in connection with the Reverse Stock Split and the Plan.

  In making its recommendation to the Board, the Special Committee consulted with its legal advisor and BT, and considered a number of factors, including the following material factors, in no particular order of significance:

    (1) the opinion and financial analyses and judgements furnished and presented to the Special Committee by BT, its financial advisor;

    (2) the advice and information provided to the Special Committee by the management of the Company and UCLIC with respect to the rating of the Company by A.M. Best;

    (3) information regarding the financial condition, results of operations, assets, liabilities, business and prospects of the Company, as well as current industry conditions and trends as they relate to the Company and its business;

    (4) recent market prices and trading volumes for the Capital Stock;

    (5) the terms of the Charter and the attendant issues surrounding ownership of the Company's undistributed earnings;

    (6) the impact that the terms of the Charter and the ownership structure of the Company has had and may continue to have on the ability of the Company to raise capital and otherwise undertake certain corporate actions;

    (7) the advice to the Special Committee from the management of the Company and UCLIC with respect to plans being considered by the management of the Company and UCLIC for the future operation of the Company and the opportunity that the Plan offers to implement such plans;

    (8) the undertakings furnished by UCLIC to the Company and by UCLIC and the Company to the Superintendent of Insurance of the State of New York, in each case in respect of the capital structure and operation of the Company;

    (9) the strategic and financial alternatives presently available to the Company;

    (10) information furnished by management of the Company and UCLIC with respect to prior discussions with respect to an acquisition of the Company by, or its combination with a third party;

    (11) the fact that the adoption of the Plan is subject to the approval or acceptance of the Plan by the Superintendent of Insurance of the State of New York pursuant to the NYIL; and

    (12) the present and future application of the NYIL to the Company until such time, if at all, the Company is permitted by the NYID to redomesticate.

  The foregoing sets forth the material information and factors considered and given weight by the Special Committee. In view of the wide variety of factors considered in connection with its evaluation of the Reverse Stock Split, the Special Committee did not find it practicable or necessary to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Special Committee may have given different weights to different factors.

  The Special Committee believed the consideration to be received in the Reverse Stock Split was fair, from a financial point of view, to the shareholders of the Company, other than UCLIC, for the following, among other, reasons:

    (1) its belief that the failure to approve the Reverse Stock Split could have resulted in a downgrade by A.M. Best of its rating of the Company which would likely significantly hamper new sales of insurance through existing distribution channels;

    (2) its and its financial advisor's belief that the capital structure of the Company and the NYID Agreement made, and would continue to make it, difficult for the Company to attract the capital necessary to enable the Company to function effectively in the competitive and changing business environment in which it operated because of the uncertainty as to the ownership of the Company's statutory unassigned surplus, the dilution to the return on new capital created by the distribution of 7/8's of the Company's income to policyholders and the limitations imposed by the NYID on dividends and distributions by the NYID Agreement;

    (3) its and its financial advisor's analysis and judgments regarding the strategies and financial alternatives otherwise available to the Company (including that the Company could not be sold without the support of UCLIC);

    (4) the lack of liquidity in and limited amount of trading for the Capital Stock and the prices at which shares of the Capital Stock have publicly traded since November 1, 1991;

    (5) the Special Committee's belief that generally accepted accounting principles book value ($9.27 at June 30, 1996) while substantially higher than $7.50 per share did not reflect an amount which could be realized in the near term by shareholders of the Company and did not reflect an amount which could be realized by shareholders in the event of a sale or other combination of the Company and that valuations based on statutory book value ($6.90 at June 30, 1996) and adjusted statutory book value ($7.23 at June 30, 1996) also did not reflect amounts which could be realized by shareholders in the event of a sale or other combination of the Company;

    (6) the recent operating results for the Company, the inconsistent operating performance of the Company's core life insurance business and the Company's lack of critical mass;

    (7) that the price of $7.50 per share exceeded the all-time high price of $6.50 per share on January 29, 1993; was 76.5% higher than the $4.25 per share price of the last trade prior to the Special Committee's approval of the fairness of the consideration to be received by the shareholders of the Company other than UCLIC in the Reverse Stock Split; and was 87.5% higher than the trade of $4.00 per share four weeks prior to such approval;

    (8) the price of $7.50 per share was higher than the last offer of $7.25 per share made in March 1994 by Fund American;

    (9) the "liquidation value" of the Capital Stock was not relevant given the expense, uncertainties and difficulties inherent in any attempt to liquidate an insurance company which has long-term policy obligations which cannot be unilaterally abrogated; and

    (10) while the price of $7.50 per share was at the lower end of certain of the ranges of values determined by BT based on its analysis of comparable transactions and the Company's discounted cash flow this price was nevertheless fair given the uncertainties inherent in the capital structure of the Company and its recent operating performance.

  At a telephonic meeting of the Board on October 2, 1996, based on the recommendation of the Special Committee and on the material factors and analysis outlined above, which were considered by the Board and with respect to which the Board reached the same conclusions as the Special Committee, and the presentation by BT at such meeting of its financial analysis of the proposed Reverse Stock Split, the Board unanimously approved the Reverse Stock Split, and determined that the Reverse Stock Split is fair to the shareholders of the Company. Accordingly, the Board unanimously recommends that the shareholders of the Company vote FOR the approval of the Reverse Stock Split.

  Consideration of the Reverse Stock Split by UCLIC. UCLIC believes that the Reverse Stock Split is fair to the minority shareholders of the Company from a financial point of view for the reasons set forth below.

  In 1993, UCLIC initially proposed to the Company that a price of $5.125 per share be paid to the minority shareholders of the Company in a proposed reverse stock split transaction. In mid 1994, the NYID determined that it would need to conduct its own evaluation of the proposed reverse stock split, including the fairness of the price to be paid to the minority shareholders of the Company. After completing its valuation of the Capital Stock, the NYID ultimately informed the Company in July 1996 that it was prepared to approve the proposed reverse stock split with a price of $7.50 per share based on the NYID's own analysis and review of the proposed transaction. At that point, UCLIC determined that it had three options: (i) it could request that the Company abandon the proposed Reverse Stock Split; (ii) it could incur significant delays in completing the transaction and fund the substantial additional transaction costs that would be incurred by the Company in negotiating with the NYID regarding the price to be paid to the minority shareholders in the proposed Reverse Stock Split; or (iii) it could agree to complete the Reverse Stock Split based on the price of $7.50 per share proposed by the NYID. UCLIC chose to complete the Reverse Stock Split based on the NYID's proposal of $7.50 per share for the following reasons: (a) UCLIC did not want to fund the substantial additional transaction costs that would be incurred by the Company in negotiating with the NYID regarding the $7.50 price since the transaction costs that have been incurred by the Company thus far in attempting to complete the transaction are already disproportionately high relative to the size of the transaction; (b) UCLIC desires to proceed as expeditiously as possible in completing the proposed Reverse Stock Split so that it can pursue the regulatory approval required for the redomestication of the Company to Ohio, the mutualization of the Company and the merging of the Company into UCLIC which it views as the first step to solving the expense problem at the Company created primarily by the Charter and the Commitment Letter as discussed under the caption "Special Factors--Reasons for the Reverse Stock Split"; and (c) UCLIC was concerned that further delays in completing the Reverse Stock

Split could result in a threatened downgrade in the Company's A.M. Best rating, thus preventing the Company from effectively competing in its current markets.

  UCLIC believes that the consideration to be received in the Reverse Stock Split is fair to the minority shareholders of the Company from a financial point of view for the following reasons: (i) UCLIC's understanding that the NYID was prepared to approve the proposed reverse stock split with a price of $7.50 per share based on the NYID's own analysis and review of the proposed transaction; (ii) the price of $7.50 per share exceeded the market price of the Capital Stock of $4.00 per share on the date the board of directors of UCLIC made its determination to complete the Reverse Stock Split based on a price of $7.50 per share; (iii) UCLIC's belief that the Reverse Stock Split would provide a convenient, economical way for minority shareholders of the Company to sell their shares of Capital Stock at greater than prevailing market price without incurring brokerage commissions; and (iv) the prices at which shares of Capital Stock have publicly traded since November 1, 1991 until prior to the Company's public announcement that the Board had approved the Plan, which prices ranged from $3.00 per share to $6.50 per share.

  UCLIC has not made any recommendation to the shareholders of the Company with respect to the Reverse Stock Split.

  Consideration of Alternatives. The Board and UCLIC considered the merits of various other alternatives to the Reverse Stock Split. They determined that one of the alternatives considered, a merger of the Company into UCLIC, would not be feasible because the NYID advised UCLIC that its current policy did not permit a merger of a New York domiciled life insurance company such as the Company, with and into a non-New York domiciled life insurance company. The NYID suggested that in order to effect such a merger that UCLIC redomesticate from Ohio to New York. UCLIC considered the NYID's suggestion and concluded that a merger under such conditions was inappropriate because (i) it was unwilling to redomesticate to New York after existing for more than 137 years as an Ohio company, and (ii) the NYID's requirement to locate all of the merged company's insurance servicing functions in New York would adversely impact UCLIC's "One Company Marketing Strategy" by forcing a physical separation between its customer service operation that would be located in New York and the rest of its insurance operations that would be located in Ohio. UCLIC's "One Company Marketing Strategy" is a comprehensive, customer-centered strategy designed to leverage UCLIC's resources to better serve its customers and is a key component of its business strategy.

  The Board and UCLIC also considered a tender offer by UCLIC for all of the Capital Stock. They determined that such alternative would not be feasible because there would be no assurance that a tender offer by UCLIC would assure a sufficient response resulting in UCLIC owning 100% of the Capital Stock since the vast majority of the Company's shareholders hold small numbers of the shares of Capital Stock and the Company does not have current or forwarding addresses for many of its shareholders.

  The Board and UCLIC also considered demutualizing the Company in order to gain access to the capital markets and to clarify the ownership interests of its shareholders, but determined that such alternative was not feasible due to the high expense of executing such a strategy (legal, actuarial, investment banking and other costs) relative to the size of the Company and the additional complexity involved in determining the economic value to be assigned to the policyholders of the Company.

  The Board and UCLIC also determined that it would be difficult to locate a third party willing to ultimately consummate the purchase the Company because of the unique capital structure of the Company and the operating, financial and marketing constraints created by the Charter and Commitment Letter. UCLIC also determined that it was not interested in selling its shares of Capital Stock, but rather UCLIC preferred to pursue the possibility of a reverse stock split transaction for the reasons provided under the caption "Special Factors--Reasons for the Reverse Stock Split." Thus, the Board did not actively seek any third party bids for the Company. In addition, no third party has expressed any interest in pursuing formal negotiations for the purchase of the Company except for Fund American as discussed under "Special Factors --Background of the Reverse Stock Split." See "Special Factors-- Background of the Reverse Stock Split" and "Special Factors--Reasons for the Reverse Stock Split."

OPINION OF THE FINANCIAL ADVISOR

  BT was retained by the Special Committee as its financial advisor in connection with the reverse stock split proposed by UCLIC, among other things, to assist the Special Committee in evaluating the proposed reverse stock split, render an opinion as to the fairness from a financial point of view of the consideration to be received by the shareholders of the Company other than UCLIC in the transaction, and assist the Special Committee in its negotiations with UCLIC. No limitations were imposed by the Special Committee, UCLIC or the Company upon the scope of BT's investigation or otherwise with respect to the opinion rendered by BT, except that as a result of UCLIC's 72.8% ownership of the Company's Capital Stock and its statements that it did not intend to sell such interest, BT was not requested by the Special Committee to solicit, and did not solicit, any third party indications of interest for any potential transaction involving the Company.

  On October 1, 1996, BT rendered to the Special Committee its oral opinion, which was subsequently confirmed by its written opinion dated as of October 1, 1996, to the effect that, as of such date, the Cash Consideration to be received by the shareholders of the Company other than UCLIC in the Reverse Stock Split was fair from a financial point of view.

  The full text of BT's written opinion dated as of October 1, 1996, which includes the assumptions made, procedures followed and matters considered, is attached hereto as Annex B. SHAREHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY.

  In conducting its analysis and arriving at its opinion, BT, among other things, (i) reviewed certain publicly available financial statements and other information of the Company; (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (iii) discussed the past and current operations, financial condition and prospects of the Company with the management of the Company and UCLIC; (iv) discussed with the management of UCLIC their reasons for the proposed transaction and their plans for the Company; (v) reviewed certain financial projections for the Company prepared by the management of the Company; (vi) reviewed the historical stock prices and trading volumes of the Company's Capital Stock; (vii) compared certain financial and market data for selected publicly-traded companies in lines of business it considered reasonably comparable to that of the Company;
(viii) reviewed the terms of certain other acquisitions and transactions, to the extent publicly available, that it believed to be relevant; (ix) performed a discounted cash flow analysis of the Company's Capital Stock; (x) performed a component valuation analysis of the Company's Capital Stock; (xi) conducted such other financial studies, analyses, and investigations, and considered such other information as it deemed necessary and appropriate; and (xii) reviewed the Plan.

  In rendering its opinion, BT relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to BT by the Company or its representatives, or that was otherwise reviewed by BT, including the accuracy, completeness and fairness of the allocation of income and equity as between the policyholders of the Company and the holders of shares of Capital Stock reflected in the Company's financial statements. BT also assumed, with the permission of the Company and on the basis of the views of counsel to the Company described in the notes to the Company's financial statements, that, to the extent any assets of the Company remain after satisfaction of the claims of policyholders and other creditors of the Company in the event of its liquidation or dissolution, the unassigned statutory surplus of the Company would be distributable one-eighth to the holders of shares of Capital Stock and seven-eighths to the policyholders of the Company. BT also assumed that such allocations would be applicable in its calculation of statutory book value and adjusted statutory book value. With respect to the financial projections supplied to BT, BT has assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. BT expressed no opinion with respect to such projections or the assumptions on which they are based. BT did not assume any responsibility for making and did not make any independent evaluation of the Company's assets or liabilities or any independent verification of any of the information reviewed by BT. BT did not express any opinion with respect to legal matters relating to the Reverse Stock Split and relied as to all legal matters relating to the Reverse Stock Split on advice of counsel. BT's opinion is based on economic, market, financial and other conditions, as they existed on the date of the BT opinion.

  The BT opinion was delivered for use and consideration by the Special Committee, and as noted therein, does not address the Special Committee's underlying business decision to recommend the Reverse Stock Split and does not constitute a recommendation to the Special Committee or to any shareholder with respect to any approval of the Reverse Stock Split. The summary of the opinion of BT set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

  In preparing its opinion to the Special Committee, BT performed a variety of financial and comparative analyses, including those described below. A copy of BT's written presentation to the Special Committee has been included as an exhibit to the Schedule 13E-3 and will be available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested shareholder of the Company or such shareholder's representative designated in writing. The summary of BT's analyses set forth below does not purport to be a complete description of the analyses underlying BT's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, BT did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, BT believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying such analyses and its opinion. With respect to the comparable company analysis, comparable insurance industry transaction analysis, comparable life insurance acquisition analysis, and comparable transaction premium analysis summarized below, no public company, transaction, or acquisition utilized as a comparison is identical to the Company, its Capital Stock or the Reverse Stock Split and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. In its analysis, BT made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters. Any estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses.

  The following is a summary of the analyses BT utilized in arriving at its opinion as to the fairness of the consideration to be received by the minority shareholders in the Reverse Stock Split and that BT discussed with the Special Committee on September 24, 1996.

  Comparable Company Analysis. BT reviewed certain publicly available information regarding twelve public life insurance companies determined by BT to be engaged in businesses comparable to those of the Company. In this regard, BT noted that although such companies were considered similar to the Company insofar as they participate in business segments similar to the Company's, none of the companies has the same management, makeup, size, capital structure and combination of businesses as the Company. In performing the comparable public company analysis, BT selected the following publicly traded life insurance companies (the "Comparable Companies"): Allied Life Financial Corporation, American Heritage Life Investment Corporation, Cotton States Life Insurance, Erie Family Life Insurance, Home Beneficial Corporation, Intercontinental Life Corporation, Investors Heritage Life Insurance Company, Kansas City Life Insurance Company, Protective Life Corporation, Reliable Life Insurance Company, Security-Connecticut Corporation and USLIFE Corporation. Using publicly available information, BT analyzed, among other things, certain historical and financial data for each of the Comparable Companies. BT compared the multiples of stock price to GAAP earnings per share and operating earnings per share for the last twelve months ended June 30, 1996 (except December 31, 1995 for Reliable Life Insurance Company), fiscal year 1996 and 1997 estimated earnings per share (as published by Institutional Brokers Estimate System and Zacks Investment Research) and GAAP book value per share including and excluding the FAS 115 adjustment as of June 30, 1996 (except December 31, 1995 for Reliable

Life Insurance Company). BT also analyzed the total equity market value plus the amount of holding company debt and preferred stock ("Firm Value") as a multiple of adjusted statutory capital and surplus as of December 31, 1995. Adjusted statutory capital and surplus for the Company is defined as the sum of Guarantee Capital, Guarantee Capital Reserve, one-eighth of Unassigned Surplus, one-eighth of the Asset Valuation Reserve, and one-eighth of the Interest Maintenance Reserve. Variances in multiples for different companies may reflect such considerations as operating earnings history, capitalization, operating and financial leverage, asset quality, reserve adequacy, return on surplus and return on equity. BT derived high, low, mean and median multiples from the foregoing analysis of the Comparable Companies and applied them to certain financial data relating to the Capital Stock of the Company. The mean and median multiples of the last twelve months GAAP earnings, last twelve months GAAP operating earnings, GAAP 1996 estimated earnings, GAAP 1997 estimated earnings, GAAP book value (including FAS 115), GAAP book value (excluding FAS 115) and adjusted statutory capital and surplus were 10.55x and 9.73x, 11.45x and 10.66x, 9.59x and 9.45x, 8.88x, and 8.84x, 1.08x and 0.87x,
1.13x and 0.93x, and 2.02x and 1.89x, respectively. This analysis resulted in an implied value reference range (based on the mean and median values resulting from application of each methodology) for the Capital Stock of $4.52 to $5.13 per share excluding values based on GAAP book value and adjusted statutory capital and surplus, and $4.52 to $13.85 per share including values based on GAAP book value and adjusted statutory capital and surplus.

  Comparable Life Insurance Acquisition Analysis. BT reviewed publicly available information for selected transactions involving the acquisition of life insurance companies since 1993 (the "Selected Transactions"). In reviewing these transactions, several factors were considered including: (i) the lack of public information for subsidiary and private company transactions which represent a significant portion of the merger and acquisition activity; and (ii) the lack of directly comparable transactions. The selected transactions were not intended to represent the complete list of life insurance company transactions which have occurred. Rather such transactions included only selected recent transactions involving life insurance companies. Such Selected Transactions were used in this analysis because the companies involved were deemed by BT to operate in similar business or have similar financial characteristics to the Company. The transactions reviewed included the following: Conseco Inc./Bankers Life Holding Corporation; GE Capital Corporation/First Colony Corporation; Conseco Inc./Life Partners Group; Atlantic American Corporation/Bankers Fidelity Life Insurance Company; GE Capital Corporation/Life Insurance Company of Virginia; Sammons Enterprises/NACOLAH Holding Corporation; Sun America/Ford Life Insurance Company; American General Corporation/Independent Insurance Group; SunAmerica/CalFarm Life Insurance Company; AmVestors Financial Corporation/Financial Benefit Group; Jefferson-Pilot Corporation/Alexander Hamilton Life Insurance Company; American Annuity Group/Laurentian Capital Corporation; Life Re Corporation/John Deere Life Insurance Group; Standard Management Corporation/Dixie National Life Insurance Company; AmericoLife Inc./Kansas Life Insurance Company; Conseco Inc./CCP Insurance; ARM Financial Group/SBM Company; Life Partners Group/Lamar Financial Group; American General Corporation/Franklin Life Insurance Company; Pioneer Financial Services/Connecticut National Life Insurance Company; Torchmark Corporation/American Income Holding Inc.; Intercontinental Life Corporation/Meridian Life Insurance Company; NWNL Companies/USLICO Corporation; GE Capital Corporation/Harcourt General Insurance Group; GE Capital Corporation/Heritage Insurance Group; Conseco Capital Partners II L.P./Statesman Group; Protective Life Corporation/Wisconsin National Life Insurance Company; Liberty Corporation/North American National Corporation; United Insurance Companies/Southern Educators Life Insurance. BT reviewed the consideration paid in such transactions in terms of the price paid for the common stock plus the amount of all holding company debt and preferred stock assumed, repaid, or redeemed in such transactions (the "Transaction Value") as a multiple of adjusted statutory capital and surplus as of the last fiscal year ended prior to the announcement of such transactions. Adjusted statutory capital and surplus for the Company is defined as the sum of Guarantee Capital, Guarantee Capital Reserve, one-eighth of Unassigned Surplus, one-eighth of the Asset Valuation Reserve, and one-eighth of the Interest Maintenance Reserve. Variances in multiples for different transactions may reflect such considerations as earnings history, leverage, reserve adequacy, asset quality, and return on surplus. Additionally, BT reviewed the consideration paid in such transactions (the "Equity Value") as a multiple of GAAP net income and GAAP net operating income for the last twelve months prior to the announcement of such transaction and as a multiple of GAAP book value as of the last fiscal quarter ended prior to the announcement of such transaction. Variances in multiples for different transactions may reflect such considerations as operating earnings history, capitalization, and return on equity. Additionally, BT determined, in such transactions involving acquisitions of publicly traded companies, the percentage premium that such Equity Value represented when compared to the share trading price of each acquired company one day, one week, and four weeks prior to the announcement of such transaction. BT derived high, low, mean, median, and adjusted average multiples or percentages, as the case may be, from the foregoing analysis and applied or compared such multiples or percentages, as applicable, to certain financial data relating to the Capital Stock of the Company. The mean and median multiples of GAAP net income, GAAP net operating income, and adjusted statutory book value were 12.89x and 11.23x, 15.63x and 14.44x, and 2.13x and 1.79x, respectively, and the mean, median, and adjusted average multiple of GAAP book value were 1.43x, 1.08x, and 1.16x, respectively. BT determined that the mean and median premiums to market one day, one week and four weeks prior to announcement of the transaction were 19.5% and 20.0%, 22.1% and 24.5%, and 26.8% and 25.0%, respectively. This analysis resulted in an implied value reference range (based on the mean, median and adjusted average values resulting from application of each methodology) for the Capital Stock of $5.00 to $6.63 per share excluding values based on GAAP book value and adjusted statutory book value, and $5.00 to $14.56 per share including values based on GAAP book value and adjusted statutory book value.

  Comparable Insurance Industry Minority Squeeze-out Transaction Analysis. BT reviewed publicly available information for selected transactions involving the acquisition of the remaining minority interest in publicly traded insurance companies, including life and property & casualty companies, since 1990 (the "Minority Squeeze-out Transactions"). In reviewing these transactions, several factors were considered including, among others, the lack of directly comparable transactions. The Minority Squeeze-out Transactions were not intended to represent the complete list of remaining minority interest transactions involving insurance companies which have occurred. The transactions reviewed included the following: Conseco Inc./Bankers Life Holding Corporation; PXRE Corporation/Transnational Re Corporation; Atlantic American Corporation/ Bankers Fidelity Life Insurance Company; ACMAT Corporation/United Coasts Corporation; SCOR S.A./SCOR US Corporation; Berkshire Hathaway Inc./GEICO Corporation; Conseco Inc./CCP Insurance; National Mutual Insurance Company/Celina Financial Corporation; Leucadia National Corporation/PHL Corp; Christiana General Insurance Corporation/Belvedere Corporation; and Academy Mergerco/Academy Insurance Group. BT reviewed the consideration paid in such transactions in terms of the price paid for the common stock plus the amount of all holding company debt and preferred stock assumed, repaid, or redeemed in such transactions (the "Transaction Value") as a multiple of adjusted statutory capital and surplus as of the last fiscal year ended prior to the announcement of such transactions. Adjusted statutory capital and surplus for the Company is defined as the sum of Guarantee Capital, Guarantee Capital Reserve, one-eighth of Unassigned Surplus, one-eighth of the Asset Valuation Reserve, and one-eighth of the Interest Maintenance Reserve. Variances in multiples for different transactions may reflect such considerations as earnings history, leverage, reserve adequacy, asset quality, and return on surplus. Additionally, BT reviewed the consideration paid in such transactions (the "Equity Value") as a multiple of GAAP net income and GAAP net operating income for the last twelve months prior to the announcement of such transaction and as a multiple of GAAP book value as of the last fiscal quarter ended prior to the announcement of such transaction. Variances in multiples for different transactions may reflect such considerations as operating earnings history, capitalization, and return on equity. Additionally, BT determined, in such transactions involving acquisitions of publicly traded companies, the percentage premium that such Equity Value represented when compared to the share trading price of each acquired company one day, one week, and four weeks prior to the announcement of such transaction. BT derived high, low, mean, median and adjusted average multiples or percentages, as the case may be, from the foregoing analysis and applied or compared such multiples or percentages, as applicable, to certain financial data relating to the Capital Stock of the Company. The mean and median multiples of GAAP net income, GAAP net operating income, and GAAP book value were 13.36x and 10.41x, 17.02x and 15.46x, and 1.27x and 1.02x, respectively, and the mean, median, and adjusted average multiple of adjusted statutory capital and surplus were 4.28x, 2.13x, and 2.31x, respectively. BT determined that the mean and median premiums to market one day, one week, and four weeks prior to announcement of the transaction were 22.2% and 20.0%, 28.0% and 25.0%, and 27.2% and 25.3%, respectively. This analysis resulted in an implied value reference range (based on the mean, median, and adjusted average values resulting from application of each range) for the Capital Stock of $5.01 to $7.22 per share excluding values based on GAAP book value and adjusted statutory capital and surplus, and $5.01 to $15.84 per share including values based on GAAP book value and adjusted statutory capital and surplus.

  Comparable All Industry Minority Squeeze-out Transaction Premium
Analysis. BT reviewed the consideration paid in certain transactions involving the acquisition of the remaining minority interest in publicly traded companies, including all industries (the "Minority Squeeze-outs"). BT reviewed 78 such transactions since 1990 that it considered to be comparable to the proposed Reverse Stock Split. Using publicly available information, BT determined that the mean, median, and adjusted average premiums to market one day, one week, and four weeks prior to announcement of the transaction were 28.6% and 22.4% and 23.0%, 32.4% and 24.9% and 28.5%, and 34.5% and 28.8% and
30.9%, respectively. This analysis resulted in an implied value reference range (based on the mean, median, and adjusted average values resulting from application of each methodology) for the Capital Stock of $5.15 to $5.96 per share.

  Discounted Cash Flow Analysis. BT performed a discounted cash flow analysis pursuant to which the value of the Capital Stock was estimated by adding (i) the estimated net present value of projected dividends plus (ii) the estimated net present value of the terminal value of the stock, based upon certain operating and financial assumptions, forecasts and other information provided to BT by the management of the Company. BT was provided with five year stand-alone financial projections for the period ending December 31, 2000 on both a GAAP and statutory basis. For purposes of this analysis, BT utilized discount rates of 8.0% to 16.0% and terminal values based on GAAP net income and GAAP book value of 6.0 to 13.5 and 0.50 to 1.25, respectively and, in arriving at its implied reference range, utilized discount rates of 10% to 14% and terminal values based on GAAP net income and GAAP book value of 8.0 to 12.0 and 0.60 to 1.0, respectively. BT relied on its understanding of required equity returns in the life insurance business to derive discount rates and the comparable public company analysis to derive the multiples used to calculate terminal values. This analysis resulted in an implied value reference range for the Capital Stock of $5.33 to $7.86 per share excluding values based on GAAP book value, and $5.33 to $8.54 per share including values based on GAAP book value.

  Component Valuation Analysis. BT performed a component valuation analysis of the Capital Stock based on its judgment that due to the unique characteristics of the Capital Stock, a valuation of each component of the net income credited to the Capital Stock was appropriate. For this analysis, BT divided the net income per share for the Capital Stock for the twelve months ended June 30, 1996 into components consisting of the interest credited to the Guarantee Capital Reserve and the Capital Stock's one-eighth share of distributable income. BT applied a range of discount rates from 8.0% to 16.0% to the interest credited to the Guarantee Capital Reserve component to determine a per share value assuming this component was valued as a perpetual income stream. BT applied a range of multiples from 6.0 to 13.5 to the Capital Stock's one-eighth share of distributable income to determine a per share value assuming this component was valued based on a multiple of income. BT relied on its understanding of comparable fixed income instruments to derive discount rates and the comparable public company analysis to derive the multiples used to calculate the value of the component based on distributable income. These analyses resulted in an implied value reference range for the sum of the components of $3.98 to $5.98 per share.

  Historical Capital Stock Trading Analysis. BT reviewed and analyzed the historical trading prices and volume at which the Capital Stock has traded since the inception of trading in November, 1991. BT noted that although the Capital Stock is listed on Nasdaq, the trading activity in the shares is limited and relatively illiquid as evidenced by the wide spread between the bid and asked prices for the shares. BT concluded that the results of this analysis, when considered in light of the other analyses, were supportive of its conclusion that, as of the date of its opinion, the Cash Consideration to be received by the shareholders of the Company other than UCLIC in the Reverse Stock Split is fair to such shareholders from a financial point of view.

  BT is an internationally recognized investment banking firm engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. BT was selected as the Special Committee's financial advisor based upon such expertise and its reputation in investment banking and mergers and acquisitions.

  Other than its engagement by the Company in connection with the Reverse Stock Split, BT has rendered no services to and has had no material relationship with the Company, UCLIC, or to any of their directors, officers, or other affiliates during the last five years, and does not contemplate a material relationship. The Company has agreed to pay BT a fee in the aggregate amount of $825,000 in connection with its engagement by the Special Committee. In addition, the Company has agreed to reimburse BT for its out-of-pocket expenses, including the reasonable fees of its legal counsel, and to indemnify BT against certain liabilities, including liabilities arising under Federal securities laws.

  In the ordinary course of business, BT and its affiliates may trade the Capital Stock of the Company for their own account and for the accounts of their respective customers, and accordingly, at any time, may hold a long or short position in such securities.

CERTAIN EFFECTS OF AND CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE STOCK SPLIT

  General Effects. If the Reverse Stock Split is consummated, the authorized Guarantee Capital would be reduced from 5,000,000 shares of Capital Stock to 11 shares of New Capital Stock. The terms of the guarantee capital shares of the Company before and after the Reverse Stock Split will remain the same with the exception of the number of authorized shares and the par value thereof.

  The Company will, as a result of the Reverse Stock Split, become a privately held guarantee capital life insurance company and it is anticipated that UCLIC will be the sole holder of all the outstanding shares of New Capital Stock. In addition, it is anticipated that upon the effectiveness of the Reverse Stock Split, the shareholders of the Company other than UCLIC will not be able to participate in any future appreciation of the Capital Stock or in any future earnings or growth of the Company, and will no longer have any continuing interest as shareholders of the Company.

  The interest of UCLIC in the statutory net book value and distributable earnings of the Company will increase from approximately 72.8% to 100% as a result of the Reverse Stock Split. On the basis of the financial statement information contained in the Company's statutory financial statements for the quarter ended June 30, 1996, as a result of the Reverse Stock Split, UCLIC's interest in the statutory net book value of the Company will increase from $21,105,000 to $23,970,000, which balance includes the $1,822,704 capital contribution from UCLIC, and UCLIC's assets will increase from $4,251,758,000 to $4,252,801,000 and its statutory surplus will increase from $217,542,000 to $218,585,000.

  All shareholders owning fewer than 303,784 shares of Capital Stock will have the right to receive from the Company, in lieu of fractional shares of New Capital Stock, cash in the amount of $7.50 for each share of Capital Stock. Such shareholders will cease to be shareholders of the Company or to have any interest in the Company and, therefore, will not share in its future earnings and growth, if any, and will not have any right to vote on any corporate matter.

  After the Reverse Stock Split is effected, the aggregate amount of Guarantee Capital and the unassigned surplus of the Company are expected to remain at their balances at June 30, 1996, of approximately $6,683,000 and $6,773,000, respectively, determined on a statutory basis of accounting. Although $1,822,704 of the Guarantee Capital will be used by the Company to pay cash in lieu of issuing fractional shares of New Capital Stock resulting from the Reverse Stock Split, the Guarantee Capital will not change after the Reverse Stock Split is effected, because the NYID has required as part of the Plan that UCLIC contribute $1,822,704 to the Guarantee Capital in addition to surrendering the 2,433,345 shares of Capital Stock held by UCLIC in exchange for which UCLIC will receive 8 shares of New Capital Stock. The balance of the Guarantee Capital Reserve will decrease by approximately $5,012,000 after the payment of cash by the Company in lieu of issuing fractional shares of

New Capital Stock resulting from the Reverse Stock Split. Pursuant to the Plan, however, the Company will not make any distributions to its shareholders after the Reverse Stock Split is effected until the Guarantee Capital Reserve is restored to its balance at June 30, 1996 of $15,526,000. Based on June 30, 1996 information, the Company's Risk Based Capital (the "RBC") ratio would decrease from 302% to 260% as a result of the reduction of the Guarantee Capital Reserve. Although the Company's surplus will decrease by approximately $5,012,000 as a result of the Reverse Stock Split, the Company believes that the 260% RBC ratio would still exceed the average RBC ratio for 130 U.S. life insurance companies (comprising 85% of estimated 1995 U.S. life industry assets) monitored by Townsend & Schupp. The average RBC ratio for these companies for 1995 was 243%.

  The "Guarantee Capital Reserve" is a reserve created by the Company in January 1986 pursuant to its Charter to accumulate the profits of the Company attributable to the Capital Stock that have not been distributed to the shareholders of the Company because either (i) the Board decided to conserve the Company's statutory capital or (ii) the NYID prohibited the Company from paying shareholders cash distributions because the Company's statutory earnings and/or the increase in unassigned surplus was deemed insufficient to meet the NYID's criteria for payment to the Company's shareholders.

  In addition, upon completion of the Reverse Stock Split, the Company will become a wholly-owned subsidiary of UCLIC, which change in ownership will have federal tax consequences for both the Company and UCLIC. Specifically, UCLIC will receive any shareholder dividends from the Company on a tax-free basis, resulting in a tax savings of 35% with respect to the otherwise taxable portion of any Company dividend distribution. UCLIC's mutual company surplus tax will also increase by approximately $150,000 per year since the difference between the Company's statutory and tax equity will be included in the average equity base used to determine UCLIC's surplus tax. In addition, the Company would lose the benefit of the small business deduction, a special deduction available only to life insurance companies with consolidated assets of less than $500 million, which provided the Company with a tax benefit of $609,000 for 1995. Furthermore, the Company's tax liability will increase by approximately $150,000 per year due to the lengthening of the amortization period for the Company's tax basis deferred acquisition costs from 60 months to 120 months.

  Termination of Exchange Act Registration and Listing on Nasdaq. The shares of Capital Stock are currently registered under the Exchange Act. Registration of the shares of the Capital Stock may be terminated upon application of the Company to the SEC if the shares are neither listed on a national securities exchange nor held by 300 or more holders of record. The Company currently intends to make an application for termination of registration of the shares of Capital Stock under the Exchange Act as promptly as possible after filing the Amendment with the NYID. Termination of registration of the shares of Capital Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholder meetings, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

  In addition, the Capital Stock will be delisted from the Nasdaq which will terminate the Company's public trading market and relieve the Company of any further obligations to comply with the rules and regulations relating to Nasdaq listing.

  Effect on Market for Shares of Capital Stock. If the Reverse Stock Split is approved and, as contemplated, the shares of Capital Stock are deregistered under the Exchange Act and delisted on the Nasdaq, the Company will not have any market for its shares of Capital Stock.

  Conduct of the Company's Business after the Reverse Stock Split. As discussed under "Special Factors--Reasons for the Reverse Stock Split", UCLIC has proposed the redomestication of the Company to Ohio, the mutualization of the Company and the merging of the Company into UCLIC after the Reverse Stock Split is effected, and has entered into preliminary discussions with the NYID regarding such proposal. There are no assurances, however, that such redomestication, mutualization and merger of the Company would be approved by the NYID after the Reverse Stock Split is effected, or that if approved by the NYID, such transactions would occur. If such transactions are not effected upon consummation of the Reverse Stock Split, the Company plans to implement certain cost reduction strategies, including initiating negotiations with the NYID to revise the terms of the Commitment Letter which contribute significantly to the excessive operating expenses incurred by the Company and prevent the Company and UCLIC from operating synergistically as discussed under "Special Factors -Reasons for the Reverse Stock Split." In addition, UCLIC anticipates that it would implement certain cost-reduction strategies as discussed below that should result in significant savings to the Company. The implementation of such cost-reduction strategies has been deferred pending resolution of the Reverse Stock Split and UCLIC's proposal for the redomestication of the Company to Ohio, the mutualization of the Company and the merging of the Company into UCLIC. Such cost-reduction strategies include: (i) conversion of the Company's outdated data processing system to an updated data processing system currently being utilized by UCLIC that would help reduce future data processing problems and improve user and programmer productivity; (ii) a reduction in the number of the Company's employees that would result in a more streamlined management, greater operational efficiency and a reduction of excess capacity; and (iii) a reduction in rent paid by the Company for its leased office space in the City of New York by subletting a portion of such unused office space. Furthermore, UCLIC may also increase its commitment and support to the Company as follows:
(a) maintain the Company's capital by not withdrawing permitted shareholder distributions; (b) provide "first excess" reinsurance to the Company or use financial reinsurance to fund the costs of new business; (c) provide the Company with marketing support, product development and market research, and product competitiveness analyses; and (d) use its brokerage distribution system to sell UCLIC's individual, group and pension products which do not compete with the Company's products and vice versa (the Commitment Letter would need to be amended to permit such activities in the State of New York).

  Except as indicated in this Proxy Statement, neither the Company nor its management has any current plans or proposals that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation; a sale or transfer of any material amount of its assets of the Company; any change in the present Board or management of the Company; or any material change in the present dividend rate or policy of indebtedness or capitalization of the Company.

INTERESTS OF CERTAIN PERSONS IN THE REVERSE STOCK SPLIT

  UCLIC owns approximately 72.8% of the outstanding shares of Capital Stock and therefore has the ability to control the Company through the election of a majority of the Board. UCLIC's nominees currently constitute a majority of the Board. Larry R. Pike, a director of the Company, is the President, Chief Executive Officer and Chairman of the Board of Directors of UCLIC. Stephen R. Hatcher, a director of the Company, is Executive Vice President and Chief Financial Officer of UCLIC. John H. Jacobs, a director of the Company, is an Executive Vice President of UCLIC. Daniel J. Fischer, James N. Kotsonis and Glen D. Nicholson are directors and employees of the Company. In addition, Lothar A. Vasholz, a director of the Company, is a self-employed life insurance consultant and has an agency contract with UCLIC. The nominees of UCLIC on the Board were present and voted at the meeting of the Board at which the Reverse Stock Split was unanimously approved.

  UCLIC holds a sufficient number of shares of Capital Stock to approve the Reverse Stock Split. UCLIC has advised the Company that it intends to vote its shares of Capital Stock in favor of the Reverse Stock Split. The Board concluded, despite such potential or actual conflicts of interest, that the Reverse Stock Split is fair to the Company other than UCLIC.

  Francis W. Murray, III, Stuart B. Upson and Lothar A. Vasholz, each of whom serves as a director of the Company, own shares of the Company's Capital Stock as detailed in the section titled "Security Ownership of Management." Mr. Murray also served on the Special Committee.

  Except as set forth above, to the best knowledge of the Company and UCLIC, there are no actual or potential conflicts of interest between the Company, on the one hand, and the Company's executive officers or directors or UCLIC or its executive officers, directors or affiliates, on the other hand.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations thereunder, judicial authority, and current administrative rulings and practice, in each case, as of the date hereof. The summary set forth below is only a general description of certain of the federal income tax consequences of the Reverse Stock Split to the shareholders without reference to the particular facts and circumstances of any particular shareholder. The tax treatment of each shareholder will depend in part upon his particular situation. Certain tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers and persons who are not citizens or residents of the United States. EACH HOLDER OF CAPITAL STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE REVERSE STOCK SPLIT (INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX LAWS).

  Exchange of Capital Stock Solely for Cash. A shareholder owning fewer than 303,784 shares will receive only cash in the transaction and generally will recognize capital gain or loss (provided the Capital Stock is held as a capital asset) equal to the difference between the cash received and the shareholder's adjusted tax basis in the surrendered Capital Stock. Any such capital gain or loss will be a long-term capital gain or loss if the shareholder's holding period for the Capital Stock exceeds one year as of the effective date of the Amendment. Cash received by shareholders who own New Capital Stock after the Reverse Stock Split (including any constructive ownership under Code Section 318) may be a taxable dividend to the extent provided by Code Section 302. Generally, the Code Section 318 constructive ownership rules treat a person as owning (i) shares owned by certain relatives, related corporations, partnerships, trusts and estates and (ii) shares the holder has an option to acquire. Shareholders should consult their personal tax advisors as to the issue of constructive ownership and the possibility of dividend treatment under Code Section 302.

  Exchange of Capital Stock for New Capital Stock. The receipt of New Capital Stock in exchange for Capital Stock will not result in the recognition of gain or loss to a shareholder. The adjusted tax basis of a shareholder in the New Capital Stock generally will equal the sum of the shareholder's adjusted tax basis in the Capital Stock exchanged for New Capital Stock (excluding the basis of any Capital Stock exchanged for cash received in lieu of fractional shares of New Capital Stock) and the amount of cash contributed to the Company in connection with the Reverse Stock Split. The holding period of a shareholder in the New Capital Stock received in exchange for Capital Stock will include such shareholder's holding period in the surrendered Capital Stock provided the Capital Stock was held as a capital asset.

  A shareholder who owns 303,784 or more shares of Capital Stock and does not hold a number of shares of Capital Stock that is evenly divisible by 303,784 will receive both shares of New Capital Stock and cash in lieu of fractional shares of New Capital Stock. A shareholder receiving cash in lieu of fractional shares of New Capital Stock generally will recognize capital gain or loss (provided the Capital Stock is held as a capital asset) equal to the difference between the cash received and the shareholder's adjusted tax basis in the Capital Stock "exchanged" for fractional shares of New Capital Stock unless the Reverse Stock Split has the "effect of the distribution of a dividend."

  If the Reverse Stock Split has the effect of a distribution of a dividend, the cash received in lieu of fractional shares of New Capital Stock will be treated as a dividend to the extent of the shareholder's ratable share of the Company's undistributed earnings and profits, and the balance of the cash will be treated as received in exchange for property. Taxable gain or loss will be realized on this exchange of property equal to the difference between the portion of the cash not treated as a dividend and the shareholder's adjusted tax basis in the Capital Stock exchanged for cash. The Federal income tax rules that determine whether the cash received will have the "effect of the distribution of a dividend" are beyond the scope of this discussion and should be discussed with a personal tax advisor.

  Any capital gain or loss recognized by a shareholder receiving cash in lieu of fractional shares of New Capital Stock will be long-term capital gain or loss if the shareholder's holding period for the Capital Stock exceeds one year as of the effective date of the Amendment.

  Withholding and Backup Withholding. Special taxation and withholding rules may apply to any shareholder that is a nonresident alien or a foreign corporation. Those rules are beyond the scope of this discussion and should be discussed with a personal tax advisor. Shareholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, certain other information) to the Transfer Agent (as defined below) in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply. See "Special Factors--Exchange of Certificates and Payment for Fractional Shares of New Capital Stock." The letter of transmittal will require each shareholder to deliver such information when the Capital Stock certificates are surrendered following the effective date of the Amendment. Failure to provide such information may result in backup withholding.

  Ordinary Income and Capital Gains Tax Rate Differential. The top marginal federal income tax rate applicable to ordinary income (including dividend income) is 39.6% for individuals and 35% for corporations. The top marginal federal income tax rate applicable to "net capital gains" (i.e., net gain from the sale of capital assets held for more than one year reduced by any net loss from the sale of capital assets held for one year or less) for individuals is 28%. Capital losses generally cannot be applied to offset ordinary income.

CERTAIN FINANCIAL PROJECTIONS

  The Company does not, as a matter of course, publicly disclose projections as to future operating results or other financial information. In connection with BT's fairness analysis of the proposed Reverse Stock Split, the Company furnished BT with certain forecasted financial information (the "Forecasted Financial Information") regarding the Company that was prepared by management of the Company. The Forecasted Financial Information set forth below is included herein only because it was considered by the Board and the Special Committee during the course of their respective deliberations regarding the proposed Reverse Stock Split and because it was furnished to BT. The Forecasted Financial Information was not included in this Proxy Statement to induce the shareholders of the Company to vote for approval of the Reverse Stock Split. None of the Company or any of its directors or officers, makes any representation with respect to the accuracy of the Forecasted Financial Information when compared to actual performance and results and is not responsible for the difference between the Forecasted Financial Information and actual performance or results. The Forecasted Financial Information is based on management's assumptions, including those set forth below. Such assumptions involve judgments with respect to, among other things, future economic conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond the control of the Company. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than projected results.

  The Forecasted Financial Information below was not prepared with a view to public disclosure or compliance with published guidelines of the SEC, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The Forecasted Financial Information does not purport to present operations in accordance with generally accepted accounting principles and have not been audited, compiled or otherwise examined by the Company's independent accountant, or by any other independent accountants. Accordingly, neither the Company's independent accountant nor any other independent accountants assume responsibility for the Forecasted Financial Information presented below.

  Set forth below is certain projected financial information for the Company which present forecasts of operating results and certain projected balance sheet information for the years ending December 31, 1996 through

December 31, 2000, under three different scenarios. The fundamental assumptions used in the Forecasted Financial Information are described under each scenario below.

SCENARIO NO. 1: FORECASTED OPERATING RESULTS ASSUMING REVERSE STOCK SPLIT DOES NOT OCCUR

Insurance revenues:      Revenues for existing business were based on the
                         Company's recent persistency experience, and revenues from new business were based on management's estimates of new business production and persistency assumptions used in pricing new business.

Benefits:                Benefits for existing business were projected based
                         on the Company's recent mortality experience, and benefits for new business were based on mortality assumptions used in pricing that business.

Insurance expenses:      Insurance expenses were based on current expense
                         levels adjusted for the variance between current new business levels and forecasted new business levels.

SCENARIO NO. 2: FORECASTED OPERATING RESULTS ASSUMING REVERSE STOCK SPLIT DOES NOT OCCUR AND THE SHAREHOLDERS MAXIMIZE SHAREHOLDER DISTRIBUTIONS

Insurance revenues; Benefits:
                         Same as Scenario No. 1 above.

Insurance expenses:      Scenario No. 1 assumptions adjusted in 1996 through
                         2000 for favorable expense variances generated through September 30, 1996; in 1997 for severance pay and data processing conversion costs and in 1998 through 2000 for the favorable impact of the cost reduction strategies described herein under the caption "Special Factors--Certain Effects of and Conduct of the Company's Business after the Reverse
                         Stock Split" on pages 40-41.

Shareholders' equity:    Distributions out of the Guaranteed Capital Reserve
                         to shareholders for the maximum amount allowed by the NYID are assumed. Amounts assumed paid are as follows:

               1996:  $        0
               1997:  $1,891,000
               1998:  $        0
               1999:  $4,785,000
               2000:  $5,181,000

SCENARIO NO. 3: FORECASTED OPERATING RESULTS ASSUMING REVERSE STOCK SPLIT IS COMPLETED IN 1996 AND THE SHAREHOLDER DISTRIBUTIONS ARE SUSPENDED UNTIL THE GUARANTEE CAPITAL RESERVE BALANCE EQUALS THE BALANCE AT JUNE 30, 1996

Insurance revenues; Benefits:
                         Same as Scenario No. 1 above.

Insurance expenses:      Same as Scenario No. 2 above.

Shareholders' equity:
                         In 1996, the Guarantee Capital Reserve is charged for the $5,012,000 cost of the Reverse Stock Split. No shareholder distributions from the Guarantee Capital Reserve are assumed in any year.

SCENARIO NO. 1: FORECASTED OPERATING RESULTS ASSUMING REVERSE STOCK SPLIT DOES
                                NOT OCCUR

                                             YEAR ENDED DECEMBER 31,
                                   --------------------------------------------
                                     1996     1997     1998     1999     2000
                                   -------- -------- -------- -------- --------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Insurance revenues...............  $ 39,909 $ 41,789 $ 43,362 $ 44,589 $ 45,558
Net Investment income............    33,349   32,254   32,048   31,793   31,641
Net realized gains (losses) on
 investments.....................         0        0        0        0        0
Total revenue....................    73,258   74,043   75,410   76,382   77,199
Benefits and policyholder
 dividends.......................    50,182   50,523   51,709   52,561   53,172
Expenses.........................    21,055   21,120   21,143   21,155   21,145
                                   -------- -------- -------- -------- --------
Income from operations before
 federal income taxes............     2,021    2,400    2,558    2,666    2,882
Federal income taxes.............       315      486      507      489      534
                                   -------- -------- -------- -------- --------
Net income.......................     1,706    1,914    2,051    2,177    2,348
Shareholders' dividends..........         0        0        0        0        0
                                   -------- -------- -------- -------- --------
Change in shareholders' equity...     1,706    1,914    2,051    2,177    2,348
Shareholders' equity at beginning
 of the year.....................    31,308   33,014   34,928   36,979   39,156
                                   -------- -------- -------- -------- --------
Shareholders' equity at end of
 the year........................  $ 33,014 $ 34,928 $ 36,979 $ 39,156 $ 41,504
                                   ======== ======== ======== ======== ========
Total Assets.....................  $514,434 $515,314 $515,373 $516,801 $518,586
Per share of Capital Stock:(1)(2)
  Net income.....................  $   0.51 $   0.57 $   0.61 $   0.65 $   0.70
  Dividends declared.............  $   0.00 $   0.00 $   0.00 $   0.00 $   0.00
  Shareholders' equity...........  $   9.88 $  10.45 $  11.07 $  11.72 $  12.42

--------
(1) Amounts reported in the summary of net income and the summary of net income per share of Capital Stock are calculated in accordance with the Charter as discussed in Notes 1, 2 and 3 of Notes to Financial Statements included in the Company's December 31, 1995 10-K filing.
(2) Earnings (loss) per share of Capital Stock are based upon the weighted average number of shares outstanding of 3,341,624 for all periods presented.

SCENARIO NO. 2: FORECASTED OPERATING RESULTS ASSUMING REVERSE STOCK SPLIT DOES
      NOT OCCUR AND SHAREHOLDERS MAXIMIZE SHAREHOLDER DISTRIBUTIONS

                                          YEAR ENDED DECEMBER 31,
                                ----------------------------------------------
                                  1996     1997      1998     1999      2000
                                -------- --------  -------- --------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Insurance revenues............  $ 39,909 $ 41,789  $ 43,362 $ 44,589  $ 45,558
Net Investment income.........    33,340   32,202    31,908   31,519    31,186
Net realized gains (losses) on
 investments..................       114        0         0        0         0
Total revenue.................    73,363   73,991    75,270   76,108    76,744
Benefits and policyholder
 dividends....................    50,807   49,928    53,428   55,056    55,865
Expenses......................    20,290   21,896    18,787   17,600    17,591
                                -------- --------  -------- --------  --------
Income from operations before
 federal income taxes.........     2,266    2,167     3,055    3,452     3,288
Federal income taxes..........       470      339       902    1,073     1,086
                                -------- --------  -------- --------  --------
Net income....................     1,796    1,828     2,153    2,379     2,202
Shareholders' dividends.......         0   (1,891)        0   (4,785)   (5,181)
                                -------- --------  -------- --------  --------
Change in shareholders'
 equity.......................     1,796      (63)    2,153   (2,406)   (2,979)
Shareholders' equity at
 beginning of the year........    31,308   33,104    33,041   35,194    32,788
                                -------- --------  -------- --------  --------
Shareholders' equity at end of
 the year.....................  $ 33,104 $ 33,041  $ 35,194 $ 32,788  $ 29,809
                                ======== ========  ======== ========  ========
Total Assets..................  $515,248 $513,456  $515,337 $514,676  $513,829
Per share of Capital
 Stock:(1)(2)
  Net income..................  $   0.54 $   0.55  $   0.64 $   0.71  $   0.66
  Dividends declared..........  $   0.00 $   0.57  $   0.00 $   1.43  $   1.55
  Shareholders' equity........  $   9.91 $   9.89  $  10.53 $   9.81  $   8.92

--------
(1) Amounts reported in the summary of net income and the summary of net income per share of Capital Stock are calculated in accordance with the Charter as discussed in Notes 1, 2 and 3 of Notes to Financial Statements included in the Company's December 31, 1995 10-K filing.
(2) Earnings (loss) per share of Capital Stock are based upon the weighted average number of shares outstanding of 3,341,624 for all periods presented.

 SCENARIO NO. 3: FORECASTED OPERATING RESULTS ASSUMING REVERSE STOCK SPLIT IS COMPLETED AND THE SHAREHOLDER DISTRIBUTIONS ARE SUSPENDED UNTIL THE GUARANTEE
       CAPITAL RESERVE BALANCE EQUALS THE BALANCE AT JUNE 30, 1996

                                            YEAR ENDED DECEMBER 31,
                                  ---------------------------------------------
                                    1996      1997     1998     1999     2000
                                  --------  -------- -------- -------- --------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Insurance revenues..............  $ 39,909  $ 41,789 $ 43,362 $ 44,589 $ 45,558
Net Investment income...........    33,055    31,912   31,636   31,503   31,555
Net realized gains (losses) on
 investments....................       114         0        0        0        0
Total revenue...................    73,078    73,701   74,998   76,092   77,113
Benefits and policyholder
 dividends......................    50,602    50,052   53,464   55,294   56,081
Expenses........................    20,291    21,895   18,789   17,600   17,590
                                  --------  -------- -------- -------- --------
Income from operations before
 federal income taxes...........  $  2,185  $  1,754 $  2,745 $  3,198 $  3,442
Federal income taxes............       419       287      853    1,070    1,152
                                  --------  -------- -------- -------- --------
Net income......................     1,766     1,467    1,892    2,128    2,290
Shareholders' dividends.........         0         0        0        0        0
Funding of Reverse Stock Split..    (5,012)        0        0        0        0
                                  --------  -------- -------- -------- --------
Change in shareholders' equity..    (3,246)    1,467    1,892    2,128    2,290
Shareholders' equity at
 beginning of the year..........    31,308    28,062   29,529   31,421   33,549
                                  --------  -------- -------- -------- --------
Shareholders' equity at end of
 the year.......................  $ 28,062  $ 29,529 $ 31,421 $ 33,549 $ 35,839
                                  ========  ======== ======== ======== ========
Total Assets....................  $510,002  $509,863 $511,520 $515,631 $520,267
Per share of Capital
 Stock:(1)(2)
  Net income....................  $   0.53  $   0.44 $   0.57 $   0.64 $   0.69
  Dividends declared............  $   0.00  $   0.00 $   0.00 $   0.00 $   0.00
  Shareholders' equity..........  $   8.40  $   8.84 $   9.40 $  10.04 $  10.73

--------
(1) Amounts reported in the summary of net income and the summary of net income per share of Capital Stock are calculated in accordance with the Charter as discussed in Notes 1, 2 and 3 of Notes to Financial Statements included in the Company's December 31, 1995 10-K filing.

(2) Even though there will be only 8 shares of New Capital Stock outstanding after the Reverse Stock Split is completed, earnings (loss) per share of Capital Stock are based upon current weighted average number of shares outstanding of 3,341,624 for all periods presented, in order to make projected per share amounts comparable to historical per share amounts.

RIGHTS OF DISSENTING SHAREHOLDERS

  To effect the Reverse Stock Split, the Company is required to adopt the Amendment. The adoption of the Amendment will establish the right of appraisal for the shareholders who dissent from the Amendment. Such appraisal rights arise under Section 1206(a)(4) of the NYIL and are exercised pursuant to the procedure specified in Section 623 of the NYBCL (the "Appraisal Statute").

  In addition, Section 806(b)(6) of the NYBCL grants appraisal rights to dissenting shareholders upon amendment of a corporate charter provided that such amendment adversely affects certain specified rights of such dissenting shareholders. If their rights are adversely affected in the manner prescribed in Section 806(b)(6), such dissenting shareholders must exercise their appraisal rights pursuant to the procedure set forth in the Appraisal Statute. Pursuant to the Appraisal Statute, such dissenting shareholders will be entitled to have their Capital Stock appraised by a New York court and to receive payment of the "fair value" of such shares as determined by the court. The Appraisal Statute is reprinted in its entirety as Annex C to this Proxy Statement. The following discussion is not a complete statement of the law pertaining to appraisal rights under the NYBCL and is qualified in its entirety by the full text of the Appraisal Statute. Any shareholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters' appraisal rights under the NYBCL.

  All references in the Appraisal Statute and in this summary to a "shareholder" are to the record holder of the Capital Stock at the Record Date as to which appraisal rights are asserted. A person having a beneficial interest in shares of Capital Stock that are held of record in the name of another person such as a broker or nominee must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

  A shareholder wishing to exercise his/her appraisal rights (i) must deliver to the Company, prior to or at the Special Meeting but before the vote is taken on the Reverse Stock Split, a written objection to the Reverse Stock Split (the "Notice of Election"), which shall include a notice of his/her election to dissent, his/her name and residence address, the number of shares of Capital Stock as to which he/she dissents and a demand for payment of the fair value of his/her shares (which Notice of Election must be in addition to and separate from any proxy or vote against the Reverse Stock Split and should be addressed to The Manhattan Life Insurance Company, 1876 Waycross Rd., Cincinnati, Ohio 45240, Attention: Secretary and (ii) must not vote in favor of the Reverse Stock Split. BECAUSE A PROXY THAT DOES NOT CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED FOR APPROVAL OF THE PROPOSED TRANSACTION, A SHAREHOLDER WHO VOTES BY PROXY AND WHO WISHES TO EXERCISE HIS/HER RIGHTS AS A DISSENTING SHAREHOLDER MUST (a) VOTE AGAINST THE ADOPTION OF THE REVERSE STOCK SPLIT, OR (b) ABSTAIN FROM VOTING ON THE REVERSE STOCK SPLIT. Neither a vote against the Reverse Stock Split, in person or by proxy, nor a proxy directing such vote for an abstention will in and of itself constitute a written objection to the Reverse Stock Split satisfying the requirements of the Appraisal Statute (shareholders who timely file such written objection and who do not vote their Capital Stock in favor of the Reverse Stock Split are referred to hereinafter as "Dissenting Shareholders" and the shares as to which such Dissenting Shareholder dissents are hereinafter referred to as "Dissenting Shares").

  A shareholder may not dissent as to less than all of the shares as to which he/she has a right to dissent, held by him/her of record, that he/she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares held of record by such nominee or fiduciary on behalf of such owner and as to which such nominee or fiduciary has a right to dissent. Furthermore, if the Capital Stock is owned of record in a fiduciary capacity such as by a trustee, guardian, or custodian, the demand should be made in that capacity, and if the Capital Stock is owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly state, in such demand, that the agent is acting as agent for the record owner or owners of such Capital Stock.

  Within 10 days after the date on which shareholders approve the Reverse Stock Split, the Company must send written notice by registered mail to each Dissenting Shareholder that the Reverse Stock Split has been approved and adopted.

  At the date on which the Reverse Stock Split is consummated (the "Consummation Date"), each Dissenting Shareholder will cease to have any of the rights of a shareholder of the Company except the right to be paid the fair value of his/her shares and any of the other rights under the Appraisal Statute. A Notice of Election may be withdrawn by a Dissenting Shareholder prior to his/her acceptance in writing of an offer made by the Company to pay for the value of such Dissenting Shares, except that a Notice of Election may not be withdrawn later than 60 days following the Consummation Date unless the Company shall fail to make a timely offer to pay for the value of the Dissenting Shares, in which case such Dissenting Shareholder shall have 60 days from the date such offer was made to withdraw his/her election. In either event, after such time, a Notice of Election may not be withdrawn without the written consent of the Company. In order to be effective, withdrawal of a Notice of Election must be accompanied by a return to the Company of any advance payment made to the Dissenting Shareholder by the Company as described below.

  If any shareholder who demands appraisal of his/her Capital Stock under the Appraisal Statute effectively withdraws or loses such right to appraisal after the Consummation Date, such shareholder shall have all rights as a shareholder as of the Consummation Date reinstated.

  At the time of filing of the Notice of Election, or within one month thereafter, Dissenting Shareholders must submit the certificates representing their Capital Stock to the Company or its transfer agent, and the Company or the transfer agent, as the case may be, shall note conspicuously thereon that a Notice of Election has been filed and shall return the certificates to the Dissenting Shareholders. Any Dissenting Shareholder who fails to submit his/her certificates for such notation shall, at the option of the Company exercised by written notice to such Dissenting Shareholder within 45 days of the date of filing of such Notice of Election, lose his/her appraisal rights unless a court, for good cause shown, shall otherwise direct.

  Within 15 days after the expiration of the period within which shareholders may file their Notice of Election, or within 15 days after the Consummation Date, whichever is later (but in no case later than 90 days after the shareholders' vote adopting the Reverse Stock Split), the Company must make a written offer to pay for the Capital Stock held by the Dissenting Shareholder at a price which the Company considers to be their fair value. It is anticipated that such fair value will be determined by the Board based on numerous factors including, among others, the share price of the Capital Stock, the financial performance and condition of the Company, the Company's prospects for the future, customary valuation methods in the securities and financial markets for determining fair value of shares and all other factors which the Board deems relevant. This offer will be accompanied by a statement setting forth the aggregate number of shares of Capital Stock with respect to which Notices of Election to dissent have been received and the aggregate number of holders of such shares.

  If the Reverse Stock Split has been consummated at the time the offer is made, the offer will be accompanied by (i) advance payment to each Dissenting Shareholder who has submitted his/her certificates for notation thereon of the election to dissent of an amount equal to 80% of such offer, or (ii) as to each Dissenting Shareholder who has not yet submitted his/her certificates for notation thereon of the election to dissent, a statement that advance payment to him/her of an amount equal to 80% of the amount of such offer will be made by the Company promptly upon submission of his/her certificates. If the Reverse Stock Split has not been consummated at the time of the making of such offer, such advance payment or statement as to advance payment will be sent to each shareholder entitled thereto upon consummation of the Reverse Stock Split. Acceptance of such advance payment by a Dissenting Shareholder will not constitute a waiver of his/her dissenter's rights. If the Reverse Stock Split is not consummated within 90 days after approval of the Reverse Stock Split by the shareholders, such offer may be conditioned upon the consummation of the Reverse Stock Split.

  If within 30 days after the making of such offer, the Company and any Dissenting Shareholder agree on the price to be paid for such shareholders' Dissenting Shares, the Company will pay the agreed price to such holder within 60 days after the later of the date such offer was made or the Consummation Date, upon surrender of certificates representing such holder's Capital Stock. No such payment shall be made at any time when the Company is insolvent or when payment would render it insolvent.

  If the Company fails to make an offer within the 15-day period described above, or if it makes an offer and any Dissenting Shareholder fails to agree with it within 30 days of the making of such offer, the Company shall, within 20 days, institute a special proceeding in the appropriate court to determine the rights of Dissenting Shareholders and to fix the fair value of their shares. The Company has not determined whether it will institute such a special proceeding. However, if the Company does not institute such a proceeding within such 20-day period, any one Dissenting Shareholder may, within 30 days after such 20-day period expires, institute a proceeding for the same purpose. If such proceeding is not instituted by the Dissenting Shareholder within such 30-day period, the shareholder's dissenters' rights shall be extinguished unless the New York Supreme Court, for good cause shown, shall otherwise direct. All Dissenting Shareholders, other than those who agreed with the Company as to the price to be paid for their shares of Capital Stock, will be made parties to such proceeding pursuant to the Appraisal Statute.

  With respect to Dissenting Shareholders who are entitled to payment, the court shall proceed to fix the value of the Capital Stock which shall be the fair value as of the close of business on the day prior to the date of the Special Meeting. In fixing the fair value of the shares, the court will consider the nature of the Reverse Stock Split and its effects on the Company and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court will determine the fair value of the shares of Capital Stock without a jury and without referral to an appraiser or referee. The final order by the court shall include an allowance for interest (unless the court finds the refusal of any Dissenting Shareholder to accept the Company's offer as arbitrary, vexatious, or otherwise not in good faith) of such rate as the court finds to be equitable, accruing from the Consummation Date to the date of payment.

  Each party in the appraisal proceeding shall bear its own costs and expenses, including counsel fees. The court may, however, in its discretion, apportion and assess any of the costs, fees and expenses incurred by the Company against Dissenting Shareholders (including those who withdraw their Notice of election) if the court finds that their refusal to accept the Company's offer of payment was arbitrary, vexatious or otherwise not in good faith. Similarly, the costs, fees and expenses incurred by Dissenting Shareholders may be apportioned and assessed by the court, in its discretion, against the Company if the fair value of the shares as determined by the court materially exceeds the amount which the Company offered to pay or under certain other circumstances, including a failure by the Company to follow certain procedures of the Appraisal Statute.

  Within 60 days after the final determination of the proceeding, the Company shall pay to each Dissenting Shareholder the amount found in such proceeding to be due such shareholder, upon surrender of the certificates of Capital Stock.

  Any shareholder who duly demands, prior to the Special Meeting, an appraisal in compliance with the Appraisal Statute will not, after the Consummation Date, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to shareholders of record as of a date prior to the Consummation Date.

  THE PROVISIONS OF SECTION 1206(A)(4) OF THE NYIL AND SECTIONS 806(B)(6) AND 623 OF THE NYBCL ARE COMPLEX AND TECHNICAL IN NATURE. ANY SHAREHOLDER CONTEMPLATING THE EXERCISE OF THE RIGHTS SUMMARIZED ABOVE IN CONNECTION WITH THE REVERSE STOCK SPLIT IS URGED TO CONSULT HIS OR HER OWN COUNSEL. THE FAILURE BY A SHAREHOLDER TO COMPLY WITH THESE PROVISIONS WILL RESULT IN THE LOSS OF HIS OR HER RIGHTS AS A DISSENTING SHAREHOLDER.

EXCHANGE OF CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES OF NEW CAPITAL
STOCK

  As soon as practicable after the Effective Date, the Company will mail to the shareholders a letter of transmittal (the "Letter of Transmittal") containing instructions with respect to the surrender of shares of Capital Stock to the Transfer Agent in exchange for either New Capital Stock or cash, as the case may be. Each shareholder that surrenders to the Company stock certificate(s) representing 303,784 shares of Capital Stock and contributes cash in the amount of $227,838 (all of which amount will be contributed to the Guarantee Capital) and delivers to the Company the properly executed and completed Letter of Transmittal (and such evidence of ownership of such shares as the Company may require), will receive in exchange a stock certificate representing one share of New Capital Stock. Each shareholder that owns less than 303,784 shares of Capital Stock (including shares of Capital Stock remaining after a shareholder who owns in excess of 303,784 shares of Capital Stock returns a group of 303,784 shares of Capital Stock) will receive $7.50 in cash from the Company for each share of Capital Stock, in lieu of fractional shares of New Capital Stock, only by transmitting stock certificate(s) for shares of Capital Stock to the Company, together with the properly executed and completed Letter of Transmittal and such evidence of ownership of such shares as the Company may require. The Reverse Stock Split will occur on the Effective Date without any further action on the part of the shareholders of the Company and without regard to the date or dates on which certificates formerly representing shares of Capital Stock are physically surrendered.

  If the Reverse Stock Split is effected, any shareholder holding fewer than 303,784 shares of the currently issued and outstanding Capital Stock will cease to have any rights with respect to the Capital Stock of the Company, except to be paid in cash, as described in this Proxy Statement. No interest will be paid or accrued on the cash payable to shareholders after the Reverse Stock Split is effected.

  THE LETTER OF TRANSMITTAL WILL BE TRANSMITTED BY THE COMPANY TO SHAREHOLDERS AT A DATE SUBSEQUENT TO THE EFFECTIVE DATE. SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THE LETTER OF TRANSMITTAL IS RECEIVED AND SHOULD SURRENDER THEIR CERTIFICATES ONLY WITH SUCH LETTER OF TRANSMITTAL.

  No service charges will be payable by shareholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares of New Capital Stock, all expenses of which will be borne by the Company.

FINANCING AND EXPENSES OF THE REVERSE STOCK SPLIT

  Estimated fees and expenses incurred and to be incurred by the Company in connection with the Reverse Stock Split are approximately as follows:

                                                                     APPROXIMATE
   ITEM                                                                AMOUNT
   ----                                                              -----------
   Payment of Cash Consideration.................................... $6,835,140
   Legal Fees and Expenses.......................................... $  555,000
   Accounting Fees and Expenses..................................... $   10,000
   Commission Filing Fee............................................ $    1,367
   Printer's Fees and Expenses...................................... $   15,000
   Investment Banking Fees and Expenses............................. $  847,000
   Fees and Expenses of advisors to the NYID........................ $  205,000
   Miscellaneous Expenses........................................... $   45,000
                                                                     ----------
     Total.......................................................... $8,513,507
                                                                     ==========

  The Company will pay the Cash Consideration from its Guarantee Capital Reserve and Guarantee Capital. As of June 30, 1996, the Company had Guarantee Capital and a Guarantee Capital Reserve of approximately

$6,683,000 and $15,526,000, respectively, determined on a statutory basis of accounting. Of the $6,835,141 that will be required to pay for such fractional share interests, $1,822,704 will be funded from the Guarantee Capital and $5,012,437 will be funded from the Guarantee Capital Reserve. UCLIC will contribute cash in the amount of $1,822,704 from its current funds to the Guarantee Capital to maintain its balance of $6,683,000 as required by the NYID and as set forth in the Plan. In addition, as part of the Plan, the Company will not make any distributions to its shareholders after the Reverse Stock Split is effected until the Guarantee Capital Reserve is restored to its balance at June 30, 1996 of $15,526,000. See "Special Factors--Certain Effects of and Conduct of the Company's Business After the Reverse Stock Split."

  Other than as set forth above, UCLIC will pay all fees and expenses and other transaction costs incurred in connection with the Reverse Stock Split from its current funds.

             CERTAIN INFORMATION CONCERNING THE COMPANY AND UCLIC

  The Company was incorporated as a guarantee capital life insurance company under the laws of the State of New York in 1850. Its activities consist primarily of writing life and health insurance. The Company's principal executive offices are located at 1876 Waycross Road, Cincinnati, Ohio 45240.

  UCLIC was incorporated as a stock life insurance company under the laws of the State of Ohio in 1867 and was later mutualized in 1954. Its activities are predominantly in the individual and group life, individual and group disability income, and individual and group annuity businesses. UCLIC's principal executive offices are located at 1876 Waycross Road, Cincinnati, Ohio 45240.

                              REGULATORY APPROVAL

  The Plan was submitted to the NYID on October 4, 1996. On December 10, 1996, the NYID approved the Plan in connection with the Reverse Stock Split, subject to the following conditions: (i) the Company shall mail this Proxy Statement to each shareholder of record on or before December 31, 1996; (ii) the Reverse Stock Split shall be effected by no later than February 28, 1997; and (iii) the Company's policyholders surplus shall not be adversely affected, in any way, by this transaction.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information as of October 15, 1996, with respect to persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding shares of Capital Stock. Unless otherwise indicated, the beneficial ownership of shares includes sole investment and voting power with respect to such shares.

                                                           AMOUNT AND
                                                           NATURE OF
     TITLE OF                       NAME AND ADDRESS OF    BENEFICIAL PERCENT OF
       CLASS                          BENEFICIAL OWNER     OWNERSHIP   CLASS(1)
     --------                     ------------------------ ---------- ----------
   Capital Stock................. The Union Central        2,433,345     72.8%
                                  Life Insurance Company
                                  1876 Waycross Road
                                  Cincinnati, Ohio 45240
   Capital Stock................. Andrew Delaney             180,301      5.4%
                                  2727 Allen Parkway, #460
                                  Houston, Texas 77019

--------
(1) Percentages are calculated based upon the number of total shares outstanding (3,341,624).

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows the shares of the Company's Capital Stock owned by all directors and by all executive officers and directors as a group as of October 15, 1996. Unless otherwise indicated, beneficial ownership includes sole voting and investment power as to the shares.

                                                          AMOUNT AND
                                                          NATURE OF
    TITLE OF                     NAME OF BENEFICIAL       BENEFICIAL PERCENT OF
     CLASS                              OWNER             OWNERSHIP    CLASS
    --------                     ------------------       ---------- ----------
   Capital Stock........... Daniel J. Fischer                   0         0
   Capital Stock........... James N. Kotsonis                   0         0
   Capital Stock........... Stephen R. Hatcher                  0         0
   Capital Stock........... John H. Jacobs                      0         0
   Capital Stock........... Thomas E. Lovejoy, III              0         0
   Capital Stock........... James H. McIlhenny                  0         0
   Capital Stock........... Francis W. Murray, III          5,300         *
   Capital Stock........... Glenn D. Nicholson                  0         0
   Capital Stock........... Larry R. Pike                       0         0
   Capital Stock........... Richard S. Przysinda                0         0
   Capital Stock........... Stuart B. Upson                 1,537         *
   Capital Stock........... David F. Westerbeck                 0         0
   Capital Stock........... Lothar A. Vasholz                 159         *
   Capital Stock........... Laurence F. Whittemore              0         0
   Capital Stock........... All executive officers &
                             directors as a group (14
                             persons)(1)                    6,996         *

--------
* Less than one percent of the issued and outstanding shares of Capital Stock.

(1) The Company's directors and executive officers as a group beneficially own 6,996 shares, less than 0.21% of the Company's issued and outstanding shares of Capital Stock. No single officer or director owns more than 0.16% of the Company's issued and outstanding shares of Capital Stock.

                           MANAGEMENT OF THE COMPANY

  The executive officers and directors of the Company are as follows (unless otherwise indicated, the business address of each of the persons listed below is at the Company's principal executive offices and each of such persons is a citizen of the United States of America):

          NAME                                     POSITION
          ----                                     --------
Daniel J. Fischer.......  President, Chief Executive Officer, General Counsel and
                          Director
James N. Kotsonis.......  Senior Vice President, Chief Actuary, Chief Financial
                           Officer, Treasurer and Director
Glenn D. Nicholson......  Senior Vice President, Chief Marketing Officer and
                          Director
David F. Westerbeck.....  Secretary
Stephen R. Hatcher......  Director
John H. Jacobs..........  Director
Thomas E. Lovejoy III...  Director
James H. McIlhenny......  Director
Francis W. Murray III...  Director
Larry R. Pike...........  Director
Richard S. Przysinda....  Director
Stuart B. Upson.........  Director
Lothar A. Vasholz.......  Director
Laurence F. Whittemore..  Director

  Mr. Fischer's principal occupation and employment is as President, Chief Executive Officer and General Counsel of the Company, positions he has held since December 11, 1992. From 1990 to 1992, he was the President, Chief Operating Officer and General Counsel of the Company. Previously, he was Senior Vice President and General Counsel of the Company from 1987 to 1990. He has been a Director of the Company since 1990.

  Mr. Kotsonis' principal occupation and employment is as Senior Vice President, Chief Actuary, Treasurer and Chief Financial Officer of the Company, positions he has held since 1996. From 1990 to 1996, he was Senior Vice President, Chief Financial Officer and Chief Actuary. He has been a Director of the Company since 1992.

  Mr. Nicholson has served as the Company's Senior Vice President and Chief Marketing Officer since 1991. He was previously Vice President of Marketing and Product Development of Manhattan National Life Insurance Company. He has been a director of the Company since 1993.

  Mr. Westerbeck has served as Secretary of the Company since 1990. Mr. Westerbeck's principal occupation and employment is as Senior Vice President, General Counsel and Secretary of UCLIC, positions he has held since 1994. From 1990 to 1994, he served as Vice President, General Counsel and Secretary of UCLIC. From 1985 to 1990, he was Vice President and Secretary of UCLIC.

  Mr. Hatcher has been a Director of the Company since 1989. His principal occupation and employment is as Executive Vice President and Chief Financial Officer of UCLIC, positions he has held since 1995 and 1991, respectively. He served as Senior Vice President of UCLIC from 1983 to 1995.

  Mr. Jacobs has been a Director of the Company since May 15, 1996. His principal occupation and employment is as an Executive Vice President of UCLIC, a position he has held since 1995. For more than five years he has served in various executive capacities with UCLIC.

  Mr. Lovejoy has been a Director of the Company since 1986 and is a member of the Corporate Governance Committee. Since 1994, he has been Counselor to the Secretary on Biodiversity and Environment Affairs at the Smithsonian Institution, a national museum organization located at 1000 Jefferson Drive S.W., Washington, D.C. 20560. From 1987 to 1994, he was the Assistant Secretary for External Affairs of The Smithsonian Institution.

  Mr. McIlhenny has been a Director of the Company since 1989 and is a member of the Corporate Governance Committee. He has been retired since 1994. He formerly served as President and Chief Executive Officer of the Council of Better Business Bureaus, Inc., a consumer protection organization located at 4200 Wilson Blvd., Arlington, Virginia 22209 for more than five years.

  Mr. Murray has been a Director of the Company since 1973 and is a member of the Corporate Governance Committee. He is a retired Director of N.Y. Private Banking, Bank of America, a national banking organization located at 335 Madison Avenue New York, New York 10017, a position that he served in for more than five years. Mr. Murray beneficially owns five thousand three hundred shares of Capital Stock.

  Mr. Pike has been a Director of the Company since 1989. Since February 1990, he has served as Chairman of the Board, President and Chief Executive Officer of UCLIC. From 1989 to 1990 he was President and Chief Operating Officer of UCLIC. He also served as Executive Vice President of UCLIC from 1987 to 1989.

  Mr. Przysinda, a Director of the Company since 1989 and a member of the Corporate Governance Committee, was formerly Vice Chairman of Monroe Litho, Inc., a lithographic printing company located at 39 Delevan Street, Rochester, New York 14605. He also served for more than five years as President and Chief Executive Officer of Monroe Litho, Inc.

  Mr. Upson has been a Director of the Company since 1971 and is a member of the Corporate Governance Committee. Since 1989 he has served as the Chairman of Saatchi & Saatchi DFS, an advertising agency located at 375 Hudson Street, New York, New York 10014. Mr. Upson beneficially owns one thousand five hundred thirty seven shares of Capital Stock.

  Mr. Vasholz has been a Director of the Company since 1995. He has been a self-employed life insurance consultant since 1995. He was formerly Executive Vice President and Corporate Marketing Officer of UCLIC for more than five years. Mr. Vasholz beneficially owns one hundred fifty nine shares of Capital Stock.

  Mr. Whittemore has been a Director of the Company since 1975 and is Chairman of the Corporate Governance Committee. For more than the past five years, he has been a partner of the investment banking and brokerage firm Brown Brothers Harriman & Company located at 59 Wall Street, New York, New York 10005.

                              MANAGEMENT OF UCLIC

  The executive officers and directors of UCLIC are as follows (unless otherwise indicated, the business address of each of the persons listed below is at UCLIC's principal executive offices and each of such persons is a citizen of the United States of America):

   NAME                                                  POSITION
   ----                                                  --------
Larry R. Pike...........  President, Chief Executive Officer, Chairman of the Board and Director
Stephen R. Hatcher......  Executive Vice President and Chief Financial Officer
Charles W. Grover.......  Executive Vice President
John H. Jacobs..........  Executive Vice President
George L. Clucas........  Senior Vice President
Dale D. Johnson.........  Senior Vice President
Gerald A. Lockwood......  Senior Vice President and Corporate Actuary
David F. Westerbeck.....  Senior Vice President, General Counsel and Secretary
Philip G. Barach........  Director
V. Anderson Coombe......  Director
William A. Friedlander..  Director
William G. Kagler.......  Director
Lawrence A. Leser.......  Director
Francis V. Mastrianna,
 Ph.D...................  Director
Mary D. Nelson..........  Director
Paul G. Pearson, Ph.D...  Director
Thomas E. Petry.........  Director
Myrtis H. Powell, Ph.
 D......................  Director
Dudley S. Taft..........  Director
John M. Tew, Jr., M.D...  Director

  Mr. Pike's principal occupation and employment is as Chairman of the Board, President and Chief Executive Officer of UCLIC, positions he has held since February 1990. From 1989 to 1990 he was the President and Chief Operating Officer of UCLIC. Mr. Pike has been a Director of UCLIC since April 1989 and is a member of the Executive Committee. He is also a Director of the Company.

  Mr. Hatcher's principal occupation and employment is as Executive Vice President and Chief Financial Officer of UCLIC, positions he has held since 1995 and 1991, respectively. He served as Senior Vice President of UCLIC from 1983 to 1995.

  Mr. Grover's principal occupation and employment since 1995 is as Executive Vice President of UCLIC. Prior to 1994 he was Vice President of U.S. Marketing at Manufacturers Life Insurance Company, a life insurance company located at 200 Bloor Street, Toronto, Canada M4W IE5.

  Mr. Jacobs' principal occupation and employment since 1995 is as Executive Vice President of UCLIC. From 1992 to 1995 he served as a Senior Vice President of UCLIC and from 1989 to 1992 he served as a Vice President of UCLIC. He has been a Director of the Company since 1995.

  Mr. Clucas' principal occupation and employment since 1991 is as Senior Vice President of UCLIC. He has also served as the chief investment officer of UCLIC since 1990. Since 1990, Mr. Clucas also has served as President and Chief Executive Officer of Carillon Advisers, Inc., a subsidiary of UCLIC.

  Mr. Johnson's principal occupation and employment since 1994 is as a Senior Vice President of UCLIC. From 1990 to 1994 he served as a Vice President of UCLIC.

  Mr. Lockwood's principal occupation and employment is as Senior Vice President and Corporate Actuary of UCLIC, positions he has held since 1991. From 1989 to 1991, he served as a Vice President and Corporate Actuary of UCLIC.

  Mr. Westerbeck's principal occupation and employment is as Senior Vice President, General Counsel and Secretary of UCLIC, positions he has held since 1994. From 1990 to 1994, he served as Vice President, General Counsel and Secretary of UCLIC. From 1985 to 1990, he was Vice President and Secretary of UCLIC. Mr. Westerbeck has also served as Secretary of the Company since 1990.

  Mr. Barach has been a Director of UCLIC since May 1988 and is a member of the Audit Committee. From 1973 to 1993, he served as Chairman of the Board and Chief Executive Officer of United States Shoe Corp., a specialty retailing company, located at One Eastwood Drive, Cincinnati, Ohio 45227.

  Mr. Coombe has been a Director of UCLIC since May 1971 and is a member of the Audit Committee. Since 1949 he has served as the Chairman of the Board of The Wm. Powell Company, an industrial valve manufacturing company located at 2503 Spring Grove Avenue, Cincinnati, Ohio 45214.

  Mr. Friedlander has been a Director of UCLIC since May 1983 and is a member of the Audit Committee. Since 1987 he has served as the Chairman of the Board of Bartlett & Co., an investment advisory firm, located at 36 E. 4th Street, Cincinnati, Ohio 45202.

  Mr. Kagler has been a Director of UCLIC since May 1984. He is retired. From 1990 to November 1995 he was the President and Chief Executive Officer of Skyline Chili, Inc., a chili restaurant chain and franchiser, located at Chiquita Center, 250 E. 5th Street, Cincinnati, Ohio 45202.

  Mr. Leser has been a Director of UCLIC since May 1988 and is a member of the Executive Committee. Since August 18, 1994 he has been the Chairman of the Board and the Chief Executive Officer of The E.W. Scripps Company, a diversified media company, located at 312 Walnut Street, 28th Floor, Cincinnati, Ohio 45202. Previously, for more than five years, he was the President and Chief Executive Officer of The E.W. Scripps Company.

  Dr. Mastrianna has been a Director of UCLIC since May 1986. Since 1987 he has been the Dean of the College of Information Science and Business Administration and a professor at Slippery Rock University located at Slippery Rock, Pennsylvania 16057.

  Ms. Nelson has been a Director of UCLIC since 1995. Since 1974, she has been the President of Nelson and Company, an actuarial consulting firm located at 105 Fourth Street, Cincinnati, Ohio 45202.

  Dr. Pearson has been a Director of UCLIC since August 1986. Since 1992 he has been a President Emeritus at Miami University, located at Oxford, Ohio 45056. From 1981 to 1992, he was President and a professor of zoology at Miami University.

  Mr. Petry has been a Director of UCLIC since June 1981 and is a member of the Executive Committee. Since 1968 he has served as the Chairman of the Board and Chief Executive Officer of Eagle-Picher Industries, Inc., a manufacturer of among other things diatomaceous earth products and industrial controls, located at 580 Walnut Street, Cincinnati, Ohio 45202.

  Ms. Powell has been a Director of UCLIC since 1996. Since 1989, Ms. Powell has been Vice President for Student Affairs, Miami University, located at 113 Warfield Hall, Oxford, Ohio 45056.

  Mr. Taft has been a Director of UCLIC since August 1977 and is a member of the Executive Committee and Audit Committee. Since 1987 he has been the President and a Director of Taft Broadcasting Company, a telecommunications company located at 1808 Cincinnati Commerce Center, 600 Vine Street, Cincinnati, Ohio 45202.

  Dr. Tew has been a Director of UCLIC since May 1985. Since 1984 he has been a professor and Chairman of the Department of Neurosurgery at the University of Cincinnati Medical Center, 231 Bethesda Avenue, Cincinnati, Ohio 45267 and since 1969 he has been a Director of the Mayfield Neurological Institute located at 506 Oak Street, Cincinnati, Ohio 45219.

               SELECTED HISTORICAL FINANCIAL DATA OF THE COMPANY

  The following table sets forth selected historical financial data of the Company and has been derived from the audited financial statements of the Company for each of the two fiscal years ended December 31, 1995 and 1994 and the unaudited financial statements for the nine months ended September 30, 1996 and 1995. See "Financial Information."

                            SELECTED FINANCIAL DATA
                          (GAAP BASIS OF ACCOUNTING)

                             NINE MONTHS
                                ENDED
                            SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                          ----------------- ---------------------------------------------
                            1996     1995     1995     1994     1993      1992     1991
                          -------- -------- -------- -------- --------  -------- --------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Insurance revenues......  $ 28,489 $ 30,108 $ 39,706 $ 38,539 $ 36,820  $ 35,800 $ 31,917
Summary of net income:
 Net income before
  cumulative effect of
  changes in accounting
  method................     1,413    1,337    1,446    1,891    1,454     1,729    1,390
 Cumulative effect of
  change in method of
  accounting for
  postretirement
  benefits other than
  pensions..............       --       --       --       --      (340)      --       --
 Cumulative effect of
  change in method of
  accounting for income
  taxes.................       --       --       --       --       --        --      (325)
                          -------- -------- -------- -------- --------  -------- --------
 Net income.............  $  1,413 $  1,337 $  1,446 $  1,891 $  1,114  $  1,729 $  1,065
                          ======== ======== ======== ======== ========  ======== ========
Summary of earnings per
 share of Capital
 Stock:*
 Net income before
  cumulative effect of
  changes in accounting
  method................  $   0.42 $   0.40 $   0.43 $   0.57 $   0.43  $   0.52 $   0.42
 Cumulative effect of
  change in method of
  accounting for
  postretirement
  benefits other than
  pensions..............       --       --       --       --     (0.10)      --       --
 Cumulative effect of
  change in method of
  accounting for income
  taxes.................       --       --       --       --       --        --     (0.10)
                          -------- -------- -------- -------- --------  -------- --------
 Net income.............  $   0.42 $   0.40 $   0.43 $   0.57 $   0.33  $   0.52 $   0.32
                          ======== ======== ======== ======== ========  ======== ========
Total assets............  $499,798 $502,985 $513,938 $475,281 $501,662  $488,684 $502,832
Shareholders' equity....  $ 31,460 $ 30,403 $ 31,308 $ 26,578 $ 27,642  $ 26,427 $ 25,243
Per share of Capital
 Stock:
 Book value.............  $   9.41 $   9.10 $   9.37 $   7.95 $   8.27  $   7.91 $   7.55
 Dividends paid per
  share of Capital
  Stock.................       --       --       --       --  $   0.18  $   0.17 $   0.98

--------
* Net income per share of Capital Stock is based on the weighted average number of shares outstanding for the periods indicated.

                    TRANSACTIONS WITH PRINCIPAL SHAREHOLDER

  The Company shares certain expenses with UCLIC. Certain directors of the Company are also directors and employees of UCLIC. These expenses are initially paid by UCLIC, which is reimbursed by the Company on an actual usage bases. In 1995, the Company's share of such expenses was $3,195,000 for legal and accounting services and other office services (including proportionate salaries and other employee benefits), rent and related expenses and miscellaneous expenses such as office supplies, postage, subscriptions and travel.

                      MARKET PRICES FOR THE CAPITAL STOCK

  The Capital Stock is traded on the Nasdaq under the symbol "MLIC". The Capital Stock began trading on January 2, 1992. The following table sets forth the high and low sales prices per share of the Capital Stock on the Nasdaq for each quarter during the past two fiscal years and each quarter of the current fiscal year.

                                              1996        1995        1994
                                           ----------- ----------- -----------
                                           HIGH   LOW  HIGH   LOW  HIGH   LOW
                                           ----- ----- ----- ----- ----- -----
First Quarter............................. $4.25 $3.75 $5.00 $3.25 $5.50 $4.25
Second Quarter............................  5.00  4.00  5.25  3.25  5.00  4.25
Third Quarter.............................  5.25  4.00  5.25  3.75  5.00  3.25
Fourth Quarter (through December 24,
 1996)....................................  8.50  4.25  5.25  3.50  5.00  3.75

  On October 1, 1996, the last full trading day prior to the public announcement on October 2, 1996 that the Board had approved the Plan, the closing sales price of the Capital Stock on the Nasdaq was $4.25 per share. On December 24 , 1996, the last day on which the Capital Stock traded on the Nasdaq prior to the date of this Proxy Statement, the closing sales price was $7.3125 per share.

                                   DIVIDENDS

  The payment of cash dividends by the Company to its shareholders is dependent upon compliance with certain regulatory limits and restrictions imposed by the Charter. The Charter provides for three types of shareholder distributions:

    (i) Interest at a specified rate on the par value of the Capital Stock issued and outstanding ($195,000 annually);

    (ii) A distribution of the shareholders' portion of the Company's profits. Such amounts may, at the discretion of the Board, be distributed as a stock dividend of additional shares of Capital Stock, paid in cash subject to certain limits and prior regulatory approval, or reserved for the benefit of the shareholders in the Guaranteed Capital Reserve; and

    (iii) Interest, at the Company's portfolio earnings rate on invested assets, on the accumulated balance in the Guaranteed Capital Reserve.

  Interest on the Capital Stock may be paid in any year dividends are distributed to policyholders and is not subject to prior regulatory approval. Historically, the shareholders' portion of Company profits has been equal to $1 for every $7 of policyholders' dividends paid on traditional, participating policies. Cash dividends are limited based on the Company's prior year statutory earnings, or increase in statutory surplus, and are further subject to prior approval by the NYID. For financial statements prepared in accordance with GAAP, the Guaranteed Capital Reserve is included in shareholders' equity.

  From 1985 to 1989, the NYID prohibited the Company from making any cash dividends to its shareholders based on the Company's financial condition and operating results for 1984. Some of the factors that entered into the NYID's decision to suspend cash distributions to the Company's shareholders are as follows:

    (i) At the end of 1984, the ratio of the Company's total capital to its insurance reserves was 4.89%. NYID policy prohibits the payment of shareholder dividends when such ratio falls below 5%. In addition, the ratio of the Company's total capital to its total liabilities was 2.83%. The Company's Guaranteed Investment Contract liabilities, which amounted to $372 million for 1984, accounted for most of the difference between the 4.89% ratio and the 2.83% ratio.

    (ii) The Company reported an operating loss for 1984 of $608,000 that was caused primarily by strain on the Company's reserves resulting from sales of individual and group immediate annuities used to fund lottery, structured settlement and pension obligations. Statutory losses in the individual and group annuity lines of business amounted to $6.0 million for 1984.

    (iii) During 1984, the Company acquired surplus relief insurance amounting to $2.5 million in order to partially fund the cost of immediate annuities. The surplus relief reinsurance reduced the amount of the reported statutory loss for 1984 and it increased the statutory surplus at the end of 1984.

  In November 1990, the Company reached an agreement with the NYID (the "NYID Agreement") permitting the Company to credit interest on its Guarantee Capital Reserve at the Company's portfolio rate and setting forth guidelines under which cash payments may be distributed by the Company to its shareholders, subject to prior approval by the NYID. The NYID Agreement provides that:

    (i) If the Company's statutory-basis surplus is less than or equal to 9% of its statutory policy reserves, then principal and interest distributions from the Guarantee Capital Reserve are limited to the lesser of the prior year's statutory gain from operations (after policyholders' dividends and federal income taxes and before realized gains and losses) or the prior year's increase in statutory surplus, or

    (ii) If the Company's statutory-basis surplus exceeds 9% of its statutory policy reserves, the principal and interest distributions from the Guarantee Capital Reserve are limited to the greater of the prior year's statutory gain from operations (after policyholders' dividends and federal income taxes and before realized gains and losses) or the prior year's increase in statutory surplus.

  No cash distributions were permitted to be made to the shareholders of the Company under the NYID Agreement in 1994 since the Company recorded both a statutory loss before net realized gains and losses and a decrease in statutory surplus for the year ended December 31, 1994. Although cash distributions were permitted to be made to the shareholders of the Company in 1993 and 1995 under the NYID Agreement, UCLIC did not recommend the maximum cash shareholder distributions permitted under the NYID Agreement for such years because UCLIC was in the process of discussing the proposed Reverse Stock Split with the NYID, including its proposal to use funds from the Guarantee Capital Reserve to pay cash in lieu of issuing fractional shares resulting from the Reverse Stock Split. An alternative approach would have been for UCLIC to recommend the maximum shareholder distributions permitted by the NYID Agreement to be made in 1993 and 1995, and to use its share of such shareholder distributions to make a capital contribution to the Company for the purpose of funding the amount required to pay cash in lieu of issuing fractional shares resulting from the Reverse Stock Split. UCLIC did not take such alternative approach because it believed that taking such alternative approach would have been an inefficient use of capital since its share of the maximum permitted shareholder distributions would have been fully taxable.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Representatives of Ernst & Young LLP, the Company's independent accountants for the last and current fiscal year, are not expected to be at the Special Meeting.

                             FINANCIAL INFORMATION

  The Company hereby incorporates by reference the financial information contained in Part II, Item 8 of the 1995 10-K, the report of the independent auditors thereon contained in Part II, Item 8 of the 1995 10-K, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Part II, Item 7 of the 1995 10-K, and the financial information contained in Part I, Item 1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (the "September 1996 10-Q"), and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Part I, Item 2 of the September 1996 10-Q, which is attached to this Proxy Statement.

                             ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. The Company has filed a Schedule 13E-3 with the SEC in connection with the proposed Reverse Stock Split. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. The Schedule 13E-3, including exhibits and other filings made by the Company as described above, may be inspected and copied at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                                       By order of the Board of Directors,

                                       /s/ David F. Westerbeck

                                       David F. Westerbeck
                                       Secretary

                 INDEX TO FINANCIAL INFORMATION OF THE COMPANY

DESCRIPTION                                                                 PAGE
-----------                                                                 ----
Management's Discussion and Analysis of Financial Condition and Results of
 Operations (Item 7 of Part II of the 1995 10-K)..........................   F-2
Audited Financial Statements (Item 8 of Part II of the 1995 10-K):
  Report of Management....................................................  F-15
  Report of Independent Auditors..........................................  F-16
  Financial Statements:
    Balance Sheets as of December 31, 1995 and 1994.......................  F-17
    Statements of Income for the years ended December 31, 1995, 1994 and
     1993.................................................................  F-18
    Statements of Shareholders' Equity for the years ended December 31,
     1995, 1994 and 1993..................................................  F-19
    Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993.............................................................  F-20
    Notes to Financial Statements.........................................  F-21
  Supplementary Data:
    Summarized Quarterly Financial Data (Unaudited).......................  F-51
Management's Discussion and Analysis of Financial Condition and Results of
 Operations (Item 2 of Part I of the September 1996 10-Q).................  F-57
Unaudited Financial Statements (Item 1 of Part I of the September 1996 10-
 Q):
  Condensed Balance Sheets--September 30, 1996 and December 31, 1995......  F-73
  Condensed Statements of Income--Three Months and Nine Months ended
   September 30, 1996 and 1995............................................  F-74
  Statement of Shareholders' Equity--Nine Months ended September 30,
   1996...................................................................  F-75
  Condensed Statements of Cash Flows--Nine Months ended September 30, 1996 and 1995...............................................................  F-76
  Notes to Condensed Financial Statements.................................  F-77

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

   The following is an analysis of the results of operations and financial condition of the Company. The financial statements and related notes and schedules included elsewhere in this Form 10-K should be read in conjunction with this analysis.

Results of Operations:

   Earnings. The Company's charter provides for the allocation of its after-tax profits between its shareholders and its policyholders. The shareholders' portion includes interest on undistributed shareholder profits accumulated at interest in the Guarantee Capital Reserve (GCR), plus one-eighth of distributable income (i.e, income after income taxes and interest on the GCR, but before policyholder dividends). The table below summarizes the shareholders' share of net income:


                                        1995     1994     1993
                                      ------   ------   ------
                                           (in thousands)
Distributable income:
Income before cumulative effect
  of changes in methods
  of accounting                       $1,446   $1,891   $1,454
Policyholders' dividends and
  participation in operations          3,157    6,923    4,665
Less interest credited to GCR           (995)    (902)    (788)
                                      ------   ------   ------
      Distributable income            $3,608   $7,912   $5,331
                                      ======   ======   ======
Shareholders' share of net income:
 1/8 of distributable income          $  451   $  989   $  666
 Interest credited to GCR                995      902      788
 Cumulative effect of change
   in method of accounting
   for postretirement benefits
   other than pensions                    --       --     (340)
                                      ------   ------   ------
            Net income                $1,446   $1,891   $1,114
                                      ======   ======   ======

   Insurance Revenues and Benefits Expenses. Below is a breakdown of insurance revenues, policyholder benefits, change in policy reserves and interest expense by lines of business:

                                      Year Ended December 31,
                                  -------------------------------
                                      1995      1994     1993
                                    -------   -------   -------
                                          (in thousands)
INSURANCE REVENUES:
 Individual Traditional Life        $28,712   $28,117   $26,659
 Individual Universal Life           10,986    10,414    10,141
 Annuities & GIC's                        8         8        20
                                    -------   -------   -------
   TOTAL INSURANCE REVENUES         $39,706   $38,539   $36,820
                                    =======   =======   =======
POLICYHOLDER BENEFITS:
 Death Benefits:
   Individual Traditional Life      $20,143   $15,256   $18,274
   Individual Universal Life          7,835     6,134     8,063
                                    -------   -------   -------
Total Death Benefits                 27,978    21,390    26,337
                                    -------   -------   -------
Surrender Benefits:
 Individual Traditional Life          7,625     9,079     7,083
                                    -------   -------   -------
Other Benefits:
  Individual Traditional Life         1,819     1,281     1,263
  Annuities & GIC's                   6,180     6,660     6,705
                                    -------   -------   -------
Total Other Benefits (1)              7,999     7,941     7,968
                                    -------   -------   -------
TOTAL POLICYHOLDER BENEFITS         $43,602   $38,410   $41,388
                                    =======   =======   =======
CHANGE IN POLICY RESERVES:
  Individual Traditional Life       $(2,629)  $(3,263)  $(2,205)
  Individual Universal Life              25       190        --
  Annuities & GIC's                   1,966    (3,138)      775
                                    -------   -------   -------
TOTAL CHANGES IN POLICY RESERVES    $  (638)  $(6,211)  $(1,430)
                                    =======   =======   =======

INTEREST EXPENSE:
  Individual Universal Life         $ 4,740   $ 4,710   $ 4,363
  Annuities & GIC's                   5,130     5,377     5,564
                                    -------   -------   -------
TOTAL INTEREST EXPENSE              $ 9,870   $10,087   $ 9,927
                                    =======   =======   =======

(1) Other benefits include matured endowment payouts and annuity benefit payouts.

   The following discussion describes the results in more detail.

   Individual Traditional Life. The insurance revenue in 1995 increased slightly when compared to prior years due to the continued success of a new whole life participating product introduced at the end of 1991. Before the introduction of this product, the Company concentrated its marketing efforts on the sale of its universal life insurance product.

   In the past there was an industry wide shift in product mix towards interest sensitive products, and as a result, management believes that profit margins industry wide have decreased significantly. The industry profit margins on interest sensitive products have been historically lower than profit margins on traditional life products. The profit margins on traditional life products are following this industry trend as the Company has had to make traditional products more competitive with interest sensitive products either by increasing the product dividend scale or by decreasing the premiums. Due to current economic conditions, management believes there will be an industry trend back to traditional whole life products. As a result, the Company introduced a new participating product in 1991. Management plans to continue developing whole life participating products in the future in order to increase the book of business that pays policy dividends. Growth in the traditional life line of business is expected to continue in 1996.

   In 1995, individual traditional life policyholder death benefits increased while surrender benefits decreased when compared to the prior year. The reserve decreases in 1995 and 1994 resulted primarily from the net release of reserves on terminated traditional policies exceeding the increase in reserves established on new and existing business. The decrease in life reserves was smaller in 1995 compared to the same period in 1994 because of the increase in new business and decrease in surrenders, offset by the higher death benefits.

   Individual Universal Life. Universal life revenues increased in 1995 compared to 1994 due to an increase in the number of universal life policies in force.

   Individual universal life death benefits increased in 1995 compared to 1994 due to unfavorable mortality.

   Consistent with industry practice, the Company has the opportunity to adjust crediting rates on individual life insurance to reflect market conditions. The current economic environment and market rates have caused the increase in the interest in crediting rates. The weighted average annual interest rates credited to the Company's individual universal life products were 6.5%, 6.4% and 6.8% in 1995, 1994 and 1993, respectively.

   Annuities and GIC's. Annuity revenues are not significant because the Company suspended the sale of guaranteed interest contracts (GIC's) in 1985 to reduce the asset/liability mismatch resulting from funding GIC's with commercial mortgages and to strengthen its capital position as measured by the ratio of its statutory surplus to total assets. In 1988, the Company began issuing SPDA's due to the availability of sufficient capital and improved operating results. The sales of SPDA's had been very insignificant and as a result, the Company suspended the sale of SPDA's in October, 1993. However, as a result of the upturn in interest rates in 1994, the Company reopened the sale of this product effective October 1994 and saw a return to active sales in 1995. However, the Company again closed the sale of SPDA's effective January 1, 1996, due to the reduction in interest rates.

   Interest expense continues to decrease as a result of the reduction in the Company's GIC liabilities and a reduction in interest crediting rates. These planned withdrawals are leveling off because over ninety-one percent of the GIC liability remaining at December 31, 1995 represents the investment contracts owned by the Company's pension plan. The weighted average annual interest rates credited on the Company's annuity products are as follows:

                                    1995   1994   1993
                                    ----   ----   ----
Guaranteed Interest Contracts        6.0%   6.3%   6.6%
Single Premium Deferred Annuity      6.2%   5.6%   6.1%

   The increase in annuity reserves during 1995 was the result of recording a $3,300,000 addition to reserves due to the results of the December 31, 1995 Regulation 126 testing adopted and promulgated by the New York Insurance Department (the Department). (See Liquidity for further discussion.)

   Investment Income. Net investment income increased $2,464,000 and $136,000 in 1995 and 1994, respectively. Net investment income decreased $2,143,000 in 1993. The increase in 1995 is due primarily to the collection of default interest totalling $1,803,000 on a mortgage loan. In July, 1995, the mortgager paid this loan in full, thus paying the remaining default interest due. The slight increase in 1994 resulted primarily from the receipt of $829,000 of interest from mortgages that were on nonaccrual status at December 31, 1993 offset by maturities and calls of higher yielding assets and the reinvestment of these funds at current lower yields, and a lower level of invested assets. The decrease in 1993 resulted primarily from maturities and calls of higher yielding assets and the reinvestment of these funds at current lower yields. Net investment yield was 7.78% (excluding the $1,803,000 in default interest), 7.59% and 7.48% for the years ended December 31, 1995, 1994 and 1993, respectively. Net investment yield including the $1,803,000 of default interest was 8.21% for the year ended December 31, 1995. The investment yield is affected by bond market conditions, as well as the conditions of specific markets such as real estate. Refer to Note 4 of Notes to Financial Statements for breakdown of net investment income by class of investment.

   Realized Gains (Losses). The Company realized net gains (losses) on investments of $1,140,000, ($1,446,000) and $4,222,000 in 1995, 1994 and 1993,
respectively. The net realized gains in 1995 are a result of investment sales activity in fixed income securities offset by a $42,000 increase in allowance for potential mortgage losses and a $450,000 writedown of a fixed income security. Bond sales activity has centered around investing for new product cash flows, providing asset portfolio matching with insurance liabilities, improving the portfolio's investment yield, and producing solid total return performance. The net realized loss in 1994 resulted from lower market prices due to higher interest rates and a $240,000 writedown of a fixed income security. The 1993 realized gains are the result of an increase in the volume of investment sales activity offset by a $668,000 increase in the allowance for potential mortgage losses and a $660,000 writedown of a fixed income security. (See Investments for further discussion.)

   The provision for mortgage losses has fluctuated between periods. The Company establishes the mortgage reserve based upon its continuing review of the mortgage portfolio and individual problem mortgages. The allowance for potential loan losses is affected to a significant degree by general economic conditions. While the Company believes it has provided adequate mortgage reserves, subsequent economic and market conditions may require establishing additional reserves. See Investments and Note 4 of Notes to Financial Statements for further discussion and analysis.

   Underwriting, Acquisition and Insurance Expense. Underwriting, acquisition and insurance expenses increased $2,211,000, $221,000 and $763,000 in 1995, 1994 and 1993, respectively. The increase in 1995 is mainly due to an increase in commissions and general expenses, particularly salary and fringe benefit costs. The increase in 1994 is mainly due to an increase in the amortization of DAC offset by a decrease in other operating expenses. The increase in amortization of DAC was due to an increase in surrenders. The increase in 1993 is mainly due to an increase in renewal commissions and general expenses offset by a decrease in amortization of DAC.


   Policyholders' Dividends and Participation in Operations. The Company's charter provides for the allocation of its distributable income (income before policyholders' dividends but after federal income taxes) between its shareholders and its policyholders on a one-eighth/seven-eighths basis. Refer to Notes 2 and 3 of Notes to Financial Statements for further discussion. The following schedule summarizes policyholders' dividends and participation in operations:



                                      1995              1994         1993
                                   -------            ------     --------
                                                  (in thousands)
Distributable income -
 (See Footnote 2 of
 Notes to Financial Statements)    $ 3,608            $7,912     $  5,331
                                   =======            ======     ========
 Policyholders' dividends
 and participation
 in operations                     $ 3,157            $6,923     $  4,665
                                   =======            ======     ========

 Policyholders' dividends          $ 5,018(1)         $4,219(2)  $  5,500
 Increase (decrease)
 in policyholders' equity           (1,861)(3)         2,704         (835)(4)(3)
                                   -------            ------     --------
Total policyholders' dividends
and participation in operations    $ 3,157            $6,923     $  4,665
                                   =======            ======     ========

(1) The fluctuation in the balance is due to a decrease in the number of participating policies surrendered and an increase in the dividends paid on the participating block of business. See Insurance Revenues and Benefit Expenses.

(2) The fluctuation in the balance is due to increase in the number of participating policies surrendered in 1994 when compared to 1993. See Insurance Revenues and Benefit Expenses.

(3) The decrease in the policyholders' equity is due to the cash dividends paid to policyholders exceeding seven-eighths of distributable income. See The Impact of Corporate Charter on the Company's Dividend Policy and Earnings included herein for discussion on the allocation of distributable income between policyholders and shareholders.

(4) Excludes the $2,383,000 policyholders' share of the cumulative effect of change in method of accounting for postretirement benefits other than pensions described in Note 11 of Notes to Financial Statements.



   Federal Income Tax. The Company provides deferred taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Refer to Note 6 of Notes to Financial Statements for further discussion.

Financial Condition:

   Liquidity. Due to the Company's decision in 1985 to discontinue selling certain types of annuity products and to limit the renewals of outstanding GIC's as they mature, the Company has had to maintain a liquidity structure within the investment portfolio to enable it to fund the maturing GIC's. The Company has effected an orderly withdrawal from the GIC market by quoting renewal rates which have encouraged GIC contractholders to withdraw their funds as they mature. As a result of this strategy, the GIC liability has continued to decrease each year from $46,847,000 at December 31, 1990 to $18,154,000 at

December 1,1995. Withdrawals from investment contracts which include GIC's and accumulation annuity products have continued to decrease from $15,753,000 for the year ended December 31, 1992 to $9,407,000 for the year ended December 31, 1995. Over 91% of the remaining liability at December 31, 1995 represents investment contracts owned by the Company's pension plan. The liquidity structure within the investment portfolio is beginning to change with lower levels of cash being held as the GIC maturities are leveling off. Cash and other highly liquid assets held at December 31, 1995 are deemed more than adequate to meet the Company's liquidity needs.

   The Company is domiciled in New York and subject to Regulation 126 adopted and promulgated by the Department. Under this regulation, the Company is required to annually file a report which summarizes the results of projecting asset and liability cash flows under multiple interest rate scenarios. The tests performed prior to 1993 indicated that no adverse mismatching existed. Due to the continued decline in the interest rates earned by the Company on its assets, the results of the 1993 Regulation 126 tests required the Company to record an additional statutory reserve totalling $2,600,000 based on test results as of December 31, 1993. The GAAP reserves also increased by a similar amount. As of December 31, 1994, similar cash flow testing indicated that no additional reserves were required. Due to the decrease in the long-term expectation of the Company's investment yield versus the expected yield used when pricing the structured settlement and lottery annuities from 1981 to 1986, the Company recorded an additional statutory reserve totalling $1,400,000 based on test results as of December 31, 1995. An additional GAAP reserve of $3,300,000 was recorded and is included in the increase (decrease) in reserves on the Statements of Income.

   The Company had positive operating cash flows of $7,562,000, $7,811,000, and $868,000 in 1995, 1994, and 1993, respectively. The slight decrease in operating cash flows during 1995 is primarily due to a $6,299,000 increase in policyholder benefits paid, a $772,000 increase in commissions paid, and a $1,017,000 decrease in annuity considerations offset by a $5,803,000 increase in premiums and deposits received, of which $4,100,000 represents annuity deposits received, and a $2,706,000 increase in investment income received. The increase in premiums and increase in benefits are discussed in Insurance Revenue and Benefits Expense. The increase in investment income is discussed in Investment Income. The increase in operating cash flows during 1994 is primarily due to a $1,169,000 increase in premiums received and a $5,186,000 decrease in policyholder benefits paid offset by a $1,398,000 decrease in investment income received. The increase in operating cash flows during 1993 is primarily due to a $1,972,000 increase in premiums received offset by a $1,333,000 decrease in investment income received.

   The Company has no material off-balance-sheet risks, except for mortgage commitments in the normal course of business. Refer to Note 7 of Notes to Financial Statements for further discussion.

   Management believes that the Company's sources of liquidity are more than adequate to meet its anticipated needs.

   Capital Resources. The following comparison of the Company's capital ratios demonstrates the adequacy of the Company's statutory surplus:

                                            DECEMBER 31,
                                          1995        1994
                                       ----------   --------
Ratio of statutory surplus
 plus the investment
 valuation reserve to
 statutory assets
         Manhattan Life                     7.4%    8.2%
         Industry                           *       7.3%


Ratio of statutory surplus
 plus the investment valuation
 reserve to invested assets
         Manhattan Life                     7.6%    8.5%
         Industry                           *       9.3%

Risk-Based Capital (RBC) Ratio            306.0%  279.0%

*Source: The Townsend & Schupp Company's annual survey of 228 of the largest U.S. life insurance companies ranked by total assets. (Comparative ratios as of December 31, 1995 are not available.)

   The decrease in the above surplus ratios is primarily the result of two factors. The Company recorded a statutory net loss of $2,102,000 for the year ended December 31, 1995. In addition, a $1,400,000 additional statutory reserve was recorded by the Company. This was required as a result of requirements of Regulation 126 adopted and promulgated by the Department. See Note 8 of Notes to Financial Statements and Liquidity section for additional information.

   The RBC ratio increased due to improved mortgage experience and a revision in the formula used to calculate the ratio. The revised formula includes more recent industry experience when compared to the prior year. See Insurance Regulations for additional information on RBC.

   The Company had no surplus relief reinsurance agreements or other types of surplus financing transactions in effect at December 31, 1995 and 1994.

   Investments. The current investment strategy for the Company is designed to maintain the portfolio's overall quality, yield, liquidity, asset/liability structure, asset diversification, and to avoid issuer concentration and higher risk assets. All of the investments in the portfolio are well within diversification, quality and other requirements of state insurance laws. The Company directed most of its new investment cash flow in 1995 to the acquisition of investment grade bonds and commercial mortgages.

   The composition of the Company's invested assets is as follows:


Category                     December 31, 1995   Percent       December 31, 1994   Percent
--------                     -----------------   -------       -----------------   -------
                                 (in thousands)                    (in thousands)
Fixed Maturities:

Mortgaged-Backed Securities    $ 98,793           22%           $105,661             26%
Corporate bonds                 226,245           50             187,099             45
                               --------          ---            --------            ---
Total Fixed Maturities          325,038           72             292,760             71

Common Stock                          2            0                   4              0
Real Estate Owned                 6,388            1               7,910              2
Commercial Mortgages             70,048           16              63,209             15
Policy Loans                     51,740           11              50,720             12
                               --------          ---            --------            ---
   TOTAL INVESTMENTS           $453,216          100%           $414,603            100%
                               ========          ===            ========            ===

   This schedule excludes cash held by the Company totalling $711,000 and $2,545,000 at December 31, 1995 and 1994, respectively.

   On November 15, 1995, the Financial Accounting Standards Board (FASB) staff issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115 Special Report). In accordance with provisions in the SFAS 115 Special Report, the Company chose to reclassify all held-to-maturity securities to available-for-sale at December 31, 1995. At the date of transfer, the amortized cost of these securities was $312,690,000, ($98,793,000 of mortgage-backed securities and $226,245,000 of corporate bonds) with a market value totalling $325,038,000. (See Notes 1 and 4 of the Notes to Financial Statements.)

   At December 31, 1994 and 1993, all investments were classified as held-to-maturity except fixed maturities classified as available-for-sale with a market value totalling $241,784,000 ($105,661,000 of mortgage-backed securities and $136,123,000 of corporate bonds) and $255,893,000 ($103,994,000 of mortgage-
backed securities and $151,899,000 of corporate bonds), respectively, which were classified as investments available-for-sale (See Notes 1 and 4 of the Notes to Financial Statements).

   Fixed Maturities. Investments in fixed maturities represent the majority of the invested assets of the Company. The investments are carefully selected as to quality, maturity and yield to insure the ability to meet policyholder claims in a timely manner and provide increases to the Company's growth capital for the further vitality of its business. The Company also seeks to match the rates it credits on its investment spread products to reflect the amounts the Company earns on its invested assets. A mix of government bonds, mortgaged-backed securities, asset-backed securities, corporate bonds and money market instruments are utilized to meet these objectives.

   The Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115) at December 31, 1993. The Statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. SFAS 115 requires the Company's investment securities to be divided into three separate categories and it prescribes different accounting practices for each category:

 . Investments held-to-maturity are valued at amortized cost if management has the intent and ability to hold the securities until maturity.

 . Investments available-for-sale, which may or may not be sold before maturity, are marked to the current value, with unrealized gains and losses, net of taxes, reported as a separate component of equity.

 . Finally, investments held-for-trading purposes are marked to the current market prices, with any unrealized gains or losses charged against earnings.

   Prior to the reclassification of all fixed maturity investments to the "available-for-sale" classification, the Company sold two bonds classified as "held-to-maturity". This is not considered to be inconsistent with their original classification because both bonds were sold due to a significant deterioration in the issuers' credit worthiness. The first bond's amortized cost at sale was $1,000,000 and a loss of $125,000 was realized. The second bond's amortized cost at sale was $1,000,000, and a loss of $58,000 was realized.

   The following table identifies changes in investment value and unrealized gain (loss) resulting from changes in the market value of investments classified as "Available-for-Sale":

                              Fixed       Equity
                              Maturities  Securities  Total
                              ---------   ----------  -----

Market Value
 at December 31, 1995          $325,038        $2   $325,040
Book Value at
 December 31, 1995              312,690         2    312,692
                               ========   =======   ========

Unrealized Gain as of
 December 31, 1995:            $ 12,348   $    --   $ 12,348
                               ========   =======   ========
Market Value
 at December 31, 1994          $241,784         4    241,788
 Book Value
 at December 31, 1994           261,360         2    261,362
                               --------   -------   --------

 Unrealized Gain (Loss)
  as of December 31, 1994:     $(19,576)       $2   $(19,574)
                               ========   =======   ========

Market Value
 at December 31, 1993          $255,893   $    --   $255,893
Book Value
 at December 31, 1993           247,525        --    247,525
                               --------   -------   --------

Unrealized Gain as of
 December 31, 1993:            $  8,368   $    --   $  8,368
                               ========   =======   ========

   The change in unrealized gains (losses) net of deferred income taxes, caused increases (decreases) in shareholders' equity of $3,284,000, ($2,955,000), and $690,000 at December 31, 1995, 1994 and 1993, respectively. The change in unrealized gains (losses) net of deferred income taxes, caused increases (decreases) in policyholders' equity of $22,987,000, ($20,688,000), and $4,833,000 at December 31, 1995, 1994, and 1993, respectively. The change in unrealized gain (loss) from December 31, 1994 is a result of reclassifying our entire investment portfolio to the available-for-sale category in accordance with the SFAS 115 Special Report and the overall change in the securities market between 1995 and 1994. The change in the unrealized gain
(loss) from December 31, 1993 is a result of market price changes due to higher interest rates.

   Management periodically reviews its fixed maturities portfolio to determine if factors evidencing an other than temporary impairment in value exist for individual securities. In making this determination, management evaluates the strength of the issuer's liquidity and its continued ability to service its contractual obligations and the occurrence of events of default. Two bonds in the "available-for-sale" portfolio are currently in default: El Paso Electric and Elder Beerman. El Paso Electric, a corporate utility bond with a $1,200,000 par value, was also in default at December 31, 1994. The issuer filed Chapter 11 bankruptcy in January, 1992. Due to a court ruling at the end of 1992, the issuer resumed making interest payments on its secured bonds, such as the Company's issue. The bond is well secured by blanket first mortgage liens on all major operating assets of the issuer. Therefore, management does not anticipate a loss to the Company. Elder Beerman, a corporate unsecured bond with a $1,000,000 par value, filed bankruptcy in October, 1995. In the fourth quarter, 1995, a $450,000 permanent write down on the investment was recorded and is included in realized gains (losses) in the Statements of Income. The remaining carrying value of $550,000 reflects management's estimated recovery on this investment.

   No other bonds in the portfolio are considered to be permanently impaired.

   The weighted average maturity of the marketable bond portfolio excluding mortgaged-backed securities was 7.4 years as of December 31, 1995.

   The Company decreased its investment in mortgaged-backed securities from 26% of invested assets at December 31, 1994 to 22% of invested assets at December 31, 1995. Mortgaged-backed securities are subject to risks associated with variable prepayments. As such, these securities may have a different actual maturity than planned at the time of purchase. Securities that have an amortized cost that is greater than par and that are backed by mortgages that prepay faster than expected will incur a reduction in yield or an increase in yield if prepaid slower than expected. Those securities that have an amortized cost that is less than par and that prepay faster than expected will generate an increase in yield or a decrease in yield if prepaid slower than expected. The degree to which a security is susceptible to either gains or losses is influenced by the difference between its amortized cost and par, the relative sensitivity of the underlying mortgages backing the assets to prepayment in a changing interest rate environment, and the repayment priority of the securities in the overall securitization schedule.

   The Company limits the extent of those risks by generally avoiding securities whose cost significantly exceeds par, by purchasing securities that are backed by stable collateral, and by concentrating on securities with enhanced priority in their trust structure. Such securities with reduced risk typically have a lower yield but high liquidity than higher-risk mortgaged-backed securities. At selected times, higher-risk securities may be purchased if they do not compromise the safety of the Company's general portfolio. At December 31, 1995, the Company does not have a significant amount of higher-risk mortgaged-backed securities. The Company's mortgage portfolio is structured to produce acceptable yields while minimizing the risk of prepayment uncertainty.

   High-yield, below investment grade securities included in the investment portfolio increased to $24,357,000 (market: $24,531,000) at December 31, 1995 from $23,236,000 (market: $21,537,000) at December 31, 1994 and amounted to approximately 5% of invested assets and approximately 5% of total assets at December 31, 1995. Of these securities, $24,357,000 and $17,601,000 were classified as available-for-sale at December 31, 1995 and 1994, respectively. Management believes that the current level of investment in high-yield securities, at only 5% of invested assets, offers desired returns without undue risk. The interest rates available on those high-yield below--investment-grade securities are significantly higher than are available on other corporate debt securities. Also, the risk of loss due to default by the borrower is significantly greater with respect to such below-investment-grade securities because those securities are generally unsecured and are often subordinated to other creditors of the issuer and issued by companies that usually have high levels of indebtedness. The Company attempts to minimize the risks associated with those below-investment-grade securities by limiting the exposure to any one issuer and by closely monitoring the credit worthiness of such issuers. The Company's management does not presently anticipate its investments in high yield securities will increase significantly or have any significant adverse effect on the Company's financial condition or income from operations.

   Real Estate Owned. Real Estate acquired through foreclosure or "in-substance foreclosure" amounted to $6,388,000 and $7,910,000 at December 31, 1995 and 1994, respectively. The decrease is due to the sale of a portion of one real estate owned property for $1,522,000 during the third quarter, 1995. No gain or loss was incurred on the sale. Real estate owned is valued as follows:

   . Upon foreclosure, the carrying value of the property is recorded at the lower of cost or net realizable value, which becomes its new cost basis. Net realizable value for real estate is determined based upon internal and external appraisals and other available information about the property, which may take into consideration a number of factors, including; (i) discounted cash flows; (ii) sales of comparable properties; (iii) geographic location of property and related market conditions; and (iv) disposition costs. The net realizable value determined by the Company may be greater than the price which may be realized if the Company were forced to liquidate such properties on an immediate basis. The Company has the intent and ability to hold these assets until appropriate sales opportunities arise. Foreclosed properties are actively managed by the Company in order to maximize net realizable value.

   . Subsequent to foreclosure, the carrying value of the property is periodically evaluated and written down, if necessary, to reflect any additional amounts considered unrecoverable upon sale.

   . At the time of the sale, the difference between the sales price and the carrying value is recorded as a realized gain or loss.

   Mortgages. In 1995, the Company's mortgage loans on real estate increased $6,839,000 from $63,209,000 at December 31, 1994 to $70,048,000 at December 31,
1995, net of an allowance for potential mortgage loan losses of $1,381,000 and $1,339,000 at December 31, 1995 and December 31, 1994, respectively. During the fourth quarter of 1994, the Company began participating in new loan fundings with Union Central. Union Central owns 72.8% of the Company's guarantee capital shares. Refer to Note 1 of Notes to the Financial Statements for further discussion. New loan fundings, on a participating basis, continued with Union Central during 1995 in order to geographically diversify the existing portfolio. In 1995, the Company participated in 60 new originations, with the Company's percentage totalling $18,946,000 out of a total loan amount of $134,487,000.

   The Company's mortgage portfolio is monitored closely through the review of loan and property information such as annual operating statements, property inspection reports, and real estate tax records. This information is evaluated in light of current economic conditions and other factors such as geographic and property-type loan concentrations. This evaluation is part of the regular review to determine whether adjustments to the allowance for potential mortgage losses appear warranted.

   The Company also monitors its mortgage portfolio in an attempt to identify loans which are not currently classified as delinquent, but where the Company has knowledge which causes it to have concerns as to the ability of borrowers to comply with the present loan repayment terms. These loans ("watchlist loans") are subject to increased scrutiny and review by the Company. Watchlist loans totalled $13,964,000 and

$20,901,000 at December 31, 1995 and December 31, 1994, respectively. These loans were considered by management in establishing the $1,381,000 mortgage loan loss reserve.

   It is the Company's policy to place mortgages on nonaccrual status when it appears probable that accrued interest will not be recovered. None of the Company's mortgages were on nonaccrual status at December, 1995 or December 31, 1994.

   The Company classifies mortgages that are 90 days or more delinquent as to interest and/or principal payments or those in the process of foreclosure as being in default. None of the Company's mortgages were in default as of December 31, 1995 or at December 31, 1994. As part of the valuation process, management reviews loans individually and makes economic estimates of property values and probability estimates of losses occurring based on the analysis of operating statements, compilation of current and projected market data, a review of property inspection reports, appraisals and judgments regarding the financial strength of individual borrowers. This valuation process was used by management in establishing the $1,381,000 mortgage loan loss reserve as of December 31, 1995. Included in the mortgage loan loss reserve are amounts provided for specific properties for which management believes market conditions or other factors indicate the net realizable value of the underlying collateral is less than the mortgage balance (and any accrued interest). Net realizable value for real estate assets is determined based upon the market value of a property which takes into consideration capital improvements and leasing activities. Management believes the Company's mortgage loan loss reserve is adequate. However, management cannot predict with assurance where the economy is headed or how the mortgage portfolio would be affected by various economic circumstances. Management closely monitors the mortgage portfolio and regularly reviews the mortgage loan reserves to determine whether adjustments to the reserve or asset values appear warranted.

   There has been no troubled debt restructurings since year end 1989.

   A summary of the characteristics of the Company's mortgage portfolio (before deducting the valuation reserve of $1,381,000 and $1,339,000 at December 31, 1995 and December 31, 1994, respectively) follows ($ in thousands):

                                                December 31, 1995       December 31, 1994
                                                -----------------       -----------------
                                                       Percent                  Percent
Geographic Diversification:                            of Total                 of Total
                                                       --------                 --------
    New England                               $ 1,486       2.1%       $ 1,724       2.7%
    Middle Atlantic                            27,029      37.8         37,179      57.6
    South Atlantic                              6,317       8.8          1,953       3.0
    East North Central                          6,328       8.9          4,637       7.2
    West North Central                          4,614       6.4          3,490       5.4
    East South Central                          1,694       2.4          1,484       2.3
    West South Central                          8,893      12.5          7,126      11.0
    Mountain                                    5,889       8.2          2,275       3.5
    Pacific                                     9,179      12.9          4,680       7.3
                                              -------      ----        -------      ----
     Total                                    $71,429     100.0%       $64,548     100.0%
                                              =======     =======      =======     ======
  PROPERTY TYPE:

    Office                                    $16,078      22.5%       $19,139      29.6%
    Apartment                                  22,325      31.3         22,138      34.3
    Retail                                     24,308      34.0         18,954      29.4
    Industrial                                  6,433       9.0          2,216       3.4
    Residential                                 2,025       2.8            377       0.6
    Other                                         260        .4          1,724       2.7
                                              -------      ----        -------      ----
    Total                                     $71,429     100.0%       $64,548     100.0%
                                              =======    =======       =======    ======
Maturities:

 Past Maturity                                $     2       0.0%       $     2       0.0%
 Maturing within 1 year                        12,757      17.9          1,543       2.4
 Maturing in 2-5 years                         25,527      35.7         44,271      68.6
 Maturing in 6-10 years                         5,836       8.2         11,236      17.4
 Maturing in over 10 years                     27,307      38.2          7,496      11.6
                                              =======      ====        =======      ====
   Total                                      $71,429     100.0%       $64,548     100.0%
                                              =======    =======       =======     ======

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     -----------------------------------

                             REPORT OF MANAGEMENT

The management of The Manhattan Life Insurance Company is responsible for the accuracy and consistency of the financial statements. The financial statements have been prepared in accordance with generally accepted accounting principles and include, where required, amounts based upon management's informed estimates and judgments. The notes to the financial statements are an integral part of the financial statements and should be read as such.

Management maintains a system of internal controls designed to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. The system of internal accounting controls is supported by the careful selection and training of qualified personnel, segregation of responsibilities, established policies and procedures, and a program of internal audits.


The Board of Directors has appointed a Corporate Governance Committee, composed entirely of directors who are not officers or employees of The Manhattan Life Insurance Company or The Union Central Life Insurance Company. The Corporate Governance Committee is responsible for reviewing reports of management, internal auditors, regulators and independent auditors regarding accounting policies and practices, audit results, and internal controls. The Committee reviews the work of each in order to satisfy itself that each group is properly discharging its responsibilities. The internal auditor and independent auditors have free access to the Committee, without the presence of management, to discuss any matter which they believe should be brought to the attention of the Committee.

The financial statements have been audited by Ernst & Young LLP, independent auditors, whose report appears herein.

                                Daniel J. Fischer
                                President and
                                Chief Executive Officer

                        Report of Independent Auditors

Board of Directors and Shareholders
The Manhattan Life Insurance Company


We have audited the accompanying balance sheets of The Manhattan Life Insurance Company as of December 31, 1995 and 1994, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedules listed in the Index at Item 14 (a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Manhattan Life Insurance Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, the Company made certain accounting changes in 1995, 1994 and 1993.


                                        /s/ Ernst & Young LLP

Cincinnati, Ohio
March 1, 1996

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------

                                BALANCE SHEETS
              (in thousands, except share and per share amounts)

                                                          December 31,
                                                        ---------------
                                                        1995       1994
                                                      ---------  ---------
ASSETS
Investments:
Fixed maturities held-to-maturity,
 at amortized cost
 (market:  1994-$48,913)                              $     --     50,976
Fixed maturities available-for-sale
 (amortized cost:  1995 - $312,690;
  1994-$261,360)                                       325,038    241,784
Equity securities, at market
 (cost:  1995-$2; 1994 - $2)                                 2          4
Mortgage loans                                          70,048     63,209
Real estate acquired through foreclosure                 6,388      7,910
Policy loans                                            51,740     50,720
                                                      --------     --------
       Total investments                               453,216    414,603


Cash                                                       711      2,545
Accrued investment income                                6,498      6,637
Deferred policy acquisition costs                       41,264     40,613
Furniture, equipment and leaseholds,
 at cost, less accumulated
 depreciation (1995-$2,707; 1994-$2,561)                   512        581
Federal income tax recoverable                             486      1,349
Deferred federal income taxes                               --      2,089
Other assets                                            11,251      6,864
                                                      --------   --------
    Total assets                                      $513,938   $475,281
                                                      ========   ========
LIABILITIES
Policy liabilities:
 Future policy benefits                               $349,534   $342,726
 Guaranteed interest contracts                          18,154     19,808
 Policyholders' funds on deposit                        24,759     22,765
 Policy and contract claims                              8,646      5,623
 Policyholders' dividends                               27,719     27,960
                                                      --------   --------
      Total policy liabilities                         428,812    418,882
Amounts held in escrow
  and accrued expenses                                   4,865      4,872
Other liabilities                                        6,741      5,426
Deferred federal income taxes                            1,563         --
                                                      --------   --------
      Total liabilities                                441,981    429,180

POLICYHOLDERS' EQUITY                                   40,649     19,523

SHAREHOLDERS' EQUITY
Guarantee Capital Shares, $2 Par Value                   6,683      6,683
  (5,000,000 shares authorized,
   3,341,624 shares
   issued and outstanding)
Retained earnings                                       23,606     22,160
Unrealized gain (loss)
  on fixed maturities classified
  as available-for-sale                                  1,019     (2,265)
                                                      --------    --------
 Total shareholders' equity                             31,308     26,578
                                                      --------   --------
 Total liabilities, policyholders'
  equity and shareholders' equity                     $513,938   $475,281
                                                      ========   ========

   The accompanying notes are an integral part of the financial statements.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------

                             STATEMENTS OF INCOME
              (in thousands, except share and per share amounts)

                                                                 Year ended December 31
                                                      ----------------------------------------
                                                         1995             1994          1993
                                                      --------         --------      ---------
REVENUE
Insurance revenue:
 Traditional life insurance
    premiums                                        $   28,712      $   28,117       $  26,659
 Universal life policy charges                          10,986          10,414          10,141
 Annuities                                                   8               8              20
Net investment income                                   35,598          33,134          32,998
Net realized gains (losses)
   on investments                                        1,140          (1,446)          4,222
Other                                                       18              48             135
                                                    ----------      ----------      ----------
    Total revenue                                       76,462          70,275          74,175

BENEFITS AND EXPENSES
Benefits                                                43,602          38,410          41,388
Decrease in reserves for
  future policy benefits                                  (638)         (6,211)         (1,430)
Interest expense:
  Universal life                                         4,740           4,710           4,363
  Investment products                                    5,130           5,377           5,564
Underwriting, acquisition
  and insurance expenses                                20,461          18,250          18,029
Policyholders' dividends
  and participation
  in operations                                          3,157           6,923           4,665
                                                    ----------      ----------      ----------
    Total benefits and expenses                         76,452          67,459          72,579

Income before federal income
  taxes and cumulative effect
  of changes in methods of
  accounting                                                10           2,816           1,596
Federal income tax (benefit)
   expense                                              (1,436)            925             142
                                                    ----------      ----------      ----------
Income before cumulative
  effect of change in methods
  of accounting                                          1,446           1,891           1,454
Cumulative effect of change
  in method of accounting for
  postretirement benefits
  other than pensions                                       --              --            (340)
                                                    ----------      ----------      ----------
      Net income                                    $    1,446      $    1,891      $    1,114
                                                    ==========      ==========      ==========
Earnings per share:
Income before cumulative
  effect of changes
  in methods of accounting                          $      .43      $      .57      $      .43
Cumulative effect of change
  in method of accounting for
  postretirement benefits
  other than pensions                                       --              --            (.10)
                                                    ----------      ----------      ----------
      Net income                                    $      .43      $      .57      $      .33
                                                    ==========      ==========      ==========

Weighted average number
  of shares outstanding                              3,341,624       3,341,624       3,341,624
                                                    ==========      ==========      ==========


   The accompanying notes are an integral part of the financial statements.


                                               THE MANHATTAN LIFE INSURANCE COMPANY
                                               ------------------------------------

                                                STATEMENTS OF SHAREHOLDERS' EQUITY
                                             (in thousands, except per share amounts)


                                                                               Unrealized
                                                                              Gain (Loss)       Unrealized
                                            Guarantee                         on Available       (Losses)              Total
                                            Capital          Retained         for Sale          on Equity          Shareholders'
                                             Shares           Earnings        Securities        Securities            Equity
                                           -----------       -----------     --------------    ---------------    ----------------
Balance at January 1, 1993                  $   6,683        $  19,762        $       --        $      (18)         $  26,427

  Net income for 1993                              --            1,114                --                --              1,114
  Shareholder dividends ($.18 per share)           --             (607)               --                --               (607)
  Increase in unrealized appreciation on
    fixed maturities classified as
    available-for-sale, net of income tax          --               --               690                --                690
  Decrease in unrealized depreciation
    on equity securities                                                                                18                 18
                                            ---------        ---------        ----------        ----------          ---------

Balance at December 31, 1993                    6,683           20,269               690                --             27,642

  Net income for 1994                              --            1,891                --                --              1,891
  Decrease in unrealized appreciation
   on fixed maturities classified as
   available-for-sale, net of income tax           --               --            (2,955)               --             (2,955)
                                            ---------        ---------        ----------        ----------          ---------

Balance at December 31, 1994                    6,683           22,160            (2,265)               --             26,578

  Net income for 1995                              --            1,446                --                --              1,446
Increase in unrealized appreciation
  on fixed maturities classified as
  available-for-sale,
  net of income taxes                              --               --             3,284                --              3,284
                                            ---------        ---------        ----------        ----------          ---------

Balance at December 31, 1995                $   6,683        $  23,606        $    1,019        $       --          $  31,308
                                            =========        =========        ==========        ==========          =========

   The accompanying notes are an integral part of the financial statements.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                           STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                  Year ended December 31
                                              -------------------------------
                                                1995        1994       1993
                                              --------    --------   --------
OPERATING ACTIVITIES
Net income                                    $  1,446    $  1,891   $  1,114

Charges (credits) to net income
  not affecting cash:
  Policyholders' share of income
   (loss) in excess of
   (less than) dividends paid                   (1,861)      2,704       (835)
  Interest credited to interest
    sensitive contracts                          5,130       5,377      5,564
  Interest credited to
    universal life policies                      4,740       4,710      4,363
  Accrual of discount on
    investments, net                              (750)       (896)      (976)
  Net realized (gains) losses
    on investments                              (1,140)      1,446     (4,250)
  Depreciation                                     146         646        194
  Amortization of deferred
    policy acquisition costs                     3,581       3,607      2,847
  Deferred federal income taxes
    (benefits)                                  (2,000)        798     (2,538)
  Change in operating assets
     and liabilities:
  Accrued investment income                        139          23      1,366
  Policy acquisition costs deferred             (4,232)     (5,284)    (5,354)
  Federal income tax recoverable
    (payable)                                      863        (617)      (207)
  Postretirement benefit other
    than pensions liability                         37         104      1,621
  Policy liabilities                             4,580      (7,432)     1,407
  Other items, net                              (3,117)        734     (3,448)
                                              --------    --------   --------
      Cash provided by
      operating activities                       7,562       7,811        868
                                              --------    --------   --------

INVESTING ACTIVITIES
Purchases of investments
   and loans originated:
  Fixed maturities and equity
   securities held-to-maturity                      --      (8,558)  (227,778)
  Fixed maturities and equity
   securities available-for-sale              (127,814)   (184,601)        --
  Mortgage loans and real estate               (18,706)     (3,025)      (921)
  Purchases of furniture,
   equipment and leaseholds                        (77)       (726)      (275)
Sales, maturities, redemptions
   and repayments of investments:
  Fixed maturities and equity
   securities held-to-maturity                   1,818       3,847    206,051
  Fixed maturities and equity
   securities available-for-sale               127,325     168,616         --
  Mortgage loans and real estate                13,482      17,516     27,970
  Policy loans, net                             (1,020)      4,294      2,320
  Short-term investments, net                      116         250        409
                                              --------    --------   --------
      Cash provided (used)
      by investing activities                   (4,876)     (2,387)     7,776
                                              --------    --------   --------

FINANCING ACTIVITIES
Dividends to Shareholders                           --          --       (607)
Premiums/deposits to interest
   sensitive contracts                           4,223         162        677
Receipts from universal life
   policies credited to
   policyholder account balances                 6,359       7,063      7,241
Return of policyholder account
   balances on universal life
   policies                                     (5,695)     (6,095)    (4,165)
Withdrawals from interest
   sensitive contracts                          (9,407)     (9,294)    (9,848)
                                              --------    --------   --------
   Cash used by financing
       activities                               (4,520)     (8,164)    (6,702)
                                              --------    --------   --------
   Increase (decrease) in cash                  (1,834)     (2,740)     1,942
Cash at beginning of year                        2,545       5,285      3,343
                                              --------    --------   --------
 Cash at end of year                          $    711    $  2,545   $  5,285
                                              ========    ========   ========

Supplemental disclosures of
  cash flow information:
Cash paid during the year for
  federal income taxes                        $    700    $  1,250   $  1,755
Policyholders' share of
   cumulative effect of change
   in accounting principle                          --          --     (2,383)

   The accompanying notes are an integral part of the financial statements.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------

                         NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND ORGANIZATION
--------------------------------------

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and reflect all adjustments which are, in the opinion of management, necessary to present fairly the financial position of The Manhattan Life Insurance Company (the Company) as of December 31, 1995 and 1994, and the statements of income, shareholders' equity and cash flows for the years ended December 31, 1995, 1994, and 1993.

At December 31, 1995 and 1994, The Union Central Life Insurance Company (Union Central), a Cincinnati based mutual life insurance company, owned 72.8% of the Company's guarantee capital shares.

In 1993 the Company announced that a special committee of its independent directors had been formed to consider the fairness of a proposal to eliminate minority interests in the Company's guarantee capital shares by using a reverse stock split to reduce all outstanding minority shares to fractional shares payable in cash. The proposal was made by Union Central. Under the proposal, the Company's minority shareholders would receive $5.125 for each guarantee capital share held immediately prior to the consummation of the proposed transaction. The special committee has been authorized by the Board of Directors to engage a financial advisor, legal counsel and any other advisor necessary to assist it in its consideration of the proposal.

The reverse stock split is an established method for eliminating minority shareholders. This technique, which is a form of amendment to a corporation's certificate of incorporation pursuant to state law, allows a corporation to reverse split its outstanding shares of stock into a lesser number of outstanding shares of stock. In the situation where a reverse stock split is aimed at eliminating minority shareholders, the corporation may issue one new share of stock in exchange for a number of old shares in excess of the number of such old shares held by the largest minority shareholder. As a result, the holdings of all minority shareholders would be reduced to a fraction of a share for which they would be paid cash in lieu of the issuance of a certificate for such fractional shares.

Union Central has proposed the Company effect a 1-for-303,784 reverse stock split of its guarantee capital shares which would result in (i) the elimination of minority shareholder interests in the Company, and (ii) Union Central being the sole remaining holder of the guarantee capital shares. The ratio of 1-for-303,784 was chosen by the board to ensure the largest single minority shareholder, and consequently all other minority shareholders, would have their holdings reduced to a fraction of a share for which they would be paid a fair price in cash. As of December 31, 1995, the Company had 3,341,624 guarantee capital shares issued and outstanding; of these shares, Union Central owned 2,433,345 or approximately 72.8%. It is anticipated the reverse stock split would reduce the number of guarantee capital shares issued and outstanding from 3,341,624 to 8. It is anticipated the remaining 908,279 guarantee capital shares held by shareholders other than Union Central will be returned in exchange for cash in the aggregate amount of approximately $4,655,000. The par value of the guarantee capital shares will be increased from $2.00 per share to $835,406 per share. The aggregate amount of capital guaranteed to the Company's policyholders will remain at its current balance of $6,683,248.

All holders of guarantee capital shares will return their shares to the Company for either new guarantee capital shares or cash. Each holder of guarantee capital shares that returns a group of 303,784 shares together with cash in the amount of $227,838, will receive in exchange one new guarantee capital share. Each holder that

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------

                         NOTES TO FINANCIAL STATEMENTS


returns less than a group of 303,784 guarantee capital shares (including a shareholder who owns in excess of 303,784 guarantee capital shares) will receive $5.125 in cash for each guarantee capital share returned.

Pursuant to the exchange, Union Central will return to the Company 2,433,345 guarantee capital shares plus cash in the amount of $1,822,704 in exchange for which it will receive 8 new guarantee capital shares and approximately $15,700 in cash for the remaining guarantee capital shares in excess of the amount required for each new guarantee capital share. The Company does not anticipate any of the minority shareholders will accumulate the number of guarantee capital shares required to be exchanged for a new guarantee capital share.

The Company proposes to use funds from the Guarantee Capital Reserve (GCR) to pay for the guarantee capital shares held by its minority shareholders after the reverse stock split.

The proposal is subject to approval of the Company's guarantee capital shareholders, as well as its Board of Directors. The proposal is currently being reviewed by the New York Insurance Department (the Department) and their independent counsel.

The accompanying financial statements include balances and transactions with certain companies which are affiliated through common ownership. Related party transactions, which are material to the accompanying financial statements, were conducted with Union Central and Carillon Advisers, Inc. (CAI), an investment adviser. (See Note 12 of Notes to the Financial Statements for a discussion on related party transactions.)

The preparation of financial statements of insurance companies requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

INVESTMENTS
-----------

The Company adopted Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115) on December 31, 1993. The Statement addresses the accounting and reporting for investment in equity securities that have readily determinable fair values and for all investments in debt securities. SFAS 115 requires the Company's investment portfolio to be divided into three separate categories and it prescribes different accounting practices for each category:

    . Investments held-to-maturity are valued at amortized cost if management has the intent and ability to hold the securities until maturity.

    . Investments available-for-sale, which may or may not be sold before maturity, are valued at the current value, with unrealized gains and losses, net of taxes, reported as a separate component of equity.

    . Investments held-for-trading purposes are valued at the current market prices, with any unrealized gains or losses charged against earnings.

On November 15, 1995, the Financial Accounting Standards Board (FASB) staff issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115 Special Report). In accordance with provisions in the SFAS 115 Special Report, the

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

Company chose to reclassify all held-to-maturity securities to available-for-sale. At the date of transfer, the amortized cost of those securities was $312,690,000.

    The following table identifies changes in investment value and unrealized gain (loss) resulting from changes in the market value of investments classified as "Available-for-Sale":

                                    Fixed           Equity
                                  Maturities      Securities       Total
                                  ----------      ----------       -----
                                                (in thousands)
Market Value
 at December 31, 1995               $325,038      $      2       $325,040
Book Value
 at December 31, 1995                312,690             2        312,692
                                    ========      ========       ========

Unrealized Gain as of
 December 31, 1995:                 $ 12,348      $     --       $ 12,348
                                    ========      ========       ========

Market Value
 at December 31, 1994               $241,784             4        241,788
Book Value
 at December 31, 1994                261,360             2        261,362
                                    --------      --------       --------

Unrealized Gain (Loss)
 as of December 31, 1994:           $(19,576)     $      2       $ 19,574)
                                    ========      ========       ========

Market Value
 at December 31, 1993               $255,893      $     --       $255,893
Book Value
 at December 31, 1993                247,525            --        247,525
                                    --------      --------       --------

Unrealized Gain as of
  December 31, 1993:                $  8,368      $     --       $  8,368
                                    ========      ========       ========


   The change in unrealized gains (losses) net of deferred income taxes, caused increases (decreases) in shareholders' equity of $3,284,000, ($2,955,000), and $690,000 at December 31, 1995, 1994 and 1993, respectively. The change in unrealized gains (losses) net of deferred income taxes, caused increases (decreases) in policyholders' equity of $22,987,000, ($20,688,000), and $4,833,000 at December 31, 1995, 1994, and 1993, respectively. The change in unrealized gain (loss) from December 31, 1994 is a result of reclassifying our entire investment portfolio to the available-for-sale category in accordance with the SFAS 115 Special Report and the overall change in the securities market between 1995 and 1994. The change in the unrealized gain (loss) from December 31, 1993 is a result of market price changes due to higher interest rates.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

Other investments are reported on the following bases:

 . Equity securities (common stocks and nonredeemable preferred stocks) are carried at market. Unrealized gains or losses (differences between cost and market), net of applicable federal income taxes and policyholders' participation, are reflected in shareholders' equity.

 . Mortgage loans on real estate are carried at their aggregate unpaid balance less unamortized discount and less an allowance for possible losses.

 . During the first quarter of 1995, the Company adopted Statement of Financial
   Accounting Standards No. 114, "Accounting by Creditors of Impairment of a Loan " (SFAS 114). SFAS 114 was amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition" (SFAS 118). SFAS 114 and SFAS 118 require that an impaired mortgage loan's fair value be measured based on the present value of future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. If the fair value of a mortgage loan is less than the recorded investment in the loan, the difference is recorded as an allowance for mortgage loan losses. The change in the allowance for mortgage loan losses is reported with realized gains or losses on investments. Interest income on impaired loans is accrued on the net reported value of the impaired loans; changes in actual or estimated cash flows are charged or credited to the allowance for mortgage loan losses. The adoption of SFAS 114 and SFAS 118 had an immaterial effect on the financial statements of the Company.

 . Real estate acquired through foreclosure is carried at the lower of cost or its net realizable value.

 . Policy loans are reported at unpaid balances.

The market values of fixed maturities and stocks represent quoted market values from published sources or calculated market values using the "yield method" if no quoted market values are obtainable.

Changes in market values of available for sale securities, after deferred income taxes, after adjustment for participating policyholders' share of earnings and deferred income tax effects, are reported as unrealized gain or loss directly in shareholders' equity and, accordingly, have no effect on net income.

Realized gains and losses on sales of investments, and declines in the value of investments judged to be other-than-temporary, are recognized on a specific identification basis.

Interest is not accrued on mortgage loans or bonds for which principal or interest payments are determined to be uncollectible.

FURNITURE, EQUIPMENT AND LEASEHOLDS
-----------------------------------

Depreciation is computed on the straight-line method over the estimated useful lives of the respective assets, not to exceed 10 years for office furniture and 5 years for electronic data processing equipment. Depreciation is computed for leasehold improvements on the straight-line method over the shorter of the remaining lease term or useful life of improvements.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------


NOTES TO FINANCIAL STATEMENTS - CONTINUED

REVENUES, BENEFITS AND EXPENSES
-------------------------------

Traditional Life Insurance Products
-----------------------------------

Traditional life insurance products include those products with fixed and guaranteed premiums and benefits, and consist principally of whole life insurance policies, term insurance policies, certain limited-payment life insurance policies, and certain annuities with life contingencies. Premiums for traditional products are recognized as revenue when due.

The liabilities for future policy benefits for traditional life insurance are computed primarily by the net level premium method, including assumptions as to investment yields, mortality and withdrawal rates anticipated at the earliest date of issue for each grouping of issue years, modified as necessary to reflect anticipated trends and include a provision for possible unfavorable deviations.

Reserves on most individual policies are based on assumed investment yields that range from 3% to 10%. Withdrawal rates are based principally on the Company's own experience and vary by issue age, type of coverage and duration.

The costs of acquiring new traditional individual life business, principally commissions, certain policy issue and underwriting expenses (such as medical examination and inspection report fees) and certain agency expenses, all of which vary with and are primarily related to the production of new and renewal business, are deferred to the extent that such costs are deemed recoverable through future gross premiums. Such deferred acquisition costs are amortized over the anticipated premium paying period of the related policies, generally not to exceed 30 years, using assumptions consistent with those used to develop policy benefit reserves.

Universal Life and Other Interest Sensitive Products
----------------------------------------------------

Interest sensitive products include universal life and other flexible premium life insurance policies, guaranteed interest contracts, individual deferred annuities and annuities without life contingencies. Revenues for universal life and other interest sensitive products consist of policy charges for the cost of insurance, policy administration charges, and surrender charges that have been assessed against policyholder account balances during the period.

Benefit reserves for universal life and other interest sensitive products are computed in accordance with the retrospective deposit method and represent policy account balances before applicable surrender charges. Policy benefits that are charged to expense include benefit claims incurred in the period in excess of related policy account balances and interest credited to policy account balances. Interest crediting rates for universal life and other interest sensitive products ranged from 5.50% to 7.60% during most of 1995. However, at December 31, 1995, this range narrowed to 5.50% to 7.00%.

The Company is domiciled in New York and subject to Regulation 126 adopted and promulgated by the Department. Under this regulation, the Company is required to annually file a report which summarizes the results of projecting asset and liability cash flows under multiple interest rate scenarios. The tests performed prior to 1993 indicated that no adverse mismatching existed. Due to the continued decline in the interest rates earned by the Company on its assets, the results of the 1993 Regulation 126 tests required the Company to record an additional statutory reserve totalling $2,600,000 based on test results as of December 31, 1993. The GAAP reserves also increased by a similar amount. As of December 31, 1994, similar cash flow testing indicated no additional reserves were required. Due to the decrease in the long-term expectation of the

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

Company's investment yield versus the expected yield used when pricing the structured settlement and lottery annuities from 1981 to 1986, the results of the Regulation 126 tests required the Company to record an additional reserve totalling $3,300,000 as of December 31, 1995, and it is included in the increase (decrease) in reserves on the Statements of Income.

Commissions and other costs of acquiring universal life and other interest sensitive products that vary with and are primarily related to the production of new and renewal business are deferred to the extent that such costs are deemed recoverable through future estimated gross profits. Acquisition costs for universal life and other interest sensitive products are amortized over the lives of the policies in proportion to the present value of expected gross profits from surrender charges and investment, mortality, and expense margins. The amortization is adjusted retrospectively when estimates of current or future gross profits (including the impact of investment gains and losses) to be realized from a group of products are revised.

REINSURANCE
-----------

In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding insurance to other insurance enterprises or reinsurers under excess coverage and coinsurance contracts. The Company retains a maximum of $300,000 of coverage per individual life (reduced from $400,000 effective September 1, 1994).

Reinsurance premiums, commissions, expense reimbursements, and reserves related to reinsured business are accounted for over the life of the underlying reinsured policies using assumptions consistent with those used to account for the underlying policies. Premiums assumed from other companies have been added to direct premiums and premiums ceded to other companies have been deducted from direct premiums to determine premium income.

POLICY AND CONTRACT CLAIMS
--------------------------

Policy claim reserves represent the estimated gross cost of all reported and unreported claims incurred through December 31, 1995. The reserves for unpaid claims are estimated using individual case-basis valuations and statistical analyses. These estimates are subject to the effects of trends in claim severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for claims are adequate. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

POLICYHOLDERS' FUNDS ON DEPOSIT
-------------------------------
The liability for policyholders' funds on deposit is generally established at the policyholders' accumulated cash values plus amounts providing for guaranteed interest.

DIVIDENDS TO POLICYHOLDERS
--------------------------

Certain life insurance policies contain dividend payment provisions which enable the policyholder to participate in the earnings of the Company. The allocation of dividends to participating policyowners is based upon a comparison of experienced rates of mortality, interest and expense as determined periodically for representative plans of insurance, issue ages and policy durations, with the corresponding rates assumed in the calculation of premiums. The participating insurance in force receiving dividends accounted for 20.5%, 22.1% and 21.6% of the total insurance in force at December 31, 1995, 1994 and 1993, respectively. Dividend payments which

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

totalled $5,259,000 in 1995, are approved by the Company's Board of Directors on an annual basis. The liability for future policyholder dividends is based on the dividend scale in effect at the time the policy was issued.

POLICYHOLDERS' EQUITY
---------------------

The Company's charter (see Notes 2 and 3) provides for the allocation of its profits between its shareholders and its policyholders on a one-eighth/seven-eighths basis. The profits allocated are equal to income after taxes and interest on the GCR, but before policyholder dividends. Accordingly, the Company's Statements of Income reflect an allocation of the results of income to reflect the policyholders' participation in the operations of the Company. The Company's Balance Sheets reflect an allocation of the policyholders' participation in undistributed surplus, adjusted to reflect the policyholders' share of the change in unrealized gains or (losses) on fixed maturities classified as "available for sale" totalling $22,987,000 net of income taxes of $4,946,000 (includes the change in the valuation allowance of $4,550,000) at December 31, 1995. Interest added to the GCR is reflected in the Statements of Income as a reduction of policyholders' dividends and participation in the results of operations.

FEDERAL INCOME TAXES
--------------------

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, (SFAS 109), "Accounting for Income Taxes". In accordance with SFAS 109, income taxes are provided using the liability method for financial accounting and reporting of income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying the applicable tax rate to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under the requirements of SFAS 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Omnibus Budget Reconciliation Act of 1993 did not change the tax rates for the Company, as taxable income remains under the $10 million threshold.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
-------------------------------------------

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" (SFAS 106). SFAS 106 requires an accrual during the years that the employee renders the necessary service, for the expected cost of providing certain health care and life insurance benefits to an employee and the employee's beneficiaries and covered dependents after the employees leave the service of the Company. Prior to the adoption of SFAS 106, the Company expensed the costs of such benefits as they were paid. SFAS 106 allows the recognition of the cumulative effect of the liability in the year of adoption or the amortization of the accumulated postretirement benefit obligation (APBO) over a period of up to twenty years. The Company elected to recognize the cumulative effect of this obligation as of January 1, 1993. The cumulative effect of adopting SFAS 106 increased expenses $2,723,000, (net of taxes totalling $1,133,000) which reduced net income by $340,000 after giving effect to the $2,383,000 reduction in policyholders' equity related to this change in accounting policy. (See Note 11).

The APBO at December 31, 1995 and 1994 totalled $4,145,000 and $4,108,000, respectively, and is included in other liabilities in the Balance Sheets. SFAS 106 expense totalled $277,000, $304,000, and $331,000 in 1995, 1994 and 1993,
respectively, and is included in underwriting, acquisition and insurance expenses in the Statements of Income.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

POSTEMPLOYMENT BENEFITS
-----------------------

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (SFAS
112). SFAS 112 requires companies to adopt accrual accounting for workers compensation, disability, severance pay, COBRA, and other benefits provided after employment but before retirement. Prior to the adoption of SFAS 112, the Company expensed the costs of such benefits as they were paid. The adoption of SFAS 112 had an immaterial effect on the financial statements of the Company.

EARNINGS PER SHARE
------------------
Calculations of earnings per share are based upon the weighted average number of guarantee capital shares outstanding during each year.

FAIR VALUES OF FINANCIAL INSTRUMENTS
------------------------------------

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," (SFAS 107) requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Company. Certain accounting, actuarial, and regulatory bodies are continuing to study the methodologies to be used to develop fair value information, particularly as that concept relates to liabilities for insurance contracts. Accordingly, care should be exercised in deriving conclusions about the Company's business or financial condition based on the fair value information presented herein.

The Company closely monitors the level of its insurance liabilities, the level of interest rates credited to its interest sensitive products, and the assumed interest margin provided for within the pricing structure of its other products. Those amounts are taken into consideration in the Company's overall management of interest rate risk that attempts to minimize exposure to changing interest rates through the matching of investment maturities with amounts expected to be due under insurance contracts. As such, the Company believes that it has reduced the volatility inherent in its "fair value" adjusted shareholders' equity, although such volatility will not be reduced completely. The Company has used discount rates in its determination of fair value for its liabilities that are consistent with market yields for related assets. The use of the asset market yield is consistent with management's opinion that the risks inherent in the Company's asset and liability portfolios are similar, and the fact that fair values for both assets and liabilities generally will react in much the same manner during periods of interest rate changes. However, that assumption might not result in fair values that are consistent with values obtained through an actuarial appraisal of the Company's business or values that might arise in a negotiated transaction.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and short-term investments:  The carrying amounts reported in the Balance
-------------------------------
Sheets for these instruments approximate their fair values.

Investment securities:  Fair values for fixed maturity securities are based on
---------------------
quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services. The fair values for equity securities are based on quoted market prices and are recognized in the Balance Sheets.

The carrying amounts and fair values of the Company's investments in fixed maturities (held-to-maturity and available-for-sale) and equity securities are as follows:

                                           December 31, 1995                       December 31, 1994
                                           -----------------                       -----------------

                                        Carrying          Fair                Carrying                Fair
                                         Amount          Value                 Amount                Value
                                         ------          -----                 ------                -----
                                                               (in thousands)
Fixed maturities
 held-to-maturity                   $     --        $     --               $      50,976        $       48,913
Fixed maturities
 available-for-sale                        325,038        325,038                241,784               241,784
Equity securities                                2              2                      4                     4
                                    --------------  -------------          -------------        --------------
                                    $      325,040  $     325,040          $     292,764        $      290,701
                                    ==============  =============          =============        ==============


Refer to Note 4 of Notes to Financial Statements for additional fair value disclosures.

Mortgage loans:  The fair values for commercial and residential mortgages in
--------------
good standing are estimated using interest rates currently being offered for similar loans to borrowers with similar credit ratings in comparison with actual interest rates and maturity dates. Fair values for mortgages with potential loan losses are based on discounted cash flow analysis of the underlying properties.

The carrying amounts and fair values of the Company's investments in mortgages are as follows:

                                           December 31, 1995                       December 31, 1994
                                           -----------------                       -----------------

                                        Carrying          Fair                Carrying                Fair
                                         Amount          Value                 Amount                Value
                                         ------          -----                 ------                -----
                                                               (in thousands)
Commercial                             $71,169         $73,997                $64,171              $65,036
Residential                                260             260                    377                  377
                                       -------        --------                -------             --------
                                        71,429          74,257                 64,548               65,413
Less allowance
  for mortgages losses                  (1,381)             --                 (1,339)                  --
                                       -------        --------                -------             --------
                                       $70,048         $74,257                $63,209              $65,413
                                       =======        ========                =======             ========

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

Policy loans:  Management is unable to ascertain the estimated life of the
------------
policy loan portfolio. Due to the excessive costs which would be incurred to determine this information, management considers the estimation of the policy loans fair value to be impracticable. The interest rates charged on policy loans ranged between 4.80% and 8.94%. The nature of a policy loan ensures that the outstanding loan balance will be fully recoverable, because the balance owed to the Company is always equal to or lower than the cash value of the insurance policy owed to the policyholder. Policy loans are stated at their aggregate unpaid balance on the Balance Sheets.

Investment contracts:  Fair values for the Company's liabilities under
--------------------
investment-type insurance contracts are estimated using discounted cash flow calculations, based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued.

The carrying amounts and fair values of the Company's liabilities for investment-type insurance contracts are as follows:

                                           December 31, 1995                       December 31, 1994
                                           -----------------                       -----------------
                                                               (in thousands)

                                        Carrying          Fair                Carrying                Fair
                                         Amount          Value                 Amount                Value
                                         ------          -----                 ------                -----
Guaranteed interest contracts             $18,154       $18,201               $19,808               $19,651
Single premium immediate annuities
     (Lottery - Certain)                   32,222        36,169                32,625                37,209
                                         --------      --------              --------              --------
                                          $50,376       $54,370               $52,433               $56,860
                                         ========      ========              ========              ========

All other of the Company's insurance contracts are excluded from SFAS 107 disclosure requirements or are immaterial. However, the fair values of liabilities under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts.

2.  SHAREHOLDER DIVIDENDS

The payment of cash dividends by the Company to its shareholders is dependent upon compliance with certain regulatory limits and restrictions imposed by the Company's charter. The Company's charter provides for three types of shareholder distributions:

  a) Interest at a specified rate on the par value of the guarantee capital shares issued and outstanding
     ($195,000 annually),

  b) Interest, at the Company's portfolio earnings rate on invested assets, on the accumulated balance in the GCR, and

  c) A distribution of the shareholders' portion of the Company's profits. Such amounts may, at the discretion of the Company's Board of Directors, be distributed as a stock dividend of additional

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

     guarantee capital shares, paid in cash subject to certain limits and prior regulatory approval, or reserved for the benefit of the shareholders in a GCR.

Interest on the guarantee capital shares may be paid in any year dividends are distributed to policyholders and is not subject to prior regulatory approval.

Historically, the shareholders' portion of Company profits has been equal to $1 for every $7 of policyholders' dividends paid on traditional, participating policies. Cash dividends are limited based on the Company's prior year statutory earnings or increase in statutory surplus, and are further subject to prior approval by the Department. The GCR represents a restricted segment of statutory unassigned surplus, and as such, does not represent a commitment or liability to pay shareholder dividends. For financial statements prepared in accordance with generally accepted accounting principals, the GCR is included in shareholders' equity.

The Company and the Department have agreed to the following guidelines under which shareholder distributions from the GCR would be permitted, subject to prior approval by the Department:

    If the Company's statutory-basis surplus is less than or equal to 9% of its statutory policy reserves, then principal and interest distributions are limited to the lesser of the prior year statutory gain from operations (after policyholders' dividends and federal income taxes and before realized gains and losses), or the prior year's increase in statutory surplus or,

    If its statutory-basis surplus exceeds 9% of statutory policy reserves, the principal and interest distributions are limited to the greater of the prior year statutory gain from operations (after policyholders' dividends and federal income taxes and before realized gains and losses), or the prior year increase in statutory surplus.

The foregoing limits are subject to adjustment, by the Department, for unusually large realized gains or the effects of surplus relief reinsurance transactions. Based on the formula described above, no shareholder dividends will be paid in 1996, because the Company recorded both a statutory loss before net realized gains and losses and a decrease in statutory surplus for the year ended 1995. Since the Company plans to eliminate minority interests in the Company's guarantee capital shares by using a reverse stock split to reduce all outstanding minority shares to fractional shares payable in cash, it made no cash dividend payments to its shareholders from principal or interest accumulated in the GCR for the year ended December 31, 1995. See Note 1 of Notes to the Financial Statements for detailed discussion about the reverse stock split. The Company made no cash dividend payments to its shareholders from principal or interest accumulated in the GCR during 1994, because the Company recorded both a statutory loss before net realized gains and losses and a decrease in statutory surplus for the year ended 1993. The Department approved the Company's request to make a cash dividend payment of $607,000 to its shareholders from the principal and interest accumulated in the GCR in 1993.

The balance in the GCR was $14,910,000, $13,171,000, and $11,478,000 at December
31, 1995, 1994 and 1993, respectively, and the ratio of the Company's surplus to its policy reserves was 7.70%, 8.88%, and 8.27%, respectively. Interest added to the GCR amounted to $995,000, $902,000, and $788,000, for the years ended December 31, 1995, 1994 and 1993, respectively, and it was included in the Company's Statements of Income as a reduction of policyholders' dividends and participation in operations.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

The following table summarizes the allocation of the Company's net income between the shareholders and the policyholders:

                                         Year ended December 31,
                                         -----------------------
                                         1995      1994      1993
                                       ------    ------    ------
                                             (in thousands)

Distributable income:
Income before cumulative effect
 of changes in methods of
 accounting                            $1,446    $1,891    $1,454
Policyholders' dividends and
 participation in operations            3,157     6,923     4,665
Less interest credited to GCR            (995)     (902)     (788)
                                       ------    ------    ------
  Distributable income                 $3,608    $7,912    $5,331
                                       ======    ======    ======

Shareholders' share of net income:
1/8 of distributable income            $  451    $  989    $  666
Interest credited to GCR                  995       902       788
Cumulative effect of change
 in method of accounting for
 postretirement benefits
 other than pensions                       --        --      (340)
                                       ------    ------    ------
  Net income                           $1,446    $1,891    $1,114
                                       ======    ======    ======

Policyholders' 7/8th share
 of distributable income
 (reported as policyholders'
 dividends and participation
 in operations in the Statements
 of Income)                            $3,157    $6,923    $4,665
                                       ======    ======    ======

3.  SHAREHOLDERS' SHARE OF SURPLUS

The Company is the only existing life insurance company domiciled in New York which has authorized and outstanding guarantee capital shares. Neither applicable New York state law nor the Company's charter contain express provisions establishing the extent of the interest of the holders of the guarantee capital shares in the statutory unassigned surplus (total surplus less guarantee capital shares and GCR) of the Company and there has never been a judicial determination of the extent of such interest. Further, the laws applicable to the Company do not provide for its voluntary liquidation or dissolution; the Company may only be liquidated under the supervision of the New York Superintendent of Insurance in the event of insolvency. In such a liquidation or dissolution, the entire assets of the Company would be used to satisfy claims of creditors and policyholders and there would be no statutory unassigned surplus for distribution to the holders of the guarantee capital shares. Accordingly, in the opinion of counsel to the Company, no unqualified legal opinion can be rendered as to the degree, if any, to which the holders of the guarantee capital shares would be entitled to participate in any current or liquidating distribution of unassigned surplus. However, in the view of such counsel, if there should occur a liquidation or other winding-up of the Company's business in which assets exceeded liabilities on policies and the claims of other creditors, or if there should occur a partial distribution of surplus in the absence of such a liquidation or winding-up, although there are reasonable arguments which could be made to the effect that the entire unassigned surplus would be distributable solely to the policyholders or solely to the shareholders, the more likely outcome if the question should be litigated is that it would be held that one-eighth of the unassigned surplus would be distributable to the shareholders and seven-eighths to the policyholders. See Notes 1 and 2 of Notes to Financial Statements for a discussion of the methodology

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

used to allocate current and accumulated profits between the shareholders and the policyholders in the accompanying financial statements.

4.  INVESTMENTS

Major sources of net investment income by class of investment are summarized as follows:

                                                                   Year ended December 31,
                                                                 ----------------------------

                                                                   1995      1994      1993
                                                                 --------  --------  --------
                                                                        (in thousands)

Fixed maturities                                                 $24,698   $23,413   $22,049
Mortgage loans                                                     8,505     7,815     9,035
Real estate                                                        1,606     1,117       817
Policy loans                                                       3,087     2,959     3,159
Short-term investments                                               364       330       411
Other                                                                113        89        41
                                                                 -------   -------   -------
                                                                  38,373    35,723    35,512
Investment expenses                                                2,775     2,589     2,514
                                                                 -------   -------   -------
Net investment income                                            $35,598   $33,134   $32,998
                                                                 =======   =======   =======

Net realized investment gains (losses) by class of investment are summarized as follows:

                                                                   Year ended December 31,
                                                                   -----------------------
                                                                   1995      1994      1993
                                                                 -------   -------   -------
                                                                        (in thousands)

Fixed maturities                                                 $ 1,007   $(1,425)  $ 5,192
Preferred stock                                                       --        --      (324)
Common stock                                                         140        --        --
Mortgage loans                                                        (7)      (21)     (632)
Real estate                                                           --        --        16
Short-term investments                                                --        --        (2)
Other                                                                 --        --       (28)
                                                                 -------   -------   -------
Net realized gains (losses)
 on investments                                                  $ 1,140   $(1,446)  $ 4,222
                                                                 =======   =======   =======

The net realized gains in 1995 are a result of investment sales activity in fixed income securities offset by a $42,000 increase in allowance for potential mortgage losses and a $450,000 writedown of a fixed income security. Bond sales activity has centered around investing for new product cash flows, providing asset portfolio matching with insurance liabilities, improving the portfolio's investment yield, and producing solid total return performance. The net realized loss in 1994 resulted from lower market prices due to higher interest rates and a $240,000 writedown of a fixed income security. The 1993 realized gains are the result of

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

an increase in the volume of investment sales activity offset by a $668,000 increase in the allowance for potential mortgage losses and a $660,000 writedown of a fixed income security.

The entire preferred stock portfolio was sold during the first quarter of 1993 at an interest rate related pretax loss of $324,000.

The carrying amounts and fair values of the Company's fixed maturity investments at December 31, 1995, 1994, and 1993 are as follows by category of investment. (The Company held no held-to-maturity securities at December 31, 1995. The Company held no trading securities at December 31, 1995 and 1994):

                                                         December 31, 1995
                                             ----------------------------------------------
                                                          Gross       Gross     Estimated
                                             Amortized  Unrealized  Unrealized   Market
                                               Cost       Gains      Losses      Value
                                               --------  --------   --------   ---------
                                                         (in thousands)
Fixed maturity securities:
U.S. Treasury securities
  and obligations of U.S.
  government corporations
  and agencies                                 $ 23,405  $    695   $     --    $ 24,100
Foreign government bonds                            150         4         --         154
Obligations of states of
  the U.S. and political
  subdivisions of the
  states                                            273         6         --         279
Corporate securities                            190,885    11,889     (1,062)    201,712
Mortgaged-backed securities                      97,977     2,765     (1,949)     98,793
                                               --------  --------   --------    --------
   Total fixed maturities                       312,690    15,359     (3,011)    325,038
Equity securities                                     2        --         --           2
                                               --------  --------   --------    --------
   Total                                       $312,692  $ 15,359   $ (3,011)   $325,040
                                               ========  ========   ========    ========

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

                                                         December 31, 1994
                                             ----------------------------------------------
                                                          Gross       Gross     Estimated
                                             Amortized  Unrealized  Unrealized   Market
                                               Cost       Gains      Losses      Value
                                               --------  --------   --------   ---------
                                                         (in thousands)
HELD-TO-MATURITY
----------------

Corporate securities                           $ 50,976  $    455   $ (2,518)   $ 48,913

AVAILABLE-FOR-SALE
------------------

U.S. Treasury securities
  and obligations of U.S.
  government corporations
  and agencies                                 $  1,370  $     13   $    (27)   $  1,356
Foreign government bonds                            150        --         --         150

Obligations of states of
 the U.S. and political
 subdivisions of the states                       1,884        13        (71)      1,826
Corporate securities                            140,731       401     (8,341)    132,791
Mortgaged-backed securities                     117,225       420    (11,984)    105,661
  Total fixed maturities                        261,360       847    (20,423)    241,784
Equity securities                                     2         2         --           4
                                               --------  --------   --------    --------
   Total                                       $261,362  $    849   $(20,423)   $241,788
                                               ========  ========   ========    ========

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

The amortized cost and estimated market value of debt securities for each investment category, by contractual maturity, are as follows (expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties):


                                 December 31, 1995
                                --------------------
                                           Estimated
                                Amortized   Market
                                  Cost       Value
                                ---------  ---------
                                   (in thousands)
AVAILABLE-FOR-SALE
------------------

Due in one year or less          $  5,022   $  5,201
Due after one year
  through five years               40,539     41,399
Due after five years
  through ten years                81,613     86,267
Due after ten years                20,028     21,740
                                 --------   --------
                                  147,202    154,607

Mortgaged-backed securities        97,977     98,793
Other securities with
  multiple repayment dates         67,511     71,638
                                 --------   --------

    Total                        $312,690   $325,038
                                 ========   ========

The Company employs an investment strategy whereby funds are invested in a variety of asset classes and sectors at the highest return possible commensurate with stability of return and prudent investment practices to ensure a well diversified investment portfolio with good performance.

The Company owned $23,357,000 and $21,655,000 of fixed maturities considered below investment grade at December 31, 1995 and 1994, respectively. Investment grade is defined as NAIC 2 or above which generally corresponds to "Baa3" and higher on Moody's ratings and "BBB-" and higher on Standard & Poor's bond ratings.

At December 31, 1995 and 1994, investments in bonds totalling $2,145,000 and $1,277,000, respectively, were on deposit with state insurance departments to satisfy regulatory requirements.

Prior to the reclassification of all fixed maturity investments to the "available-for-sale" classification, the Company sold two bonds classified as "held-to-maturity". This remains consistent with their original classification because both bonds were sold due to a significant deterioration in the issuers' credit worthiness. The amortized cost at sale was $1,000,000 for each bond, and losses of $125,000 and $58,000 were realized.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

Proceeds, gross realized gains and gross realized losses from the sales of investments in debt securities follows:

                                 Year ended December 31,
                                ---------------------------

                                 1995      1994      1993
                                ------    ------    ------
                                     (in thousands)

Proceeds                     $100,858  $150,092  $181,137
Gross Realized Gains            2,795     2,351     5,132
Gross Realized Losses           1,697     3,582     1,169

The Company has no material off-balance-sheet risk, except for mortgage commitments in the normal course of business. Refer to Note 7 of Notes to the Financial Statements for further discussion.

Changes in the difference between market value and cost of investments were as follows (brackets denote market value below cost):

                                            Fixed      Equity
                                            Maturities Securities Total
                                            ---------- ---------- -----
                                                      (in thousands)


      Excess of market over cost,
             January 1, 1993               $  5,700    $(229)  $  5,471
             Change for 1993                  5,634      229      5,863
                                           --------    -----   --------

      Excess of market over cost,
             December 31, 1993               11,334        0     11,334
             Change for 1994                (32,973)       2    (32,971)
                                           --------    -----   --------

      Excess of market over cost,
             December 31, 1994              (21,639)       2    (21,637)
             Change for 1995                 33,987       (2)    33,985
                                           --------    -----   --------

      Excess of market over cost,
             December 31, 1995             $ 12,348    $   0   $ 12,348
                                           ========    =====   ========

At December 31, 1993, excess of market over cost for "investments held-to-maturity" and "investments available-for-sale" were $2,966,000 and $8,368,000, respectively.

At December 31, 1994, excess of cost over market for "investments held-to-maturity" and "investments available-for-sale" were ($2,063,000) and ($19,576,000), respectively.

At December 31, 1995, excess of cost over market for "investments available-for-sale" was $12,348,000.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

Mortgages are stated at their aggregate unpaid balances, less an allowance for loan losses of $1,381,000, $1,339,000, and $3,187,000 at December 31, 1995,
1994, and 1993, respectively. Activity in the allowance for mortgage loss is summarized as follows:

                                    Year Ended December 31,
                                  ---------------------------
                                   1995      1994      1993
                                  -------  --------  --------
                                        (in thousands)
Balances at the beginning
   of the year                     $1,339  $ 3,187    $2,954
  Provisions for potential
   mortgage loan loss                  42      217       668
  Losses charged against
   the mortgage loan
   loss reserve                        --   (2,065)     (435)
                                   ------  -------    ------
Balance at the end of the year     $1,381  $ 1,339    $3,187
                                   ======  =======    ======



The provision for mortgage losses has fluctuated between periods. The Company establishes the mortgage reserve based upon its continuing review of the mortgage portfolio and individual problem mortgages. The allowance for potential loan losses is affected to a significant degree by general economic conditions. While the Company believes it has provided adequate mortgage reserves, subsequent economic and market conditions may require establishing additional reserves.

The Company's mortgage portfolio is monitored closely through the review of loan and property information such as debt service coverage, annual operating statements and property inspection reports. This information is evaluated in light of current economic conditions and other factors such as geographic and property-type loan concentrations. This evaluation is part of the regular review to determine whether adjustments to the allowance for potential loan losses are warranted. Management believes the mortgage loss reserve is sufficient to provide for potential loan losses. However, management cannot predict with assurance where the economy is headed or how the mortgage and real estate portfolios would be affected by various economic circumstances.

The Company's commercial mortgage portfolio is well diversified by property type, and becoming more diversified geographically. The over-concentration in the Middle Atlantic region, predominantly New York City and New York State, has been reduced in 1995 to 37.8% of the portfolio as of December 31, 1995 compared to 57.6% of the portfolio as of December 31, 1994. Further progress is expected in 1996 as existing mortgages mature and new loans are originated.

The Company invests in a diversity of mortgages consisting of office, apartment, retail, industrial, and residential loans. No property type represents more that 35% of the portfolio. The Company controls credit risk through origination guidelines and monitoring procedures.

During the fourth quarter, 1994, the Company began participating in new mortgage fundings with Union Central in order to diversify its existing portfolio and the advantage of attractive yield opportunities. It is the Company's policy that all new first mortgage participations not exceed 75% of the value of the underlying property collateral. This investment strategy continued in 1995 and will continue in 1996.

At December 31, 1995, none of the Company's commercial real estate loans were 60 days or more delinquent.

Real estate acquired through foreclosure or "in-substance foreclosure" amounted to $6,388,000 (fair value: $6,541,000) and $7,910,000 (fair value: $7,910,000)
at December 31, 1995 and 1994, respectively.  The

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

decrease is due to the sale of a portion of one real estate owned property for $1,522,000 during the third quarter, 1995. No gain or loss was incurred on the sale. Real estate owned is valued as follows:

 . Upon foreclosure, the carrying value of the property is recorded at the lower of cost or net realizable value, which becomes its new cost basis. Net realizable value for real estate is determined based upon independent appraisals and other available information about the property, which may take into consideration a number of factors, including; (i) discounted cashflows;
   (ii) sales of comparable properties; (iii) geographic location of property and related market conditions; and (iv) disposition costs. The Company has the intent and ability to hold these assets until appropriate sales opportunities arise. Foreclosed properties are actively managed by the Company in order to maximize net realizable value.

 . Subsequent to foreclosure, the carrying value of the property is periodically evaluated and written down, if necessary, to reflect any additional amounts considered unrecoverable upon sale.

 . At the time of the sale, the difference between the sales price and the cost
   (carrying value) is recorded as a realized gain or loss.

Investments which exceeded 10% of total shareholders' equity at December 31, 1995 are as follows:


                                                   Carrying
Description                                         Value
-----------                                        -------
                                                  (in thousands)
Fixed Maturities:
----------------
  Prudential Home Mortgage Securities Company
      1993 24 B1                                   $ 4,383


Mortgage Loans on Real Estate:
-----------------------------
  Beekman Estates                                  $ 3,775
  Four Stores Limited Partnership                    5,259
  Jem and Jade Realty                                3,413
  Montclair Apartments                               3,406



5.  REINSURANCE

In the ordinary course of business, the Company cedes reinsurance to other insurers and reinsurers. The Company stopped assuming business in 1990. These arrangements provide greater diversification of business and limit the maximum net loss potential on large risks. The Company retains the risk for varying amounts of individual insurance up to a maximum of $300,000 on any one life (reduced from $400,000 effective September 1, 1994). Double indemnity benefits are reinsured for risks in excess of $50,000 on any one insured. Amounts not retained are ceded to other underwriters automatically or on a facultative basis depending upon the circumstances. Ceded reinsurance recoveries were $8,510,000, $2,472,000 and $5,915,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet its obligations for reinsurance ceded to it under the reinsurance agreements. Failure of reinsurers to honor their obligations could result in losses to the Company; consequently, allowances will be established for amounts deemed or estimated to be uncollectible. To minimize its exposure to significant losses from reinsurance insolvencies, the Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers. No losses are anticipated, and, based on management's evaluation, there are no concentrations of credit risk at December 31, 1995.

The effect of reinsurance on premiums and amounts earned is as follows:

                                      Year Ended December 31,
                                    ----------------------------

                                      1995      1994      1993
                                    --------  --------  --------
                                           (in thousands)
Direct premiums and amounts
  assessed against policyholders    $43,003   $41,311   $38,051
Reinsurance assumed                   2,260     2,115     2,775
Reinsurance ceded                    (5,557)   (4,887)   (4,006)
                                    -------   -------   -------
Net premiums and amounts earned     $39,706   $38,539   $36,820
                                    =======   =======   =======


Life insurance in-force ceded to other companies totalled $940,302,000, $848,248,000 and $787,514,000 at December 31, 1995, 1994 and 1993, respectively.
Life insurance in-force assumed from other companies totalled $571,114,000, $658,645,000 and $876,749,000 at December 31, 1995, 1994 and 1993, respectively.

6.  FEDERAL INCOME TAXES

The provision for federal income taxes does not bear the customary relationship to income before taxes due to the presentation of taxes on a total Company basis which is based on the sum of shareholders' and policyholders' pretax income. Effectively, 7/8th's of the tax expense is allocated to the policyholders in the final allocation of net income. See the calculation of policyholders' dividends and participation in operations included in Note 2 of Notes to the Financial Statements.

In accordance with SFAS 109, a valuation allowance of $5,201,000 was established at December 31, 1994 for the portion of the deferred tax asset relating to the SFAS 115 unrealized losses that cannot be recovered through carryback against prior year capital gains.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows :

                                                            December 31,
                                                            ------------
                                                        1995             1994
                                                      --------         --------
                                                           (in thousands)
Deferred tax liabilities:
  Deferred policy acquisition costs                   $ 13,854         $ 13,657
  Basis differences on bonds                               410              634
   Unrealized gains - SFAS 115                           4,198               --
   Other                                                   520              525
                                                      --------         --------
   Total deferred tax liabilities                       18,982           14,816
                                                      --------         --------
Deferred tax assets:
  Policyholder dividends                                 9,424            9,506
  Future policy benefits                                 2,041              616
  Premium - based DAC adjustment                         2,713            2,418
  Investment valuation reserves                            473              459
  Retirement plan accruals                               2,191            1,983
  Investment income differences                             19               13
  Unrealized losses - SFAS 115                              --            6,655
  Other                                                    558              456
                                                      --------         --------
     Total deferred tax assets                          17,419           22,106
  Valuation allowance for
    deferred tax assets                                     --           (5,201)
                                                      --------         --------
     Net deferred tax assets                            17,419           16,905
                                                      --------         --------
     Net deferred tax liabilities
      (assets)                                        $  1,563         $ (2,089)
                                                      ========         ========

Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                                               Year Ended December 31,
                                                               -----------------------

                                                              1995       1994      1993
                                                            -------    -------  --------
                                                                    (in thousands)

Current                                                     $   564    $   127   $ 1,547
Deferred                                                     (2,000)       798    (1,405)
                                                            -------    -------  --------
  Total                                                     $(1,436)   $   925   $   142
                                                            =======    =======  ========

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

A reconciliation of the provision for federal income taxes as presented in the financial statements and income taxes calculated using the statutory corporate tax rate follows:

                                       Year Ended December 31,
                                       -----------------------
                                       1995      1994      1993
                                    -------    ------    ------
                                           (in thousands)

Income from operations              $    10    $2,816    $1,596
Policyholders' share of income
  (loss) in excess of
  (less than) dividends paid         (1,861)    2,704      (835)
                                    -------    ------    ------
Income (loss) subject to
  federal income tax                $(1,851)   $5,520    $  761
                                    =======    ======    ======
Application of federal
  income tax rate                   $  (648)   $1,932    $  266
Small company deduction for
  life insurance companies             (609)     (157)     (486)
Dividend received deduction              --        --        (3)
Change in valuation allowance
 (1993:  net of amount allocated
  to the adoption of FAS 106)            --      (516)      338
Other                                  (179)     (334)       27
                                               ------    ------

Total tax expense                   $(1,436)   $  925    $  142
                                    =======    ======    ======

The top corporate tax rate used in the regular tax calculation increased from 34% to 35% effective January 1, 1993 due to passage of the Omnibus Budget Reconciliation Act of 1993. However, the Company continues to be taxed at 34% as taxable income has remained below the $10,000,000 threshold.

Prior to 1984, a portion of the Company's income was not subject to income tax, but was accumulated for income tax purposes in a special memorandum tax account designated "policyholders' surplus account" (PSA). Under provisions of the Tax Reform Act of 1984, the PSA was frozen at its December 31, 1983 balance. The PSA will become subject to tax at current rates if these amounts are distributed or if the balance of the account exceeds certain limitations under the Internal Revenue Code. The Company does not intend to take action or expect events to occur that will result in any such tax. However, if events did occur the maximum tax at current rates would be $472,000. The balance in the PSA at December 31, 1995 and 1994, was $1,348,000.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED



7.  COMMITMENTS AND CONTINGENT LIABILITIES

Leases
------

The Company leases its home office space and warehouse space under noncancelable operating leases expiring in 2002 and 1996, respectively. The Company has the option to extend the lease of the warehouse space to 2001 at an average annual rent of $52,500. The Company currently plans to extend the lease to 2001. Future minimum lease payments under noncancelable operating leases are as follows:

                                Year           Amount
                                ----           ------
                                           (in thousands)
                                1996           $  984
                                1997              964
                                1998              964
                                1999              964
                                2000              964
                          After 2000            1,928
                                               ------
                                Total          $6,768
                                               ======

Total rental expense for the years ended 1995, 1994 and 1993 under operating leases amounted to $1,107,000, $1,159,000 and $1,164,000, respectively.

Guaranty Fund Assessments
-------------------------

The economy and other factors have caused an increase in the number of insurance companies that are under regulatory supervision. This circumstance is expected to result in an increase in assessments by state guaranty funds, or voluntary payments by solvent insurance companies, to fund policyholder losses or liabilities of insurance companies that become insolvent. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurers financial strength and, in certain instances, may be offset against future premium taxes. The amount of any future assessments under these laws were estimated and an accrual of $160,000 and $206,000 is included in other liabilities at December 31, 1995 and 1994, respectively. This estimated liability was based on data provided by the National Organization of Life and Health Insurance Guaranty Associations.

Litigation
----------

In the normal course of business, the Company is subject to various claims and litigation primarily arising from claims made under insurance policies and contracts. Management believes that the resolution of these actions will not have a material adverse effect on the Company's financial position or results of operations.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

Mortgage Commitments
--------------------

At December 31, 1995, the Company has outstanding participation agreements with Union Central to fund 24 mortgages in early 1996 totalling $5,980,000. These transactions are in the normal course of business for the Company.

8. STATUTORY RESULTS OF OPERATIONS AND SURPLUS AS REPORTED TO REGULATORY AUTHORITIES

The Company files statutory-basis financial statements with regulatory authorities. The Company's statutory-basis financial statements are prepared in conformity with accounting practices prescribed or permitted by the Department of Insurance of New York, the Company's state of domicile. Surplus and net income (loss) as reflected in the Company's statutory-basis financial statements are as follows:

                                 1995     1994      1993
                               -------  --------  ---------
                                    (in thousands)

Capital and surplus,
   at year end                 $28,770    $32,671   $30,642
                               =======    =======  ========


Net income (loss)              $(2,102)   $ 1,356   $(5,115)
                               =======    =======  ========


The statutory net loss for 1995 was due to unfavorable claim experience. The higher mortality in 1995 was an unexpected result and does not represent a trend expected for the future. The Company closely monitors its underwriting practices to make certain that the mortality risks it accepts are adequately priced.

The reduction in capital and surplus in 1995 is the result of the $2.1 million net loss and a $1.4 million strengthening of reserves for the structured settlement and lottery annuities. The reserve strengthening resulted from the continued decrease in the long-term expectation of the Company's investment yield versus the expected yield used when pricing these annuities from 1981 to 1986.

The Company stopped selling these annuities in 1986, and assuming there are no substantial downturns in interest rates, the Company expects that the additional reserve established in 1995 will cover the projected future losses on this closed block of business.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

9.  SUPPLEMENTAL FINANCIAL STATEMENT DATA

Details of certain income statement account balances are as follows:

                                Year Ended December 31,
                              ----------------------------
                                1995      1994      1993
                              --------  --------  --------
                                     (in thousands)
Underwriting, acquisition
  and insurance expenses:
Deferred policy
   acquisition costs
   amortization                $ 3,581   $ 3,607   $ 2,847
  Other operating expenses      16,880    14,643    15,182
                               -------   -------  --------
   Total                       $20,461   $18,250   $18,029
                               =======   =======  ========

The increase in other operating expenses is mainly due to increased commissions and general expenses, particularly salary and fringe benefit costs.

10.  EMPLOYEE BENEFITS

The Company has a defined benefit pension plan, The Manhattan Life Insurance Company Employees Retirement Plan (the Plan), and an unfunded excess benefit plan, the Manhattan Life Insurance Company Excess Benefit Plan (the Excess
Plan), covering substantially all employees. The Plan's benefit is based on an employee's years of service with the Company and average compensation, not to exceed $150,000, over a five consecutive year period preceding retirement. The Excess Plan's benefit is based on the amount in excess of the benefits which would have been paid under the Plan without regard to the Internal Revenue Service Limitations.

The Company's funding policy for the Plan has historically been to contribute the maximum amount deductible for federal income tax purposes. The contributions totalled $215,000 and $125,000 in 1995 and 1994, respectively. No contributions were made to the Plan in 1993. All Plan assets are invested in guaranteed interest contracts issued by the Company.

Pension expense includes the following components:

                                    Year Ended December 31,
                                   --------------------------

                                     1995     1994     1993
                                   --------  -------  -------
                                         (in thousands)

Service cost-benefits earned
  during the year                   $  197   $  252   $  222
Interest cost on projected
  benefit obligation                 1,019    1,409    1,329
Actual return on plan assets          (689)    (976)    (974)
Net amortization and deferral         (237)    (327)    (295)
                                    ------   ------   ------
Net pension expense included
  in Underwriting, acquisition,
  and insurance expenses
  at end of year                    $  290   $  358   $  282
                                    ======   ======   ======

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

A table setting forth the Plan's funded status and the pension liability for both the Plan and the Excess Plan included in the Company's Balance Sheets follows:

                                              December 31,
                                              ------------

                                             1995      1994
                                           --------  --------
                                            (in thousands)
Actuarial present value of
  benefit obligations:
Accumulated benefit obligation,
 including vested benefits of
  $16,084 and $15,525 for
  1995 and 1994, respectively              $16,173   $15,543
                                           =======   =======
  Projected benefit obligation             $18,239   $17,385
  Plan assets at fair value                 16,616    16,607
                                           -------   -------
  Projected benefit obligation
    higher than plan assets                  1,623       778
Unrecognized net gain                          249       846
Prior service cost not yet
  recognized in net periodic
  pension cost                                 (14)      (16)
Unrecognized net obligation
  being recognized over 15 years              (371)     (240)
Adjustment required to recognize
  minimum liability - Excess Plan               60        --
                                           -------   -------
Pension liability included in
  the Amounts held in escrow and
  accrued expenses at end of year          $ 1,547   $ 1,368
                                           =======   =======

                                          December 31,
                                          ------------
                                    1995      1994      1993
                                    ----   -------   -------
Assumptions used to determine
  the status of the plan were:
  Discount rate                     8.00%     8.00%     8.00%
  Rate of increase in future
   compensation levels              5.00%     6.00%     6.00%
  Expected long-term rate of
   return on assets                 8.00%     8.00%     8.00%

Of the total net pension expense and pension liability, $20,000 and $80,000 represents the Excess Plan's share of these balances, respectively, at December 31, 1995.

The Company has a contributory savings plan for employees meeting certain service requirements which qualifies under Section 401(k) of the Internal Revenue Code. This plan allows eligible employees to contribute up to certain prescribed limits of their pre-tax compensation, with the Company matching 50% of the first 6% of participant contributions. The Company's matching contributions to this plan were $90,000, $96,000 and $88,000 for 1995, 1994 and 1993, respectively.

11.  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company provides certain health care and life insurance benefits for its eligible retired employees. The plan provides postretirement medical and life benefits to full time employees who have worked 15 years and attained age 55 while in service with the Company. The plan is contributory and contains other cost-sharing features such as deductibles and coinsurance. Retirees who retired prior to January 1, 1991 do not make any

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

contributions. The accounting of the plan anticipates future cost-sharing changes which are consistent with the Company's expressed intent to require current and future retirees to pay the cost of medical, prescription drug and dental benefits in excess of 175 percent of the costs incurred by the Company to provide such benefits in 1993.

In 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" (SFAS 106). SFAS 106 requires an accrual, during the years that the employee renders the necessary service, for the expected cost of providing certain health care and life insurance benefits to an employee and the employee's beneficiaries and covered dependents. Prior to the adoption of SFAS 106, the Company expensed the costs of such benefits as they were paid. SFAS 106 allows the recognition of the cumulative effect of the liability in the year of adoption or the amortization of the accumulated postretirement benefit obligation (APBO) over a period of up to twenty years. The Company elected to recognize the cumulative effect of this obligation as of January 1, 1993. The cumulative effect of adopting SFAS 106 reduced net income by $340,000 after deferred taxes of $1,133,000 and giving effect to the $2,383,000 reduction in policyholders' equity related to this change in accounting policy. The APBO at December 31, 1995 and 1994 totalled $4,145,000 and $4,108,000, respectively, and is included in other liabilities in the Balance Sheets. This liability will be funded from future earnings. The SFAS 106 expense totalled $277,000, $304,000 and $331,000 for 1995, 1994 and 1993, respectively, and is included in underwriting, acquisition and insurance expenses in the Statements of Income. Adoption of SFAS 106 had the effect of increasing expense in 1993 by $148,000.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

The following table presents the plan's funded status reconciled with amounts recognized in the Company's Balance Sheets:

                                                                 December 31,
                                                                 ------------
                                                                1995     1994
                                                              --------  -------
                                                                (in thousands)
Accumulated postretirement
  benefit obligation:
  Retirees                                                     $2,832    $2,668
  Fully eligible active
   plan participants                                              568       404
  Other active plan participants                                  530       477
                                                               ------   -------
  Accumulated postretirement
   benefit obligation in excess
    of plan assets                                              3,930     3,549
  Unrecognized net loss
    from past experience                                          215       559
   Accrued postretirement benefit                              ------   -------
     cost included in other
     liabilities at end of year                                $4,145    $4,108
                                                               ======   =======

Net periodic postretirement benefit cost included the following components:

                                                                     Year Ended December 31,
                                                                     -----------------------

                                                                    1995      1994      1993
                                                                   -----    ------   -------
                                                                        (in thousands)

  Service cost                                                     $  34    $   37    $   26
  Interest cost                                                      282       270       305
  Net amortization and deferral                                      (39)       (3)       --
                                                                   -----    ------   -------
  Net periodic postretirement
    benefit cost included in
    Underwriting, acquisition,
    and insurance expenses
   at end of year                                                  $ 277    $  304    $  331
                                                                   =====    ======   =======

The 1995 weighted-average annual assumed rate of increase per capita cost of covered benefits (i.e., health care cost trend rate) is 11.2% for medical Pre-65 and 10.9% for medical Post-65, and are assumed to decrease gradually to 6.95% by 2007 and remain at that level thereafter. Because participants are required to participate in increases, the health care cost trend rate assumption has an insignificant effect on the amounts reported.

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.50% and 8.25% at December 31, 1995 and 1994, respectively. The expected rate of compensation increase is 5.5% per year.

12.  TRANSACTIONS WITH RELATED PARTIES

The Company transacts business with certain companies that are affiliated through common ownership.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED

Union Central provides facilities and certain data processing, accounting, legal, administrative and executive services to the Company for a fee based on the actual direct and indirect costs of providing such services. Fees paid by the Company to Union Central totalled $2,239,000, $2,511,000 and $2,399,000 for 1995, 1994 and 1993, respectively.

CAI, a wholly owned subsidiary of Union Central provides investment advisory services to the Company, and charges the Company a fee based on the type and amount of assets under its management. Payments to CAI for such services totalled $956,000, $951,000 and $959,000, for 1995, 1994, and 1993,
respectively.

Details of the net payable to affiliates included in other assets and other liabilities were as follows:

                                    December 31,
                                    ------------

                                   1995       1994
                                  -----      -----
                                   (in thousands)
Carillon Advisers, Inc.           $  80      $  79
Union Central                       297         99
                                  -----      -----
                                  $ 377      $ 178
                                  =====      =====

13.  INDUSTRY SEGMENTS INFORMATION

All operations of the Company are classified and summarized in industry segments. Allocations of investment income and certain general expenses are based on a number of assumptions and estimates, and reported operating results by segment would change if different methods were applied. Certain assets are not individually identifiable by segment and, accordingly, have been allocated by formulas. Depreciation expense and capital expenditures are not considered material. Financial information by industry segment follows:


                                Individual     Individual
                                   Life          Life      Annuities
                                (Traditional) (Universal)  & GIC's   Total
                                ------------- -----------  -------   -----
                                             (in thousands)

Year Ended December 31, 1995
----------------------------

Total revenues                     $ 47,325    $ 18,390   $ 10,747   $ 76,462
Amortization of deferred
 acquisition costs                    2,512       1,066          3      3,581
Income (loss) before
 federal income taxes                 1,122         639     (1,751)        10
Income (loss) after
 federal income taxes                 1,538          91       (183)     1,446
Identifiable assets
 at year end                        273,363     106,624    133,951    513,938

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------



NOTES TO FINANCIAL STATEMENTS - CONTINUED



                                 Individual   Individual
                                    Life         Life      Annuities
                                (Traditional) (Universal)  & GIC's     Total
                                ------------- -----------  ---------  --------
                                             (in thousands)

Year Ended December 31, 1994
----------------------------

Total revenues                     $ 45,495     $16,022    $  8,758   $ 70,275
Amortization of deferred
 acquisition costs                    2,639         952          16      3,607
Income (loss) before
 federal income taxes                 2,633         559        (376)     2,816
Income (loss) after
 federal income taxes                 1,777         160         (46)     1,891
Identifiable assets
 at year end                        257,759      93,642     123,880    475,281

Year Ended December 31, 1993
----------------------------
Total revenues                     $ 48,643     $15,258    $ 10,274   $ 74,175
Amortization of deferred
 acquisition costs                    2,060         745          42      2,847
Income (loss) before
 federal income taxes
 and cumulative effect
 of change in method of
 accounting for post-
 retirement benefits other
 than pensions                        3,188        (429)     (1,163)     1,596
Income (loss) before
 cumulative effect of
 change in method of
 accounting for
 postretirement benefits
 other than pensions                  1,864        (119)       (291)     1,454
Income (loss) after
 federal income taxes
 and cumulative effect
 of change in method of
 accounting for post-
 retirement benefits other
 than pensions                        1,615        (201)       (300)     1,114
Identifiable assets
 at year end                        275,655      92,344     133,663    501,662

See discussion about individual line of business results included in Management's Discussion and Analysis of Financial Condition and Results of operations under the caption Insurance Revenues and Benefit Expenses.

                     THE MANHATTAN LIFE INSURANCE COMPANY

SUPPLEMENTARY DATA
------------------
Summarized Quarterly Financial Data (Unaudited)

                                                                   1995
                                                   --------------------------------------
                                                    First    Second     Third      Fourth
                                                   Quarter   Quarter   Quarter     Quarter
                                                   -------   -------   -------     -------
                                                  (in thousands, except per share amounts)
Insurance and other revenues                       $ 9,880   $10,004   $10,242     $ 9,598
Net investment income                                8,199     8,419    10,266(a)    8,714
Realized gains (losses) on
  investments - net                                   (562)     (430)    1,336         796
                                                   -------   -------   -------     -------
   Total revenue                                    17,517    17,993    21,844      19,108
                                                   -------   -------   -------     -------
Benefits                                            10,096    12,238    13,801      16,699
Expenses                                             5,185     5,135     5,178       4,963
Policyholders' dividends and
  participation in operations                        1,606       706     2,100      (1,255)(b)
                                                   -------   -------   -------     -------
 Total benefits and expenses                        16,887    18,079    21,079      20,407
                                                   -------   -------   -------     -------
Income (loss) before federal
  income taxes                                         630       (86)      765      (1,299)

Federal income tax expense
  (benefit)                                            166      (397)      202      (1,407)(c)
                                                   -------   -------   -------     -------
Net income                                         $   464   $   311   $   563     $   108
                                                   =======   =======   =======     =======
Net income per share                               $   .14   $   .09   $   .17     $   .03
                                                   =======   =======   =======     =======


                                                                   1994
                                                   ---------------------------------------
                                                    First    Second     Third      Fourth
                                                   Quarter   Quarter   Quarter     Quarter
                                                   -------   -------   -------     -------
                                                   (in thousands, except per share amounts)
Insurance and other revenues                       $ 9,591   $ 9,599   $ 9,496     $ 9,901
Net investment income                                8,869     8,420     7,714       8,131
Realized gains (losses) on
  investments - net                                    217      (482)     (141)     (1,040)
                                                   -------   -------   -------     -------
   Total revenue                                    18,677    17,537    17,069      16,992
                                                   -------   -------   -------     -------
Benefits                                             9,475    10,310    10,621      11,880
Expenses                                             4,586     4,550     4,243       4,871
Policyholders' dividends and
  participation in operations                        2,981     1,898     1,799         245
                                                   -------   -------   -------     -------
Total benefits and expenses                         17,042    16,758    16,663      16,996
                                                   -------   -------   -------     -------
Income (loss) before federal
  income taxes                                       1,635       779       406          (4)

Federal income tax expense
  (benefit)                                          1,011       272       (87)       (271)
                                                   -------   -------   -------     -------
Net income                                         $   624   $   507   $   493     $   267
                                                   =======   =======   =======     =======
Net income per share                               $   .19   $   .15   $   .15     $   .08
                                                   =======   =======   =======     =======

(a) The increase in net investment income in the third quarter, 1995, was due primarily to the collection of default interest totalling $1,803,000 on a mortgage loan. In July, 1995, the mortgager paid the loan-in-full, thus paying the remaining default interest due.

(b) The decrease in policyholders' dividends and participation in operations is due to allocating seven-eighths of total Company loss for the fourth quarter to the policyholders. The majority of the loss is the result of establishing an additional reserve totalling $3,300,000 in the fourth quarter as a result of the Regulation 126 tests. See Note 2 of Notes to the Financial Statements for the calculation of policyholders' dividends and participation in operations and Note 1 of Notes to the Financial Statements for further information about Regulation 126 testing.

                   THE MANHATTAN LIFE INSURANCE COMPANY

SUPPLEMENTARY DATA
Summarized Quarterly Financial Data (Unaudited)(continued)


(c) The federal income tax benefit in the fourth quarter, 1995 is due to the total Company pretax loss in the fourth quarter. See Note 6 of Notes to the Financial Statements for an explanation of how income tax is calculated.

Quarterly financial data should be read in conjunction with the financial statements and notes hereto.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------

Schedule I - Summary of investments - other than investments in related parties


                                             December 31, 1995
                                -------------------------------------
                                             (in thousands)

         Column A                 Column B   Column C     Column D
                                                          Amount at
                                                         which shown
                                                            in the
                                                            Balance
      Type of investment           Cost      Value(1)       Sheets
------------------------------  ---------  ------------  ------------
Available-for-sale securities:
  Fixed maturities:
    United States Government
      and agencies and
      authorities                $ 23,405    $ 24,100      $ 24,100
    Foreign Government                150         154           154
    State, municipalities and
    political subdivisions            273         279           279
    Mortgaged-backed securities    97,977      98,793        98,793
    Public utilities               30,113      32,094        32,094
    All other corporate bonds     160,772     169,618       169,618
                                 --------    --------      --------
      Total Fixed Maturities      312,690     325,038       325,038

  Equity securities                     2           2             2


Mortgage loans on real estate      70,048      74,257        70,048(2)
Real estate acquired through
 foreclosure                        6,388       6,541         6,388
Policy loans                       51,740      51,740        51,740
                                 --------    --------      --------
      Total investments          $440,868    $457,578      $453,216
                                 ========    ========      ========

(1) Represents market value of fixed maturities and equity securities at the balance sheet date determined on the basis of year end market prices. Fair values of mortgage loans in good standing are estimated using interest rates currently being offered for similar loans to borrowers with similar credit ratings in comparison with actual interest rates and maturity dates. Fair values of mortgages with potential loan losses are based on discounted cash flow analysis of the underlying properties. Fair values of policy loans are based on estimated realizable value.

(2) Balance represents value of mortgage loans net of an allowance for potential loan losses.

                     THE MANHATTAN LIFE INSURANCE COMPANY

Schedule III - Supplementary insurance information

                                                                                       Other      Premium
                                                     Deferred                          policy     revenue
                                                      policy          Future         claims and     and
                                                   acquisition        policy          benefits     policy
Segment                                                costs         benefits          payable    charges
---------------------------------------------------------------------------------------------------------
                                                                 (in thousands)
Year ended December 31, 1995:
----------------------------
Individual Life (Traditional)                          $21,896        $179,662         $58,690    $28,712
Individual Life (Universal)                             19,368          84,268           2,350     10,986
Annuities & GIC's                                           --          85,604          18,238          8
                                                      --------        --------         -------    -------
Total                                                 $ 41,264        $349,534         $79,278    $39,706
                                                      ========        ========         =======    =======

Year ended December 31, 1994:
----------------------------
Individual Life (Traditional)                          $21,956        $181,771         $54,804    $28,117
Individual Life (Universal)                             18,654          78,915           1,487     10,414
Annuities & GIC's                                            3          82,040          19,865          8
                                                      --------        --------         -------    -------
Total                                                 $ 40,613        $342,726         $76,156    $38,539
                                                      ========        ========         =======    =======

Year ended December 31, 1993:
----------------------------
Individual Life (Traditional)                          $20,969        $185,317         $55,323    $26,659
Individual Life (Universal)                             17,949          73,375           1,749     10,141
Annuities & GIC's                                           18          87,195          21,431         20
                                                      --------        --------         -------    -------
Total                                                 $ 38,936        $345,887         $78,503    $36,820
                                                      ========        ========         =======    =======


                                                                     Benefits
                                                                       and         Amortization
                                                       (1)           interest      of deferred
                                                       Net           credited        policy       Other
                                                    Investment      to policy-     acquisition  operating
Segment                                               income          holders         costs      expenses
---------------------------------------------------------------------------------------------------------
                                                                        (in thousands)
Year ended December 31, 1995:
----------------------------
Individual Life (Traditional)                          $18,149        $ 26,957         $ 2,512    $12,935
Individual Life (Universal)                              6,932          12,601           1,066      3,447
Annuities & GIC's                                       10,517          13,276               3        498
                                                      --------        --------         -------    -------
Total                                                 $ 35,598        $ 52,834         $ 3,581    $16,880
                                                      ========        ========         =======    =======
Year ended December 31, 1994:
----------------------------
Individual Life (Traditional)                          $17,604        $ 22,353         $ 2,639    $11,578
Individual Life (Universal)                              5,703          10,844             952      2,712
Annuities & GIC's                                        9,827           9,089              16        353
                                                      --------        --------         -------    -------
Total                                                 $ 33,134        $ 42,286         $ 3,607    $14,643
                                                      ========        ========         =======    =======
Year ended December 31, 1993:
----------------------------
Individual Life (Traditional)                         $ 17,775        $ 24,414         $ 2,060    $11,447
Individual Life (Universal)                              5,169          12,426             745      3,350
Annuities & GIC's                                       10,054          13,045              42        385
                                                      --------        --------         -------    -------
Total                                                 $ 32,998        $ 49,885         $ 2,847    $15,182
                                                      ========        ========         =======    =======

(1) Net investment income was allocated using the segmentation of invested assets method.

                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------


Schedule IV - Reinsurance

                                                                                             Percentage
                                                              Ceded to   Assumed              of amount
                                                    Gross      other    from other   Net       assumed
Description                                         amount    companies  companies  amount     to net
-----------                                         ------    --------- ----------- ------   -----------
                                                                      (in thousands)
Year ended December 31, 1995:


Life insurance in force                           $3,326,087  $940,302  $571,114  $2,956,899  19%
                                                  ==========  ========  ========  ==========
Insurance revenues:

Life insurance and annuities                      $   43,003  $  5,557  $  2,260  $   39,706   6%
                                                  ==========  ========  ========  ==========

Year ended December 31, 1994:


Life insurance in force                           $3,142,462  $848,248  $658,645  $2,952,859  22%
                                                  ==========  ========  ========  ==========
Insurance revenues:

Life insurance and annuities                      $   41,311  $  4,887  $  2,115  $   38,539   5%
                                                  ==========  ========  ========  ==========

Year ended December 31, 1993:


Life insurance in force                           $2,960,585  $787,514  $876,749  $3,049,820  29%
                                                  ==========  ========  ========  ==========
Insurance revenues:

Life insurance and annuities                      $   38,051  $  4,006  $  2,775  $   36,820   8%
                                                  ==========  ========  ========  ==========


                     THE MANHATTAN LIFE INSURANCE COMPANY
                     ------------------------------------


Schedule V - Valuation and qualifying accounts


                                            Balance at    Charged to
                                            beginning     costs and    Charged to                   Balance at
Description                                 of period      expense     other accounts  Deductions  end of period
-----------                                 ---------      -------     --------------  ----------  -------------
                                                                        (in thousands)
Year ended December 31, 1995:

  Allowance for bond
  credit losses                             $       --     $     --       $     --      $    --      $       --
                                            ==========     ========       ========      ========     ==========
  Allowance for mortgage
  loan losses                                    1,339           42             --            --          1,381
                                            ==========     ========       ========      ========     ==========

Year ended December 31, 1994:

  Allowance for bond
  credit losses                             $       --     $     --       $     --      $    --      $       --
                                            ==========     ========       ========      ========     ==========

  Allowance for mortgage
  loan losses                                    3,187          217             --        (2,065)         1,339
                                            ==========     ========       ========      ========     ==========
Year ended December 31, 1993:

  Allowance for bond
  credit losses                             $      500     $     --       $     --       $  (500)    $       --
                                            ==========     ========       ========      ========     ==========
  Allowance for mortgage
  loan losses                                    2,954          668             --          (435)         3,187
                                            ==========     ========       ========      ========     ==========

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    This discussion and analysis highlights the major trends affecting the three months and nine months ended September 30, 1996. To provide a basis for the discussion, reference should be made to the financial statements, notes to financial statements and supplementary financial data included in the Annual Report for the year ended December 31, 1995.

    General. The Manhattan Life Insurance Company (the Company) maintains its Home Offices at 111 West 57th Street, New York, New York 10019; (212) 484-9300. The Company was incorporated under the laws of New York in 1850.

    At September 30, 1996 and December 31, 1995, The Union Central Life Insurance Company (Union Central) owned 72.8% of the Company's guarantee capital shares.

    See Note 1 of Notes to Condensed Financial Statements for discussion about the proposal to eliminate minority shareholders.

    While the Company is authorized to write life, health insurance and annuity business, its business consists primarily of individual life insurance and annuity business. The Company writes insurance both on a participating basis, where a portion of the premium is returned to policyholders in the form of dividends, and on a nonparticipating basis. Nonparticipating insurance does not pay dividends to policyholders, and in comparison with participating policies, generally has lower premiums. The Company does not issue group life insurance policies.

    The Company operates in a highly competitive industry in which it does not hold a significant market share. The Company competes not only with other life insurance companies but also with other financial institutions. By offering a full line of products including interest-sensitive products, both with and without life contingencies, the Company meets this competition for its selected customer group.

    Impact of the Corporate Charter on the Company's Dividends Policy. The Company is a guarantee capital life insurance company. Its stock is not common stock. The term "guarantee" refers to the fact that the capital supplied by the shareholders is "guaranteed" to the Company and does not constitute in any manner a guarantee by anyone or of any assets of the Company. The Company's stock represents capital guaranteed to the Company as an enterprise primarily for the benefit of the Company's policyowners. Life insurance companies with guarantee capital like the Company's stock were well known in the early 1800's and at the time the Company was organized in 1850. The guarantee capital form of business organization is not well known today, and management believes the Company is the only life insurance company in the United States retaining this form of organization. Because of the Company's unusual corporate status, the legal rights of holders of the Company's stock are uncertain in some respects, including the right to share in unassigned surplus in the unlikely event of liquidation. New York law does not provide any specific guidance as to the relative rights of shareholders and policyholders with respect to unassigned surplus, and the Company has not been able to obtain an unqualified legal opinion as to those rights. While the Company believes the shareholders and policyholders would share in unassigned surplus according to their respective one-eighth/seven-eighths share of profits, there can be no assurance that such would be the case. As of

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS
                                  (Continued)



September 30, 1996 the Company's unassigned statutory surplus amounted to $6,163,000, of which the one-eighth portion which should presumably be attributable to holders of the Company's stock was $770,000. If it should prove to be the case that the Company shareholders have no entitlement to unassigned statutory surplus, they would stand to lose, collectively, such one-eighth share thereof.

    The payment of cash dividends by the Company to its shareholders is dependent upon compliance with certain regulatory limits and restrictions imposed by the Company's charter. The Company's charter provides for three types of shareholder distributions:

    a) Interest at a specified rate on the par value of the guarantee capital shares issued and outstanding ($195,000 annually),

    b) Interest, at the Company's portfolio earnings rate on invested assets, on the accumulated balance in the Guarantee Capital Reserve (GCR), and

    c) A distribution of the shareholders' portion of the Company's profits. Such amounts may, at the discretion of the Company's Board of Directors, be distributed as a stock dividend of additional guarantee capital shares, paid in cash subject to certain limits and prior regulatory approval, or reserved for the benefit of the shareholders in a GCR.

    Interest on the guarantee capital shares may be paid in any year dividends are distributed to policyholders and is not subject to prior regulatory approval.

    Historically, the shareholders' portion of Company profits has been equal to $1 for every $7 of policyholders' dividends paid on traditional, participating policies. Cash dividends are limited based on Company's prior year statutory earnings, or increase in statutory surplus, and are further subject to prior approval by the Department. For financial statements prepared in accordance with generally accepted accounting principles, the GCR is included in shareholders' equity.

    The Company and the Department have agreed to the following guidelines under which shareholder distributions from the GCR will be permitted, subject to prior approval by the Department:

     If the Company's statutory-basis surplus is less than or equal to 9% of its statutory policy reserves, then principal and interest distributions are limited to the lesser of the prior year statutory gain from operations, (after policyholders' dividends and federal income taxes and before realized gains and losses) or the prior year's increase in statutory surplus or,

     If its statutory-basis surplus exceeds 9% of statutory policy reserves, the principal and interest distributions are limited to the greater of the prior year statutory gain from operations, (after policyholders' dividends and federal income taxes and before realized gains and losses) or the prior year increase in statutory surplus.


    The foregoing limits are subject to adjustment by the Department for the effects of surplus relief reinsurance transactions. Based on the formula described above, no shareholder dividends will be paid in 1996, because the Company recorded both a statutory loss before net realized gains and losses and a decrease in statutory surplus for the year ended 1995. Since the Company plans to eliminate minority interests in the Company's guarantee capital shares by using a reverse stock split to reduce all outstanding minority shares to fractional shares payable in cash, it made no cash dividend payments to its shareholders from principal or

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (Continued)


interest accumulated in the GCR for the year ended December 31, 1995. See Note 1 of Notes to Condensed Financial Statements for detailed discussion about the reverse stock split.

    The GCR is a restricted segment of the Company's total statutory surplus, and does not represent a commitment or liability to pay shareholder dividends. Interest credited to the GCR, which is a significant component of net income, depends on the unpaid reserve balance and the Company's portfolio interest rate. Changes in the GCR balance are summarized as follows:


                                             Nine Months         Year
                                                Ended           Ended
                                            September 30,     December 31,
                                                 1996            1995
                                            -------------     ------------
                                                   (in thousands)
Balance at beginning of period                $14,910          $13,171

  1/7 of policyholder dividends paid              530              744
  Interest at the portfolio rate
  from the prior period                           925              995
                                              -------          -------

Balance at end of period                      $16,365          $14,910
                                              =======          =======
Average portfolio rate
 for the prior period                            7.62%            8.31%
                                              =======          =======

    The ratio of the Company's statutory surplus to its policy reserves was 7.68%, and 7.70%, at September 30, 1996 and December 31, 1995, respectively.

    It should also be noted that the trend in the life insurance industry has been away from sales of traditional participating policies towards interest sensitive and term products. Since the amounts distributable to the Company shareholders have been historically tied to the amounts distributable to holders of participating policies (on the one-eighth/seven eighths basis), to the extent the number of outstanding participating policies decrease or the dividend scale on these policies decreases, the amount of profits potentially distributable to holders of the Company's guarantee capital shares will decrease. The Company's management is working to counter this trend. In 1991, management developed and introduced a whole life participating policy, Par Flex, designed to compete with interest sensitive products. Since 1991, the number of Par Flex policies in force has increased from 61 to 2,474 at September 30, 1996, resulting in an increase in annualized gross premiums of $5,745,000 and an increase in in force of $226,274,000. In addition, the Par Flex plan has developed a dividend liability of $322,000 at September 30, 1996. Management plans to continue developing whole life participating products in the future.

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (Continued)



    Results of Operations:

    Earnings. The Company's charter provides for the allocation of its after-tax profits between its shareholders and its policyholders. The shareholders' portion includes interest on undistributed shareholder profits accumulated at interest in the GCR, plus one-eighth of distributable income (i.e, income after income taxes and interest on the GCR, but before policyholder dividends). The table below summarizes the shareholders' share of net income:

                                         Three Months       Nine Months
                                             Ended             Ended
                                         September 30,     September 30,
                                         1996     1995     1996     1995
                                       --------  -------  -------  -------
                                                 (in thousands)
Distributable income:

 Net income                             $  469   $  563   $1,413   $1,337
 Policyholders' dividends and
   participation in operations           1,214    2,100    3,414    4,412
 Less interest credited to GCR            (295)    (262)    (925)    (707)
                                        ------   ------   ------   ------
  Distributable income                  $1,388   $2,401   $3,902   $5,042
                                        ======   ======   ======   ======

Shareholders' share of net income:
  1/8 of distributable income              174      301      488      630
  Interest credited to GCR                 295      262      925      707
                                        ------   ------   ------   ------
   Net income                           $  469   $  563   $1,413   $1,337
                                        ======   ======   ======   ======
Policyholders' 7/8th share
 of distributable income
 (reported as policyholders'
 dividend and participation
 in operations in the statements
 of income)                             $1,214   $2,100   $3,414   $4,412
                                        ======   ======   ======   ======

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (CONTINUED)

    The Company's charter ameliorates the effect on shareholders of deteriorating economic conditions, investment losses, losses resulting from asset/liability mismatches, mortality losses, or losses resulting from any other adverse experience by causing seven-eights of the amount of such losses to be charged to policyholders' equity. For example, if the Company experienced a $1,000,000 extraordinary loss on mortality in a given financial quarter, the shareholders' share of the loss would be $125,000 on a generally accepted accounting principles (GAAP) pre-tax basis. On the other hand, if the Company as an enterprise experienced a $1,000,000 extraordinary gain from operations for a given financial period, the shareholders' share of the gain would be $125,000 of income on a pre-tax basis.

    Insurance Revenues, Policyholder Benefit Expenses and Interest Expenses. Below is a breakdown of insurance revenues, policyholder benefit expenses and interest expenses by lines of business:

                                           Three Months              Nine Months
                                              Ended                     Ended
                                          September 30,             September 30,
                                          1996      1995          1996         1995
                                         ------   -------       -------     -------
                                          (in thousands)           (in thousands)
INSURANCE REVENUE:
  Individual Traditional Life Premiums   $6,312   $ 7,391       $19,477     $21,920
  Individual Universal Life
    Policy Charges                        3,078     2,844         9,008       8,180
  Annuities and GICS                          1         1             4           8
                                         ------   -------       -------     -------
TOTAL INSURANCE REVENUE                  $9,391   $10,236       $28,489     $30,108
                                         ======   =======       =======     =======

POLICYHOLDER BENEFITS:
Death Benefits:
  Individual Traditional Life            $5,116   $ 5,541       $13,565     $14,643
  Individual Universal Life               1,456     2,801         5,385       5,635
                                         ------   -------       -------     -------
Total Death Benefits                      6,572     8,342        18,950      20,278
                                         ------   -------       -------     -------
Surrender Benefits:
  Individual Traditional Life             2,052     2,048         6,389       5,899
                                         ------   -------       -------     -------
Change in Policy Reserves:
  Individual Traditional Life              (951)     (771)       (3,779)     (2,260)
  Annuities and GICS                         24      (179)         (311)     (1,206)
                                         ------   -------       -------     -------
Total Changes in Policy Reserves           (927)     (950)      (4,090)      (3,466)
                                         ------   -------       -------     -------
Other Benefits:
  Individual Traditional Life               313       374         1,136       1,400
  Annuities and GICS                      1,511     1,406         4,605       4,720
                                         ------   -------       -------     -------
Total Other Benefits (1)                  1,824     1,780         5,741       6,120
                                         ------   -------       -------     -------
TOTAL POLICYHOLDER BENEFITS              $9,521   $11,220       $26,990     $28,831
                                         ======   =======       =======     =======
INTEREST EXPENSE:
  Individual Universal Life              $1,283   $ 1,272       $ 3,753     $ 3,492
  Annuities and GICS                      1,178     1,309         3,585       3,812
                                         ------   -------       -------     -------
TOTAL INTEREST EXPENSE                   $2,461   $ 2,581       $ 7,338     $ 7,304
                                         ======   =======       =======     =======

(1) Other benefits include matured endowment payouts and annuity benefit payouts.

The following discussion describes the results in more detail.

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (CONTINUED)


    Individual Traditional Life. Individual traditional life insurance revenues decreased as production decreased when compared to the same period in the prior year, and ceded premiums increased.

    In the past there was an industry wide shift in product mix towards interest sensitive products, and as a result, management believes that profit margins industry wide have decreased significantly. The industry profit margins on interest sensitive products have been historically lower than profit margins on traditional life products. The profit margins on traditional life products are following this industry trend as the Company has had to make traditional products more competitive with interest sensitive products by decreasing premiums. The Company introduced a new participating product in 1991. Management plans to continue developing whole life participating products in the future in order to increase the book of business that pays policy dividends.

    Individual traditional life policyholder death benefits decreased and surrenders increased for the nine months ended September 30, 1996 compared to the same period in the prior year due to random fluctuations which are inherent in the life insurance industry. The decrease in life reserves was larger in 1996 compared to the same period in 1995, due to less new business in 1996 compared to 1995, and an increase in the level of surrenders.

    Individual Universal Life. Universal life revenues, for the nine months ended September 30, 1996, increased compared to the same period in 1995 due to an increase in the number of universal life policies in-force. Growth in this line of business is expected to continue in 1996.

    Individual universal life death benefits for the nine months ended September 30, 1996, decreased compared to the same period in the prior year.

    Interest expense increased slightly between periods since the increase in universal life in-force more than offset the decrease in interest crediting rates from 6.44% for the nine month period ended September 30, 1995 to 6.26% for the same period in 1996. Consistent with industry practice, the Company has the opportunity to adjust crediting rates on individual universal life insurance to reflect market conditions. The current economic environment and market rates have caused the decrease in the interest crediting rates.

    Annuities and GIC's. Guaranteed Interest Contracts (GIC's) revenues are not significant because the Company suspended the sale of GIC's in 1985 to reduce the asset/liability mismatch resulting from funding GIC's with commercial mortgages and to strengthen its capital position as measured by the ratio of its statutory surplus to total assets. Over ninety-eight percent of the GIC liability remaining at September 30, 1996 represents investment contracts owned by the Company's pension plan.

    In 1988, the Company began issuing single premium deferred annuities (SPDA's) due to the availability of sufficient capital and improved operating results. The sales of SPDA's had been very insignificant and as a result, the Company suspended the sale of SPDA's in October, 1993. However, as a result of the upturn in interest rates in 1994, the Company reopened the sale of this product effective October, 1994 and saw a return to active sales in 1995. However, the Company again closed the sale of SPDA's effective January 1, 1996, due to the reduction in interest rates.

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (CONTINUED)


    Interest expense for the period ending September 30, 1996 remains consistent when compared to the period ending September 30, 1995. The weighted average annual interest rates credited on the Company's annuity products are as follows:

                                         Three Months     Nine Months
                                            Ended           Ended
                                         September 30,   September 30,
                                         1996    1995    1996     1995
                                         ----    ----    ----   ------

Guaranteed Interest Contracts            5.95%   5.99%   5.98%    6.02%
Single Premium Deferred Annuity          5.91%   6.33%   6.08%    6.17%

    Investment Income. Investment activities are an integral part of the Company's business, with investment income representing a major component of total revenues. The major categories of net investment income by class of investment are summarized as follows:

                                    Three Months       Nine Months
                                        Ended             Ended
                                    September 30,     September 30,
                                    1996     1995     1996     1995
                                  --------  -------  -------  -------
                                   (in thousands)     (in thousands)

        Fixed maturities           $5,751   $ 6,371  $17,982  $18,378
        Mortgages                   1,773     3,340    5,287    6,895
        Real estate                   363       380    1,063    1,174
        Policy loans                  756       801    2,269    2,302
        Short-term investments         52       122       99      272
        Other                          17        27       85       90
                                   ------   -------  -------  -------
                                    8,712    11,041   26,785   29,111
        Investment expenses          (272)     (775)  (1,790)  (2,227)
                                   ------   -------  -------  -------

        Net investment income      $8,440   $10,266  $24,995  $26,884
                                   ======   =======  =======  =======

    For the nine months ended September 30, 1996, net investment income decreased $1.9 million from the same period in 1995 as net investment yield decreased from 8.31% at September 30, 1995 to 7.69% at September 30, 1996, and the amount of overall invested assets decreased. The net investment yield was affected by a $1.8 million default interest collection on a mortgage payoff during 1995. Investment expenses decreased in the quarter and nine months ended September 30, 1996 due to a settlement of a lawsuit related to a mortgage loan. The Company recovered approximately $368,000 of previously incurred expenses in the quarter ended September 30, 1996.

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (CONTINUED)


REALIZED GAINS (LOSSES). Realized investment gains (losses) by class of investment are summarized as follows:

                                          Three Months     Nine Months
                                             Ended            Ended
                                          September 30,   September 30,
                                          1996    1995     1996   1995
                                         -----   ------   -----   -----
                                         (in thousands)  (in thousands)
Fixed maturities                         $ (52)  $  887   $ 309   $ 868
Equity securities                           --      113      (3)    113
Mortgages                                   20      336     (35)   (637)
                                         -----   ------   -----   -----

Realized gain (losses) on investments    $ (32)  $1,336   $ 271   $ 344
                                         =====   ======   =====   =====

    The net realized gains in 1996 are a result of investment sales activity in the available-for-sale portfolio of fixed income securities offset by a $35,000 increase in the allowance for potential mortgage losses.

    Proceeds, gross realized gains and gross realized losses from the sales of investments in debt securities classified as available-for-sale follows:

                             Three Months       Nine Months
                               Ended              Ended
                            September 30,      September 30,
                            1996      1995     1996     1995
                           ------    ------   ------   ------
                           (in thousands)     (in thousands)

 Proceeds                 $11,458   $24,823  $79,746  $82,604
 Gross Realized Gains          94       833    1,488    1,960
 Gross Realized Losses       (298)     (217)  (1,317)  (1,478)

    The provision for mortgage losses has fluctuated between periods. The Company establishes the mortgage reserve based upon its continuing review of the mortgage portfolio and individual problem mortgages. The allowance for potential mortgage losses is affected to a significant degree by general economic conditions. While the Company believes it has provided adequate mortgage reserves, subsequent economic and market conditions may require establishing additional reserves. See Investments for further information.

    Underwriting, Acquisition and Insurance Expense. Underwriting, acquisition and insurance expenses for the nine months ended September 30, 1996 decreased when compared to the same period in 1995 due to less new business, and decreased operating costs.

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (CONTINUED)


    Policyholders' Dividends And Participation In Operations. The Company's charter provides for the allocation of its distributable income (income before policyholders' dividends but after federal income taxes) between its shareholders and its policyholders on a one-eighth/seven-eighths basis. Refer to Notes 2 and 3 of Notes to Condensed Financial Statements for further discussion. The following schedule summarizes policyholders' dividends and participation in operations:


                                         Three Months      Nine Months
                                            Ended             Ended
                                        September 30,     September 30,
                                        1996     1995     1996     1995
                                       ------   ------   ------  -------
                                       (in thousands)    (in thousands)
Distributable income -
 (See Footnote 2 of
 Notes to Financial Statements)        $1,388   $2,401   $3,902   $5,042
                                       ======   ======   ======  =======

 Policyholders' 7/8th share
   of distributable income
   (reported as policyholders'
   dividends and participation
   in operations in the
   Statements of Income)               $1,214   $2,100   $3,414   $4,412
                                       ======   ======   ======  =======

 Policyholders' dividends              $  929   $1,184   $  813   $3,941
 Increase in policyholders' equity        285      916    2,601      471
                                       ------   ------   ------  -------
     Total policyholders'
      dividends and
      participation in operations      $1,214   $2,100   $3,414   $4,412
                                       ======   ======   ======  =======

    During the nine months ended September 30, 1996, the policyholders' dividend liability, because of a change in estimate, was reduced by approximately $2,700,000. This caused a decrease in policyholders' dividends, and an increase in the policyholders' participation in operations. The effect on total policyholders' dividends and participation in operations, because of the unique corporate structure, (see Note 2 and 3 of Notes to the Condensed Financial Statements) was limited to 7/8th's of the total federal income tax effect, $827,000.

    Insurance Regulations. Life insurance companies are subject to regulation and supervision primarily by their respective states of domicile and also by each state in which they are authorized to do business. The extent of such regulation varies from state to state. All states impose statutory restrictions, primarily for the protection of policyholders, administered by regulatory agencies with broad discretionary authority. The Company is required to submit detailed annual reports to the insurance regulatory agency in each state in which it is licensed. Such statements must comply with rules of the National Association of Insurance Commissioners (NAIC). In accordance with rules and practices of the NAIC, the Company is examined periodically by representatives of insurance departments of states where it is licensed to do business. The Company was last examined for the four year period ended December 31, 1993. Reports and statements filed by the Company are open to inspection by the public at the offices of the Department in Albany, New York and New York, New York.

    The Company also can be required, under the solvency or guaranty laws of most states in which it does business, to pay assessments (up to prescribed limits) to fund policyholder losses or liabilities of insurance companies that become insolvent. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurers financial strength and, in certain instances, may be offset against future premium taxes. The amount of any future assessments under these laws cannot reasonably be

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (CONTINUED)


estimated. However, management believes that such assessments will not have a material adverse effect on the Company's financial condition.

    Federal Income Taxes. The Company is taxed under the life insurance company provisions of the Internal Revenue Code (the Code). Under the Code, a life insurance company's taxable income incorporates income from all sources, including premiums, investment income and certain changes in reserves. Amendments to the Code adopted in 1990 require life insurance companies to capitalize and amortize policy acquisition costs calculated by prescribed formulas. These deferred acquisition costs are determined based on Internal Revenue Service (IRS) prescribed percentages of net premiums that vary by type of policy. Prior tax law permitted these costs to be deducted as they were incurred. By deferring deductions, this law has the effect of increasing the current tax incurred, and decreasing deferred taxes payable by a corresponding amount. This provision of the act resulted in increases in the Company's taxable income of $311,000 and $532,000 for the three months and nine months ended September 30, 1996 compared to $193,000 and $667,000 for the same periods in 1995.

    Included in the Condensed Balance Sheets at September 30, 1996 and December 31, 1995 is a net deferred tax asset of $2,762,000 and a net deferred tax liability of $1,563,000, respectively. The shift from a net deferred tax liability to a net deferred tax asset occurred as a result of recording an unrealized loss of $2,937,000 on our investment portfolio at September 30, 1996 compared to an unrealized gain of $12,348,000 at December 31, 1995. (See Note 4 of Notes to Condensed Financial Statements for further information.) As discussed in the preceding paragraph, the overall net deferred tax asset is primarily the result of the accumulation of deferred acquisition costs that will be deductible in future periods. Based on offsetting deferred tax credits, taxable income in the carryback period, and expected future taxable income, it is management's determination that it is more likely than not that the net deferred tax asset will be realized.

    Certain proposals to make additional changes in the federal income tax laws and regulations affecting insurance companies or insurance products continue to be considered at various levels in the United States Congress and the Internal Revenue Service. The Company can not predict whether any additional tax reform measures will be adopted in the foreseeable future or, if adopted, whether such measures will have a material effect on its operations.

FINANCIAL CONDITION:

    Liquidity. The Company is domiciled in New York and subject to Regulation 126 adopted and promulgated by the Department. Under this regulation, the Company is required to annually file a report which summarizes the results of projecting asset and liability cash flows under multiple interest rate scenarios. Due to the decrease in the long-term expectation of the Company's investment yield versus the expected yield used when pricing the structured settlement and lottery annuities issued from 1981 to 1986, the Company recorded an additional statutory reserve totalling $1,400,000 based on test results as of December 31, 1995. An additional GAAP reserve of $3,300,000 was recorded as of December 31, 1995.

    The Company has no material off-balance-sheet risks, except for mortgage commitments made in the normal course of business.

    Management believes that the Company's sources of liquidity are more than adequate to meet its anticipated needs.

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (CONTINUED)


    Capital Resources. The following comparison of the Company's capital ratios demonstrates the adequacy of the Company's statutory surplus:

                                           September 30,   December 31,
                                               1996           1995
                                           -------------   ------------
Ratio of statutory surplus plus
 the asset valuation reserve to
 statutory assets
 Manhattan Life                               7.5%           7.4%
 Industry                                     *              9.6%
Ratio of statutory surplus plus
 the asset valuation reserve to
 invested assets
 Manhattan Life                               7.8%           7.6%
 Industry                                     *             10.0%

* Source:  The Townsend & Schupp Company's annual survey of 254 of the largest
           U.S. life insurance companies ranked by total assets. (Comparative ratio's as of September 30, 1996 are not available.)

    The increase in the above ratios is a result of a statutory gain from operations of $799,000 for the period ended September 30, 1996.

    The difference between the Company's 1995 ratios compared to the industry ratios is the result of two factors. The Company recorded a statutory net loss of $2,102,000 for the year ended December 31, 1995. In addition, a $1,400,000 additional statutory reserve was recorded by the Company. This was required as a result of requirements of Regulation 126 adopted and promulgated by the Department. See Liquidity Section for more information.

    The Company has no surplus relief reinsurance agreements or other types of surplus financing transactions in effect at September 30, 1996 or December 31,1995.

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (CONTINUED)


    Investments. The current investment strategy for the Company is designed to maintain the portfolio's overall quality, yield, liquidity, asset/liability structure, asset diversification, and to avoid issuer concentration and higher risk assets. All of the investments in the portfolio are well within diversification, quality and other requirements of state insurance laws. The Company is directing most of its new investment cash flow in 1996 to the acquisition of investment grade bonds, mortgage-backed securities, and commercial mortgages.

    The composition of the Company's invested assets is as follows (in thousands):

Category                      September 30, 1996  Percent         December 31, 1995   Percent
--------                      ------------------  -------         -----------------   -------
Fixed Maturities:
  Mortgage-Backed Securities       $ 87,625           20%             $ 98,793            22%
  Corporate Bonds                   208,518           48               226,245            50
                                   --------          ---              --------           ---

  Total Fixed Income Securities     296,143           68               325,038            72

Other Invested Assets                    23            0                    --             0
Short-term                            2,100            0                    --             0
Common Stock                             --           --                     2             0
Commercial Mortgages                 78,747           18                70,048            16
Real Estate Owned                     7,394            2                 6,388             1
Policy Loans                         50,055           12                51,740            11
                                   --------          ---              --------           ---

TOTAL INVESTMENTS                  $434,462          100%             $453,216           100%
                                   ========          ===              ========           ===

    This schedule excludes cash held by the Company totalling $1,259,000 and $711,000 at September 30, 1996 and December 31, 1995, respectively.

    Fixed Income Securities. Investments in fixed maturities represent the majority of the invested assets of the Company. The investments are carefully selected as to quality, maturity and yield to insure the ability to meet policyholder claims in a timely manner and provide increases to the Company's growth capital for the further vitality of its business. The Company also seeks to match the rates it credits on its investment spread products to reflect the amounts the Company earns on its invested assets. A mix of government bonds, mortgaged-backed securities, asset-backed securities, corporate bonds and money market instruments are utilized to meet these objectives.

    On November 15, 1995, the Financial Accounting Standards Board (FASB) staff issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115 Special Report). In accordance with provisions in the SFAS 115 Special Report, the Company chose to reclassify all held-to-maturity securities to available-for-sale at December 31, 1995. In addition, there were equity securities classified as available-for-sale with market values totaling $2,000 at December 31, 1995. There were no equity securities held at September 30, 1996.

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (CONTINUED)


    The following table identifies changes in investment value and unrealized gain (loss) resulting from changes in the market value of investments classified as "Available-for-Sale" (in thousands):

                                          FIXED         EQUITY
                                       MATURITIES     SECURITIES    TOTAL
                                       ----------     ----------    -----
                                                    (in thousands)
Market Value at September 30, 1996       $296,143      $   --      $296,143
Book Value at September 30, 1996          299,080          --       299,080
                                         --------      ------      --------
Unrealized (Loss) as of
September 30, 1996:                      $ (2,937)     $   --      $ (2,937)
                                         ========      ======      ========

Market Value at December 31, 1995        $325,038          $2      $325,040
Book Value at December 31, 1995           312,690           2       312,692
                                         ========      ======      ========
Unrealized Gain as of
 December 31, 1995:                      $ 12,348      $   --      $ 12,348
                                         ========      ======      ========

Change in Unrealized Gain from
 December 31, 1995:                      $(15,285)     $   --      $(15,285)
                                         ========      ======      ========

Shareholders' 1/8 share of
 change in unrealized gain
 from December 31, 1995                  $ (1,911)     $   --      $ (1,911)*
                                         ========      ======      ========

Policyholders' 7/8 share of
 change in unrealized gain
 from December 31, 1995                  $(13,374)     $   --      $(13,374)*
                                         ========      ======      ========

* The change in unrealized gains (losses) caused shareholders' equity to decrease $1,261 (net of deferred taxes of $650) and policyholders' equity to decrease $8,827 (net of deferred taxes of $4,547) for the nine months ended September 30, 1996.

    Management periodically reviews its fixed maturities portfolio to determine if factors evidencing an other than temporary impairment in value exist for individual securities. In making this determination, management evaluates the strength of the issuer's liquidity and its continued ability to service its contractual obligations and the occurrence of events of default. As of September 30, 1996, no bonds were in default.

    The weighted average maturity of the marketable bond portfolio excluding mortgaged-backed securities was 8.83 years as of September 30, 1996.

    At September 30, 1996, the Company continued to invest in mortgage-backed securities. The mortgage-backed securities are subject to risks associated with variable prepayments. As such, those securities may have a different actual maturity than planned at the time of purchase. Securities that have an amortized cost that is greater than par and that are backed by mortgages that prepay faster than expected will incur a reduction in yield or an increase in yield if prepaid slower than expected. Those securities that have an amortized cost that is less than par and that prepay faster than expected will generate an increase in yield or a decrease in yield if prepaid slower than expected. The degree to which a security is susceptible to either gains or losses is influenced by the difference between its amortized cost and par, the relative sensitivity of the underlying mortgages backing the assets to prepayment in a changing interest rate environment, and the repayment priority of the securities in the overall securitization schedule.

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (CONTINUED)


    The Company limits the extent of those risks by generally avoiding securities whose cost significantly exceeds par, by purchasing securities that are backed by stable collateral, and by concentrating on securities with enhanced priority in their trust structure. Such securities with reduced risk typically have a lower yield but higher liquidity than higher-risk mortgage-backed securities. At selected times, higher-risk securities may be purchased if they do not compromise the safety of the Company's general portfolio. At September 30, 1996, the Company does not have a significant amount of higher-risk mortgage-backed securities. The Company's CMO portfolio is structured to produce acceptable yields while minimizing the risk of prepayment uncertainty.

    High-yield, below investment grade securities included in the investment portfolio increased to $34,964,000 (market: $34,906,000) at September 30, 1996 from $24,357,000 (market: $24,531,000) at December 31, 1995 and amounted to approximately 6.38% of invested assets and approximately 5.5% of total assets at September 30, 1996. Management believes that the current level of investment in high-yield securities, at only 6.38% of invested assets, offers desired returns without undue risk. The interest rates available on those high-yield below-investment-grade securities are significantly higher than are available on other corporate debt securities. Also, the risk of loss due to default by the borrower is significantly greater with respect to such below-investment-grade securities because those securities are generally unsecured and are often subordinated to other creditors of the issuer and issued by companies that usually have high levels of indebtedness. The Company attempts to minimize the risks associated with those below-investment-grade securities by limiting the exposure to any one issuer and by closely monitoring the credit worthiness of
such issuers.   The Company's management does not presently anticipate its investments in high yield securities will have any significant adverse effect on the Company's financial condition or income from operations.

    Real Estate Owned. Real Estate acquired through foreclosure or "in-substance" foreclosure amounted to $7,394,000 and $6,388,000 at September 30, 1996 and December 31, 1995. The increase is due to the capitalization of building improvements. It is valued as follows:

    . Upon foreclosure, the carrying value of the property is recorded at the lower of cost or net realizable value, which becomes its new cost basis. Net realizable value for real estate is determined based upon internal or external appraisals and other available information about the property, which may take into consideration a number of factors, including; (i) discounted cashflows; (ii) sales of comparable properties; (iii) geographic location of property and related market conditions; and (iv) disposition costs. The net realizable value determined by the Company may be greater than the price which may be realized if the Company were forced to liquidate such properties on an immediate sale basis. The Company has the intent and ability to hold these assets until appropriate sales opportunities arise. Foreclosed properties are actively managed by the Company in order to maximize net realizable value.

    . Subsequent to foreclosure, the carrying value of the property is periodically evaluated and written down, if necessary, to reflect any additional amounts considered unrecoverable upon sale.

    . At the time of the sale, the difference between the sales price and the carrying value is recorded as a realized gain or loss.

    Mortgages. At September 30, 1996 the Company's mortgage loans on real estate increased $8,699,000 from $70,048,000 at December 31, 1995 to $78,747,000 at September 30, 1996, net of an allowance for potential mortgage loan losses of $1,416,000 and $1,381,000 at September 30, 1996 and

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (CONTINUED)


December 31, 1995, respectively. During the fourth quarter of 1994, the Company began participating in new loan fundings with Union Central. New loan fundings, on a participating basis, continue with Union Central during 1996 in order to geographically diversify the existing portfolio. During the first nine months of 1996, the Company participated in 63 new originations totalling $17,550,000 out of a total loan amount of $131,196,000.

    The Company's mortgage portfolio is monitored closely through the review of loan and property information such as annual operating statements, property inspection reports, and real estate tax records. This information is evaluated in light of current economic conditions and other factors such as geographic and property-type loan concentrations. This evaluation is part of the regular review to determine whether adjustments to the allowance for potential mortgage losses appear warranted.

    The Company also monitors its mortgage portfolio in an attempt to identify loans which are not currently classified as delinquent, but where the Company has knowledge which causes it to have concerns as to the ability of borrowers to comply with the present loan repayment terms. These loans ("watchlist loans") are subject to increased scrutiny and review by the Company. Watchlist loans totalled $9,204,000 and $13,964,000 at September 30, 1996 and December 31, 1995,
respectively. These loans were considered by management in establishing the $1,416,000 mortgage loan loss reserve.

    It is the Company's policy to place mortgages on nonaccrual status when it appears probable that accrued interest will not be recovered. None of the Company's mortgages were on nonaccrual status at September 30, 1996 or December 31, 1995.

    The Company classifies mortgages that are 90 days or more delinquent as to interest and/or principal payments or those in the process of foreclosure as being in default. None of the Company's mortgages were in default as of September 30, 1996 or at December 31, 1995. As part of the valuation process, management reviews loans individually and makes economic estimates of property values and probability estimates of losses occurring based on the analysis of operating statements, compilation of current and projected market data, a review of property inspection reports, appraisals and judgments regarding the financial strength of individual borrowers. This valuation process was used by management in establishing the $1,416,000 mortgage loan loss reserve as of September 30, 1996. Included in the mortgage loan loss reserve are amounts provided for specific properties for which management believes market conditions or other factors indicate the net realizable value of the underlying collateral is less than the mortgage balance (and any accrued interest). Net realizable value for real estate assets is determined based upon the market value of a property which takes into consideration capital improvements and leasing activities. Management believes the Company's mortgage loan loss reserve is adequate. However, management cannot predict with assurance where the economy is headed or how the mortgage portfolio would be affected by various economic circumstances. Management closely monitors the mortgage portfolio and regularly reviews the mortgage loan reserves to determine whether adjustments to the reserve or asset values appear warranted.

    There have been no troubled debt restructurings since year end 1989.

                     THE MANHATTAN LIFE INSURANCE COMPANY

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
                                  (CONTINUED)


    A summary of the characteristics of the Company's mortgage portfolio (before deducting the valuation reserve of $1,436,000 and $1,381,000 at September 30, 1996 and December 31, 1995, respectively) follows ($ in thousands):

                                 September 30, 1996   December 31, 1995
                                 ------------------   -----------------
                                           Percent             Percent
Geographic Diversification:                of Total            of Total
                                           --------            --------

  New England                     $ 1,285     1.6%    $ 1,486     2.1%
  Middle Atlantic                  20,380    25.4      27,029    37.8
  South Atlantic                   10,193    12.7       6,317     8.8
  East North Central                9,882    12.3       6,328     8.9
  West North Central                4,525     5.6       4,614     6.4
  East South Central                2,472     3.1       1,694     2.4
  West South Central               10,725    13.4       8,893    12.5
  Mountain                          9,038    11.3       5,889     8.2
  Pacific                          11,663    14.6       9,179    12.9
                                  -------   -----     -------   -----
    Total                         $80,163   100.0%    $71,429   100.0%
                                  =======   =====     =======   =====

Property Type:

  Office                          $21,880    27.3%    $16,078    22.5%
  Apartment                        20,071    25.0      22,325    31.3
  Retail                           28,730    35.8      24,308    34.0
  Industrial                        6,543     8.2       6,433     9.0
  Residential                         232     0.3         260      .4
  Other                             2,707     3.4       2,025     2.8
                                  -------   -----     -------   -----
   Total                          $80,163   100.0%    $71,429   100.0%
                                  =======   =====     =======   =====

Maturities:

  Past Maturity                   $     0     0.0%    $     2     0.0%
  Maturing within 1 year            1,195     1.5      12,757    17.9
  Maturing in 2-5 years            23,755    29.6      25,527    35.7
  Maturing in 6-10 years            9,927    12.4       5,836     8.2
  Maturing in over 10 years        45,286    56.5      27,307    38.2
                                  -------   -----     -------   -----
     Total                        $80,163   100.0%    $71,429   100.0%
                                  =======   =====     =======   =====

                     THE MANHATTAN LIFE INSURANCE COMPANY

                           CONDENSED BALANCE SHEETS
                                  (Unaudited)
                      (in thousands except share amounts)


Part I.  Financial Information

                                      September 30,   December 31,
                                           1996           1995
                                      --------------  ------------
ASSETS
Fixed income securities
  available-for-sale                       $296,143       $325,038
Equity securities, at market                     --              2
Mortgage loans                               78,747         70,048
Real estate acquired through
  foreclosure                                 7,394          6,388
Policy loans                                 50,055         51,740
    Other invested assets                        23             --
 Short-term investments                       2,100             --
                                           --------       --------
        Total Investments                   434,462        453,216

 Cash                                         1,259            711
 Deferred policy acquisition costs           41,694         41,264
 Furniture, equipment and
   leaseholds,at cost,
   less accumulated depreciation
   (1996 - $2,819; 1995 - $2,707)               468            512
 Other assets                                21,915         18,235
                                           --------       --------
        TOTAL ASSETS                       $499,798       $513,938
                                           ========       ========

LIABILITIES
 Policy liabilities                        $422,281       $428,812
 Other liabilities                           11,634         13,169
                                           --------       --------
  TOTAL LIABILITIES                         433,915        441,981
                                           --------       --------

POLICYHOLDERS' EQUITY                        34,423         40,649


SHAREHOLDERS' EQUITY
 Guarantee Capital Shares,
  $2 Par Value
  (5,000,000 shares authorized
   3,341,624 shares issued and
   outstanding)                               6,683          6,683
 Retained earnings                           25,019         23,606
 Unrealized gain (loss) on
   fixed maturities classified
   as available-for-sale                       (242)         1,019
                                           --------       --------
      TOTAL SHAREHOLDERS' EQUITY             31,460         31,308
                                           --------       --------
  TOTAL LIABILITIES,
   POLICYHOLDERS' EQUITY
   AND SHAREHOLDERS' EQUITY                $499,798       $513,938
                                           ========       ========

   The accompanying notes are an integral part of the financial statements.

                     THE MANHATTAN LIFE INSURANCE COMPANY

                        CONDENSED STATEMENTS OF INCOME
                                  (Unaudited)
              (in thousands, except share and per share amounts)

                                        Three Months                Nine Months
                                           Ended                       Ended
                                        September 30,               September 30,
                                   1996          1995          1996          1995
                                ----------    ----------    ----------    ----------
REVENUE
Insurance revenues                 $ 9,391       $10,236       $28,489       $30,108
Net investment income                8,440        10,266        24,995        26,884
Net realized gains
 (losses) on investments               (32)        1,336           271           344
Other                                  5               6            16            17
                                ----------    ----------    ----------    ----------
   Total revenue                    17,804        21,844        53,771        57,353
                                ----------    ----------    ----------    ----------
BENEFITS AND EXPENSES

Policyholder benefits                9,521        11,220        26,990        28,831
Interest expense                     2,461         2,581         7,338         7,304
Underwriting, acquisition
  and insurance expenses             3,980         5,178        13,179        15,498
Policyholders' dividends
  and participation in
  operations                         1,214         2,100         3,414         4,412
                                ----------    ----------    ----------    ----------

Total benefits and expenses         17,176        21,079        50,921        56,045
                                ----------    ----------    ----------    ----------
Income before federal
 income taxes                          628           765         2,850         1,308
Federal income tax expense
 (benefit):
  Current                              111           231           565           703
  Deferred                              48           (29)          872          (732)
                                ----------    ----------    ----------    ----------
                                       159           202         1,437           (29)
                                ----------    ----------    ----------    ----------
       Net income                  $   469       $   563       $ 1,413       $ 1,337
                                ==========    ==========    ==========    ==========

Earnings per share                    $.14          $.17          $.42          $.40
                                ==========    ==========    ==========    ==========

Weighted average number
  of shares outstanding         $3,341,624     3,341,624    $3,341,624     3,341,624
                                ==========    ==========    ==========    ==========

   The accompanying notes are an integral part of the financial statements.

                     THE MANHATTAN LIFE INSURANCE COMPANY

                       STATEMENT OF SHAREHOLDERS' EQUITY
                                  (Unaudited)
                                (in thousands)



                                                                Unrealized
                                                                Gain (Loss)
                                    Guarantee                  on Available     Total
                                     Capital       Retained      for Sale   Shareholders'
                                      Shares       Earnings     Securities     Equity
                                   -----------   -----------  ------------- -------------
Balance at December 31, 1995           $  6,683      $ 23,606      $  1,019      $ 31,308

  Net income for the nine months
   ended September 30, 1996                  --         1,413            --         1,413

  Unrealized depreciation in
   value of fixed income
   securities classified as
   available-for-sale,
   net of income taxes                       --            --        (1,261)       (1,261)
                                       --------      --------      --------      --------
Balance at September 30, 1996          $  6,683      $ 25,019      $   (242)     $ 31,460
                                       ========      ========      ========      ========

   The accompanying notes are an integral part of the financial statements.

                     THE MANHATTAN LIFE INSURANCE COMPANY

                      CONDENSED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                (in thousands)

                                        Nine Months Ended September 30,
                                       ---------------------------------
                                             1996             1995
                                          ----------       ----------
OPERATING ACTIVITIES
  Net income                                  $  1,413         $  1,337

  Charges (credits) to net income
   not affecting cash:
     Policyholders' share of
      income in excess of
      dividends paid                             2,602              471
     Interest credited to interest
      sensitive products                         3,585            3,812
     Interest credited to
      universal life policies                    3,753            3,492
     Accrual of discount on
      investments, net                            (339)            (622)
     Realized (gains) on
      investments, net                            (271)            (344)
     Depreciation                                  112              110
     Amortization of deferred
      policy acquisition costs                   2,812            2,614
     Deferred federal income
      tax expense (benefit)                        872             (732)
  Change in operating assets
   and liabilities:
     Accrued investment (income)                  (267)            (433)
     Policy acquisition costs deferred          (3,242)          (3,067)
     Federal income tax recoverable                235            1,003
     Policy liabilities                         (8,420)          (1,151)
     Other items, net                             (860)          (1,205)
                                              --------         --------
       CASH PROVIDED BY OPERATING ACTIVITIES     1,985            5,285
                                              --------         --------
INVESTING ACTIVITIES
  Purchases of investments:
     Fixed income securities and
      equity securities
      held-to-maturity                              --           (3,038)
     Fixed income securities and
      equity securities
      available-for-sale                       (78,757)         (99,296)
     Mortgage loans and real estate            (22,059)         (10,758)
     Short-term investments, net                (2,035)          (1,766)
  Purchases of furniture,
   equipment and leaseholds                        (68)             (89)
  Sales, maturities, redemptions
   and repayments of investments:
     Fixed income securities
      and equity securities
      held-to-maturity                              --            5,400
     Fixed income securities
      and equity securities
      available-for-sale                        92,846           90,240
     Mortgage loans and real estate             12,400           12,516
     Policy loans, net                           1,685           (1,324)
                                              --------         --------
       CASH PROVIDED (USED) BY
        INVESTING ACTIVITIES                     4,012           (8,115)
                                              --------         --------
FINANCING ACTIVITIES

  Premiums/deposits to
   interest sensitive contracts                    143            3,937
  Withdrawals from interest
   sensitive contracts                          (6,910)          (5,558)
  Receipts from universal life
   policies credited to
   policyholder account balances                 4,943            4,565
  Return of policyholder account
   balances on universal
   life policies                                (3,625)          (3,677)
                                              --------         --------
       CASH USED BY FINANCING ACTIVITIES        (5,449)            (733)
                                              --------         --------

  Increase (decrease) in cash                      548           (3,563)
  Cash at beginning of period                      711            2,545
                                              --------         --------
  Cash (Overdraft) at end of period           $  1,259         $ (1,018)
                                              ========         ========

   The accompanying notes are an integral part of the financial statements.

                     THE MANHATTAN LIFE INSURANCE COMPANY

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements of The Manhattan Life Insurance Company (the Company) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for any interim period are not necessarily indicative of results for the year. The unaudited interim condensed financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Company for the year ended December 31, 1995.

In 1993 the Company announced that a special committee of its independent directors had been formed to consider the fairness of a proposal to eliminate minority interests in the Company's guarantee capital shares by using a reverse stock split to reduce all outstanding minority shares to fractional shares payable in cash. The proposal was made by Union Central.

The reverse stock split is an established method for eliminating minority shareholders. This technique, which is a form of amendment to a corporation's certificate of incorporation pursuant to state law, allows a corporation to reverse split its outstanding shares of stock into a lesser number of outstanding shares of stock. In a situation where a reverse stock split is aimed at eliminating minority shareholders, the corporation may issue one new share of stock in exchange for a number of old shares in excess of the number of such old shares held by the largest minority shareholder. As a result, the holdings of all minority shareholders would be reduced to a fraction of a share for which they would be paid cash in lieu of the issuance of a certificate for such fractional shares.

On October 2, 1996, the Company announced that its Board of Directors unanimously adopted a plan for acquisition of its minority interests in its guarantee capital shares. It is anticipated that the Plan, which would be effective pursuant to a 1 for 303,784 reverse split of the Company's outstanding guarantee capital shares, would result in the elimination of minority shareholder interests and Union Central being the sole remaining holder of the guarantee capital shares of the Company. Pursuant to the Plan, the Company's minority shareholders would receive $7.50 in cash for each guarantee capital share held by them immediately prior to the consummation of the proposed transaction in lieu of the issuance of any fractional new guarantee capital shares resulting from the reverse stock split.

As of September 30, 1996, the Company had 3,341,624 guarantee capital shares issued and outstanding; of these shares, Union Central owned 2,433,345 or approximately 72.8%. It is anticipated the Plan would reduce the number of guarantee capital shares issued and outstanding from 3,341,624 to 8. It is anticipated the remaining 908,279 guarantee capital shares held by shareholders other than Union Central will be exchanged for cash in the aggregate amount of approximately $6,812,000. The par value of the guarantee capital shares will be increased from $2.00 per share to $835,406 per share.

All holders of guarantee capital shares will return their shares to the Company for either new guarantee capital shares or cash. Each holder of guarantee capital shares that returns a group of 303,784 shares together with cash in the amount of $227,838, will receive in exchange one new guarantee capital share. Each holder that returns less than a group of 303,784 guarantee capital shares (including a shareholder who owns in excess of 303,784 guarantee capital shares) will receive $7.50 in cash for each guarantee capital share returned.

                     THE MANHATTAN LIFE INSURANCE COMPANY

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

                                  (Continued)

Pursuant to the exchange, Union Central will return to the Company 2,433,345 guarantee capital shares plus cash of approximately $1,800,000 in exchange for which it will receive 8 new guarantee capital shares and approximately $23,000 in cash for the remaining guarantee capital shares in excess of the amount required for each new guarantee capital share. The Company does not anticipate any of the minority shareholders will accumulate the number of guarantee capital shares required to be exchanged for a new guarantee capital share.

The Company proposes to use funds from the Guarantee Capital Reserve (GCR) of approximately $5,012,000 and Guarantee Capital of approximately $1,800,000 to pay for the guarantee capital shares held by its minority shareholders after the reverse stock split. Union Central will contribute approximately $1,800,000 to the Company's Guarantee Capital; as a result the aggregate amount of capital guaranteed to the Company's policyholders will remain at its current balance of $6,683,000.

Manhattan Life will call a Special Meeting of its shareholders to consider and vote upon the proposed transaction. The proposed transaction is subject to the affirmative vote of shareholders holding at least two-thirds of the outstanding guarantee capital shares. Union Central owns approximately 72.8% of the Company's outstanding guarantee capital shares and, therefore, has sufficient voting power to approve the reverse stock split without the affirmative vote of any other shareholder of the Company. Union Central has advised the Company that it intends to vote its shares in favor of the reverse stock split. The proposed transaction is also subject to review by the New York Insurance Department (the Department). The Company presently expects the proposed transaction will be completed in the fourth quarter of 1996.

As more fully described in Note 4 to the Condensed Financial statements, during first quarter 1995, the company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS
114).

NOTE 2. SHAREHOLDER DIVIDENDS

The payment of cash dividends by the Company to its shareholders is dependent upon compliance with certain regulatory limits and restrictions imposed by the Company's charter. The Company's charter provides for three types of shareholder distributions:

  a) Interest at a specified rate on the par value of the guarantee capital shares issued and outstanding ($195,000 annually),

  b) Interest, at the Company's portfolio earnings rate on invested assets, on the accumulated balance in the GCR, and

  c) A distribution of the shareholders' portion of the Company's profits. Such amounts may, at the discretion of the Company's Board of Directors, be distributed as a stock dividend of additional guarantee capital shares, paid in cash subject to certain limits and prior regulatory approval, or reserved for the benefit of the shareholders in a GCR.

Interest on the guarantee capital shares may be paid in any year dividends are distributed to policyholders and is not subject to prior regulatory approval.

Historically, the shareholders' portion of Company profits has been equal to $1 for every $7 of policyholders' dividends paid on traditional, participating policies. Cash dividends are limited based on the Company's prior year statutory earnings, or increase in statutory surplus, and are further subject to prior approval by the Department. The GCR represents a restricted segment of statutory unassigned surplus, and as such, does not

                     THE MANHATTAN LIFE INSURANCE COMPANY

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

                                  (Continued)

represent a commitment or liability to pay shareholder dividends. For financial statements prepared in accordance with generally accepted accounting principles, the GCR is included in shareholders' equity.

The Company and the Department have agreed to the following guidelines under which shareholder distributions from the GCR would be permitted, subject to prior approval by the Department:

     If the Company's statutory-basis surplus is less than or equal to 9% of its statutory policy reserves, then principal and interest distributions are limited to the lesser of the prior year statutory gain from operations, (after policyholders' dividends and federal income taxes and before realized gains and losses) or the prior year's increase in statutory surplus or,

     If its statutory-basis surplus exceeds 9% of statutory policy reserves, the principal and interest distributions are limited to the greater of the prior year statutory gain from operations, (after policyholders' dividends and federal income taxes and before realized gains and losses) or the prior year increase in statutory surplus.

The foregoing limits are subject to adjustment, by the Department, for unusually large realized gains or the effects of surplus relief reinsurance transactions. Based on the formula described above, no shareholder dividends will be paid in 1996, because the Company recorded both a statutory loss before net realized gains and losses and a decrease in statutory surplus for the year ended 1995. Since the Company plans to eliminate minority interests in the Company's guarantee capital shares by using a reverse stock split to reduce all outstanding minority shares to fractional shares payable in cash, it made no cash dividend payments to its shareholders from principal or interest accumulated in the GCR for the year ended December 31, 1995. See Note 1 of Notes to Condensed Financial Statements for detailed discussion about the reverse stock split.

The balance in the GCR was $16,365,000 and $14,910,000 at September 30, 1996 and December 31, 1995, respectively, and the ratio of the Company's statutory surplus to its policy reserves was 7.68% and 7.70%, respectively. Interest added to the GCR amounted to $925,000, and $707,000 for the nine months ended September 30, 1996, and 1995, respectively, and it was included in the Company's results of operations as a reduction of policyholders' dividends and participation in operations.

The following table summarizes the allocation of the Company's net income between the shareholders and the policyholders:

                                          THREE MONTHS        NINE MONTHS
                                             ENDED               ENDED
                                          SEPTEMBER 30,       SEPTEMBER 30,
                                         1996      1995      1996      1995
                                       ------    ------    ------   -------
                                        (IN THOUSANDS)      (IN THOUSANDS)
Distributable income:
 Net income                            $  469    $  563     $1,413   $1,337
 Policyholders' dividends
   and participation in
   operations                           1,214     2,100      3,414    4,412
 Less interest credited
   to GCR                                (295)     (262)      (925)    (707)
                                       ------    ------     ------  -------
   Distributable income                $1,388    $2,401     $3,902   $5,042
                                       ======    ======    ======   =======

Shareholders' share
 of net income:
 1/8 of distributable income           $  174    $  301    $  488    $  630
    Interest credited to GCR              295       262       925       707
                                       ------    ------    ------   -------

       Net income                      $  469    $  563    $1,413    $1,337
                                       ======    ======    ======   =======

Policyholders' 7/8th share
 of distributable income
 (reported as policyholders'
 dividends and participation
 in operations in the
 Statements of Income)                 $1,214    $2,100    $3,414    $4,412
                                       ======    ======    ======    ======


NOTE 3. SHAREHOLDERS' SHARE OF SURPLUS

The Company is the only existing life insurance company domiciled in New York which has authorized and outstanding guarantee capital shares. Neither applicable New York State law nor the Company's charter contain express provisions establishing the extent of the interest of the holders of the guarantee capital shares in the statutory unassigned surplus (total surplus less guarantee capital shares and GCR) of the Company and there has never been a judicial determination of the extent of such interest. Further, the laws applicable to the Company do not provide for its voluntary liquidation or dissolution; the Company may only be liquidated under the supervision of the New York Superintendent of Insurance in the event of insolvency. In such a liquidation or dissolution, the entire assets of the Company would be used to satisfy claims of creditors and policyholders and there would be no statutory unassigned surplus for distribution to the holders of the guarantee capital shares. Accordingly, in the opinion of counsel to the Company, no unqualified legal opinion can be rendered as to the degree, if any, to which the holders of the guarantee capital shares would be entitled to participate in any current or liquidating distribution of unassigned surplus. However, in the view of such counsel, if there should occur a liquidation or other winding-up of the Company's business in which assets exceeded liabilities on policies and the claims of other creditors, or if there should occur a partial distribution of surplus in the absence of such a liquidation or winding-up, although there are reasonable arguments which could be made to the effect that the entire unassigned surplus would be distributable solely to the policyholders or solely to the shareholders, the more likely outcome if the question should be litigated is that it would be held that one-eighth of the unassigned surplus would be distributable to the shareholders and seven-eighths to the policyholders. See
Note 2 of Notes to Condensed Financial Statements for a discussion of the methodology used to allocate current and accumulated profits between the shareholders and the policyholders in the accompanying financial statements.

                     THE MANHATTAN LIFE INSURANCE COMPANY

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

                                  (Continued)

NOTE 4. ACCOUNTING PRONOUNCEMENTS

During the first quarter of 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors of Impairment of a Loan" (SFAS 114). SFAS 114 was amended by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition" (SFAS 118). SFAS 118 had no impact on the Company's adoption of SFAS 114.

SFAS 114 and SFAS 118 require that an impaired mortgage loan's fair value be measured based on the present value of future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. If the fair value of a mortgage loan is less than the recorded investment in the loan, the difference is recorded as an allowance for mortgage loan losses. The change in the allowance for mortgage loan losses is reported with realized gains or losses on investments. Interest income on impaired loans is accrued on the net reported value of the impaired loans; changes in actual or estimated cash flows are charged or credited to the allowance for mortgage loan losses. The adoption of SFAS 114 had an immaterial effect on the financial statements of the Company.

On November 15, 1995, the Financial Accounting Standards Board (FASB) staff issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115 Special Report). In accordance with provisions in the SFAS 115 Special Report, the Company chose to reclassify all held-to-maturity securities to available-for-sale at December 31, 1995. At the date of transfer, the amortized cost of those securities was $312,690,000, with a market value totaling $325,038,000 ($98,793,000 of mortgage-backed securities and $226,245,000 of corporate bonds). For the nine month period ended September 30, 1996, the amortized cost of the available-for-sale securities was $299,080,000, with a market value totaling $296,143,000 ($87,625,000 of mortgage-backed securities and $208,518,000 of corporate bonds). In addition, there were equity securities classified as available-for-sale with market values totaling $2,000 at December 31, 1995. There were no equity securities held at September 30, 1996.

                     THE MANHATTAN LIFE INSURANCE COMPANY

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

                                  (Continued)

The following table identifies changes in investment value and unrealized gain
(loss) resulting from changes in the market value of investments classified as "Available-for-Sale":


                                        Fixed      Equity
                                     Maturities  Securities      Total
                                     ----------  ----------      -----
                                               (in thousands)

Market Value at September 30, 1996    $296,143      $   --     $296,143
Book Value at September 30, 1996       299,080          --      299,080
                                      --------      ------     --------
Unrealized (Loss) as of
 September 30, 1996:                  $ (2,937)     $   --     $ (2,937)
                                      ========      ======     ========


Market Value at December 31, 1995     $325,038      $    2     $325,040
Book Value at December 31, 1995        312,690           2      312,692
                                      ========      ======     ========
Unrealized Gain as of
 December 31, 1995:                   $ 12,348      $   --     $ 12,348
                                      ========      ======     ========


Change in Unrealized Gain from
 December 31, 1995:                   $(15,285)     $   --     $(15,285)
                                      ========      ======     ========


Shareholders' 1/8 share of
 change in unrealized gain
 from December 31, 1995               $ (1,911)     $   --     $ (1,911)*
                                      ========      ======     ========


Policyholders' 7/8 share
 of change in unrealized gain
 from December 31, 1995               $(13,374)     $   --     $(13,374)*
                                      ========      ======     ========

* The change in unrealized gains (losses) caused shareholders' equity to decrease $1,261 (net of deferred taxes of $650) and policyholders' equity to decrease $8,827 (net of deferred taxes of $4,547) for the nine months ended September 30, 1996.

                     THE MANHATTAN LIFE INSURANCE COMPANY

              NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

                                  (Continued)

NOTE 5. FEDERAL INCOME TAXES

The provision for federal income taxes does not bear the customary relationship to income before taxes due to the presentation of taxes on a total Company basis which is based on the sum of shareholders' and policyholders' share of pretax income. Effectively, 7/8th's of the tax expense is allocated to the policyholders in the final allocation of net income. See the calculation of policyholders' dividends and participation in operations included in Note 2 of Notes to the Condensed Financial Statements.

For the nine months ended September 30, 1996, the policyholders' dividend liability, because of a change in estimate, was reduced by approximately $2,700,000. This caused a $945,000 increase in deferred federal income tax expense. However, because of the unique corporate structure, (see Note 2 and 3 of Notes to the Condensed Financial Statements) the effect on shareholder's net income as a result of this adjustment was limited to 1/8th of the deferred federal income tax expense, $118,000.

The Company is taxed under the life insurance company provisions of the Internal Revenue Code (the Code). Under the Code, a life insurance company's taxable income incorporates income from all sources, including premiums, investment income and certain changes in reserves. Amendments to the Code adopted in 1990 require life insurance companies to capitalize and amortize policy acquisition costs calculated by prescribed formulas. These deferred acquisition costs are determined based on Internal Revenue Service (IRS) prescribed percentages of net premiums which vary by type of policy. Prior tax law permitted these costs to be deducted as they were incurred. By deferring deductions, this law has the effect of increasing the current tax incurred, and decreasing deferred taxes payable by a corresponding amount. This provision of the act resulted in increases in the Company's taxable income of $311,000 and $532,000 for the three months and nine months ended September 30, 1996 compared to $193,000 and $667,000 for the same periods in 1995.

Included in the Condensed Balance Sheets at September 30, 1996 and December 31, 1995 is a net deferred tax asset of $2,762,000 and a net deferred tax liability of $1,563,000, respectively. The shift from a net deferred tax liability to a net deferred tax asset occurred as a result of recording an unrealized loss of $2,937,000 on the Company's investment portfolio at September 30, 1996 compared to an unrealized gain of $12,348,000 at December 31, 1995. (See Note 4 of Notes to Condensed Financial Statements for further information). As discussed in the preceding paragraph, the overall net deferred tax asset is primarily the result of the accumulation of deferred acquisition costs that will be deductible in future periods. Based on offsetting deferred tax credits, taxable income in the carryback period and expected future taxable income, it is management's determination that it is more likely than not that the net deferred tax asset will be realized.

                                    ANNEX A

                          FORM OF PROPOSED AMENDMENT
                             TO AMENDED CHARTER OF
                     THE MANHATTAN LIFE INSURANCE COMPANY

  The first sentence of Section 3 of the Amended Charter of The Manhattan Life Insurance Company shall be amended to read as follows:

    "There shall be an authorized Guarantee Capital of nine million one hundred eighty-nine thousand four hundred sixty-six dollars ($9,189,466) to be divided into eleven (11) shares of the par value of eight hundred thirty-five thousand four hundred six dollars ($835,406) each, which shall be personal property transferable on the books of the Company in conformity with its By-Laws."

                                    ANNEX B

                     OPINION OF BT SECURITIES CORPORATION

As of October 1, 1996

Special Committee of the Board of Directors
Manhattan Life Insurance Company
P.O. Box 5656
Cincinnati, OH 45201

Gentlemen

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the Guarantee Capital Shareholders of Manhattan Life Insurance Company ("MLIC"), other than Union Central Life Insurance Company (the "Public Unaffiliated Shareholders"), of the consideration to be received by the Public Unaffiliated Shareholders in the proposed reverse stock-split (the "Proposed Transaction") pursuant to the Plan for Acquisition of Minority Interests in MLIC adopted on October 2, 1996 by the MLIC Board of Directors (the "Plan"). As set forth more fully in the Plan, in the Proposed Transaction, each Public Unaffiliated Shareholder would be entitled to receive a cash payment of $7.50 for each share of guarantee capital stock, $2.00 par value per share (a "Guarantee Capital Share"), owned by such shareholder, in lieu of the issuance of any fractional shares of guarantee capital stock, $835,406 par value per share (a "New Capital Share") resulting from the Proposed Transaction (the "Transaction Consideration").

  In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of MLIC and we have considered such financial and other factors as we have deemed appropriate, including, among other things, the following:

    (i) reviewed certain publicly available financial statements and other information of the Company;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    (iii) discussed the past and current operations, financial condition and prospects of the Company with the management of the Company and Union Central Life Insurance Company ("UCLIC"), respectively;

    (iv) discussed with the management of UCLIC their reasons for the proposed transaction and their plans for MLIC;

    (v) reviewed certain financial projections for the Company prepared by the management of the Company;

    (vi) reviewed the historical stock prices and trading volumes of the Company's Guarantee Capital Shares;

    (vii) compared certain financial and market data for selected publicly-traded companies in lines of business we considered reasonably comparable to that of the Company;

    (viii) reviewed the terms of certain other acquisitions and transactions, to the extent publicly available, that we believed to be relevant;

    (ix) performed a discounted cash flow analysis of the Company's Guarantee Capital Shares;

    (x) performed a component valuation analysis of the Company's Guarantee Capital Shares;

    (xi) conducted such other financial studies, analyses, and investigations, and considered such other information as BT Securities Corporation ("BTS") deemed necessary and appropriate; and

    (xii) reviewed the Plan.

  We have taken into account our assessment of general economic, market, and financial and other conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the insurance industry generally. Our opinion is necessarily based upon the information made available to us and conditions as they exist and can be evaluated as of the date hereof.

  In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to BTS by the Company or its representatives, or that was otherwise reviewed by BTS, including the accuracy, completeness and fairness of the allocation of income and equity as between the policyholders of the Company and the holders of shares of Capital Stock reflected in the Company's financial statements. We have also assumed, with your permission and on the basis of the views of counsel to the Company described in the notes to the Company's financial statements, that, to the extent any assets of the Company remain after satisfaction of the claims of policyholders and other creditors of the Company in the event of its liquidation or dissolution, the unassigned statutory surplus of the Company would be distributable one-eighth to the holders of Guarantee Capital Shares and seven-eighths to the policyholders of the Company. We have also assumed that such allocations would be applicable in our calculation of statutory book value and adjusted statutory book value. With respect to the financial projections supplied to BTS, BTS has assumed that they were reasonably prepared and reflected the best currently available estimates and judgements of the management of the Company as to the future operating and financial performance of the Company. BTS expressed no opinion with respect to such projections or the assumptions on which they are based. BTS did not assume any responsibility for making and did not make any independent evaluation of the Company's assets or liabilities or any independent verification of any of the information reviewed by BTS.

  We were not requested to solicit, and accordingly have not solicited, third party indications of interest with respect to any transaction with MLIC.

  It is understood that we were retained by the Special Committee, and that our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Public Unaffiliated Shareholders of the Transaction Consideration and does not address the Special Committee's underlying business decision to recommend the Proposed Transaction. This letter does not constitute a recommendation to the Special Committee or to any Public Unaffiliated Shareholder of MLIC with respect to any approval of the Proposed Transaction.

  We have acted as financial advisor to the Special Committee of the Company in connection with this Proposed Transaction and will receive a fee for our services.

  Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Transaction Consideration to be received by the Public Unaffiliated Shareholders in the Proposed Transaction is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          BT Securities Corporation

                                                    /s/ W. Dana LaForge
                                          By: _________________________________
                                                     W. Dana LaForge,
                                                     Managing Director

                                    ANNEX C

SECTION 1206(A)(4) OF THE NEW YORK INSURANCE LAW AND SECTIONS 806(B)(6) AND 623 OF THE NEW YORK BUSINESS CORPORATION LAW

INS. LAW (S) 1206 AMENDMENTS TO CHARTERS AND INCREASE OF CAPITAL OF INSURANCE CORPORATIONS

  (a) Any domestic insurance corporation may amend its charter as follows:

    (4) Notwithstanding any other provisions of this section, if the corporation has a guarantee capital represented by shares, it may amend any provisions of its charter, including, without limitation, the increase, reduction or retirement of its capital and the interest thereon and the increase or decrease in the number or par value of the shares representing its capital, upon filing in the office of the superintendent, with his approval endorsed thereon, a certificate setting forth such amendments which shall become effective upon such filing. The certificate shall have been approved by its board of directors or trustees and consented to by holders of at least two-thirds of its outstanding shares. Such consent shall be given, either in person or by proxy, in writing or by vote at a meeting held on at least twenty days notice. Any holder of shares of guarantee capital not in favor of any such increase, decrease or retirement, who signifies such objection in the manner prescribed by section six hundred twenty-three of the business corporation law, shall have his rights determined in accordance with the provisions of such section of the business corporation law. All provisions of subsection (a) of section four thousand two hundred seven of this chapter shall apply to the payment of any cash dividends from profits to the holders of shares of such guarantee capital.

BUS. CORP. (S) 806 PROVISIONS AS TO CERTAIN PROCEEDINGS

  (b) The following provisions shall apply to amendments and changes under this article, except under section 808 (Reorganization under act of congress):

    (6) A holder of any adversely affected shares who does not vote for or consent in writing to the taking of such action shall, subject to and by complying with the provisions of section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to dissent and to receive payment for such shares, if the certificate of amendment (A) alters or abolishes any preferential right of such shares having preferences; or (B) creates, alters or abolishes any provision or right in respect of the redemption of such shares or any sinking fund for the redemption or purchase of such shares; or (C) alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
  (D) excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

BUS. CORP. (S) 623 PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

  (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

  (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

  (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

  (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

  (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

  (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

  (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by
(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment thereof shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificate for any such shares represented by certificates.

  (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

    (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

    (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

    (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

    (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effect on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

    (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

    (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

    (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

    (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

  (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

    (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

    (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinate to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of the paragraph do not apply.

    (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

  (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

  (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

  (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                                     PROXY
                      SOLICITED BY THE BOARD OF DIRECTORS
                   FOR THE SPECIAL MEETING OF SHAREHOLDERS OF
                      THE MANHATTAN LIFE INSURANCE COMPANY

                                JANUARY 28, 1997

     The undersigned hereby appoints DANIEL J. FISCHER, LARRY R. PIKE, FRANCIS
W. MURRAY, III AND JOHN M. LUCAS or any one of them, proxies, each having power to substitute another person, to vote all the guarantee capital shares, $2.00 par value per share (the "Capital Stock"), of The Manhattan Life Insurance Company (the "Company") held of record on December 18, 1996 at the Special Meeting of Shareholders to be held at the Company's Home Office, 111 West 57th Street, New York, New York on January 28, 1997 at 10:00 a.m., local time, and at any adjournment or postponement of such meeting.

     THIS PROXY MAY BE REVOKED BY A PROXY EXECUTED AT A LATER DATE OR OTHERWISE, AS SET FORTH IN THE COMPANY'S PROXY STATEMENT WHICH ACCOMPANIED THIS CARD.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BELOW BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE REVERSE STOCK SPLIT (AS DESCRIBED IN THE COMPANY'S PROXY STATEMENT DATED DECEMBER 26, 1996).

     (1) FOR [ ] AGAINST [ ] ABSTAIN [ ] the proposal to amend Section 3 of the Company's Amended Charter which would provide for a reduction in the authorized guarantee capital of the Company from 5,000,000 shares of Capital Stock to 11 guarantee capital shares, $835,406 par value per share (the "New Capital Stock"), effect a 303,784 to one reverse stock split of the Capital Stock, whereby each shareholder that surrenders 303,784 shares of Capital Stock and contributes cash in the amount of $227,838 (all of which cash amount will be contributed to the guarantee capital of the Company), will receive in exchange one share of New Capital Stock, and provide for a cash payment in the amount of $7.50 per share of the currently outstanding Capital Stock in lieu of the issuance of any resulting fractional shares of New Capital Stock to shareholders who, after the reverse stock split, own fractional shares of New Capital Stock, all as stated in the Company's Proxy Statement dated December 26, 1996.

     (2) In their discretion, the parties are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                          (Please sign and date on reverse side)


                                        Dated:  __________________, 1996


                                        Signature _________________________

     When signing as Guardian, Executor, Administrator, Attorney, Trustee, etc., please give full title as such. If a corporation, please sign full corporate name and sign name by President or other authorized officer, giving title. If a partnership, sign in partnership name by authorized person's name and title.

                          PLEASE DATE AND SIGN EXACTLY
                       AS THE NAME APPEARS ON THIS PROXY